                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [X] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [ ] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                              IN HOME HEALTH, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [ ] No fee required.

     [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: Common Stock, par value $.03 per share, of In Home Health, Inc. and Series A Preferred Stock, par value $1.00, par value $1.00 per share, of In Home Health, Inc.

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies: 5,540,224 shares of Common Stock and 200,000 shares of Series A Preferred Stock based on the number of shares outstanding on July 31, 2000.

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee of $1,686 was calculated pursuant to Exchange Act Rule 0-11(c)(1), and is the product of multiplying (A) 1/50 of 1% by an amount equal to
         (B) the sum of (x) the product of 5,540,224 shares of Common Stock and 200,000 shares of Preferred Stock, less 3,396,735 shares of Common Stock and 200,000 of Preferred Stock already owned by ManorCare Health Services, Inc. (representing the only shares of the issuer to be exchanged for cash or other consideration in the transaction) by $3.70 per share, and (y) the aggregate amount anticipated to be paid to certain persons holding options to purchase shares of Common Stock in consideration of the cancellation of such options.

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction: $8,431,911.

--------------------------------------------------------------------------------

     (5) Total fee paid: $1,686.

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [x] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid: $1,686

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.: Preliminary Proxy Statement on Schedule 14A


--------------------------------------------------------------------------------

     (3) Filing Party: In Home Health, Inc.

--------------------------------------------------------------------------------

     (4) Date Filed: September 29, 2000

--------------------------------------------------------------------------------

        PRELIMINARY COPY SUBJECT TO COMPLETION, DATED SEPTEMBER 29, 2000

                              IN HOME HEALTH, INC.
                         601 CARLSON PARKWAY, SUITE 500
                        MINNETONKA, MINNESOTA 55305-5214
                                 (952) 449-7500

Dear Shareholder:                                              November 27, 2000

         You are cordially invited to attend a special meeting of shareholders of In Home Health, Inc. to be held at the Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, Minnesota, on Thursday, December 28, 2000 at 9:00 a.m., Central Time.

         At the special meeting, you will be asked to consider and vote upon the approval and adoption of the Agreement and Plan of Merger, dated as of September 13, 2000, by and among ManorCare Health Services, Inc., IHHI Acquisition Corp. and In Home Health, Inc. and the related merger of IHHI Acquisition Corp., a wholly owned subsidiary of ManorCare Health Services, Inc., with and into In Home Health, Inc. In Home Health, Inc. shall continue as the surviving corporation. The merger agreement calls for you to receive $3.70 in cash, without interest, for each of your shares of common stock of In Home Health, Inc. The accompanying proxy statement explains the proposed merger and provides specific information concerning the special meeting. Please read these materials carefully.

         In Home Health Inc.'s board of directors formed a special committee of directors, who have no interest in the transaction other than that one member is Chairman of the Board and Interim Chief Executive Officer and President of In Home Health, Inc. and a holder of In Home Health, Inc. common stock and the other member is a temporary consultant for In Home Health, Inc., (i) to mitigate any conflict of interest in evaluating this merger proposal and (ii) to negotiate the proposals, including the terms of the merger agreement and related agreements, with ManorCare Health Services, Inc. and IHHI Acquisition Corp.

         The board of directors of In Home Health, Inc., acting on the unanimous recommendation of the special committee, has unanimously approved and adopted the merger agreement and declared the merger agreement advisable. The special committee and the entire board of directors believe that the terms and provisions of the merger agreement and the proposed merger are fair to and in the best interests of In Home Health, Inc.'s shareholders (other than ManorCare Health Services, Inc., IHHI Acquisition Corp. and their affiliates). Therefore, THE BOARD OF DIRECTORS, BASED ON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. In reaching its decision, the special committee and the board of directors considered, among other things, the written opinion as of September 12, 2000 of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., the special committee's financial advisor, that the $3.70 per share cash consideration to be received by the shareholders of In Home Health, Inc. (other than ManorCare Health Services, Inc., IHHI Acquisition Corp. and their affiliates) in connection with the merger is fair to them from a financial point of view.

         The proposed merger is an important decision for In Home Health, Inc. and its shareholders. The proposed merger cannot occur unless, among other things, the merger agreement is approved and adopted by the affirmative vote of a majority of the voting power of all outstanding shares of common and preferred stock of In Home Health, Inc. voting as a single class (with each share of common stock being entitled to cast one (1) vote per share and each share of preferred stock being entitled to cast approximately 16.67 votes per share). MANORCARE HEALTH SERVICES, INC. OWNS AND HAS AGREED TO VOTE A MAJORITY OF ALL OUTSTANDING SHARES OF COMMON AND PREFERRED STOCK OF IN HOME HEALTH, INC. IN FAVOR OF THE MERGER. ACCORDINGLY, THE MERGER WILL BE APPROVED AND ADOPTED WITHOUT THE VOTE OF ANY OTHER SHAREHOLDER. Whether or not you plan to attend the special meeting, I urge you to sign, date and promptly return the enclosed proxy card to ensure that your shares will be voted at the special meeting. Failure to return an executed proxy card will constitute, in effect, a vote against approval and adoption of the merger agreement and the transactions contemplated thereby.

         On behalf of the board of directors, I urge you to consider the enclosed materials carefully.

                                   Sincerely,


                                   C. Michael Ford
                                   Chairman of the Board,
                                   Member of the Special Committee and
                                   Interim Chief Executive Officer and President

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


         This notice, proxy statement and proxy are being mailed to In Home Health, Inc.'s shareholders beginning about November 27, 2000.

         PRELIMINARY COPY SUBJECT TO COMPLETION, DATED OCTOBER 30, 2000


                              IN HOME HEALTH, INC.
                         601 CARLSON PARKWAY, SUITE 500
                        MINNETONKA, MINNESOTA 55305-5214
                                 (952) 449-7500

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                         Date:  Thursday, December 28, 2000
                         Time:  9:00 a.m., Central Time
                         Place: Radisson Hotel and Conference Center
                                3131 Campus Drive
                                Plymouth, Minnesota



A special meeting of the shareholders of In Home Health, Inc. is being held for the following purpose:

         - To consider and vote upon the Agreement and Plan of Merger, dated as of September 13, 2000, by and among ManorCare Health Services, Inc., IHHI Acquisition Corp. and In Home Health, Inc., as it may be amended from time to time, and the transactions contemplated thereby, including the merger of IHHI Acquisition Corp. with and into In Home Health, Inc., pursuant to which In Home Health, Inc. shall continue as the surviving corporation and shareholders of the common stock of In Home Health, Inc. (other than ManorCare Health Services, Inc., IHHI Acquisition Corp. and their affiliates) shall receive $3.70 in cash, without interest, for each share of In Home Health, Inc.'s common stock.


         Only shareholders of record on November 24, 2000 are entitled to notice of, and to vote at, the special meeting.


         Shareholders of In Home Health, Inc. who do not vote in favor of the merger agreement may elect to exercise their dissenters' rights and to receive, in cash, the judicially determined fair value of their shares of stock in lieu of the $3.70 per share merger consideration if the merger is completed. Shareholders who wish to dissent must notify In Home Health, Inc. in writing prior to the vote and strictly follow the Minnesota law procedures explained in the accompanying proxy statement.

         The merger is described in the accompanying proxy statement, which you are urged to read carefully. A copy of the Agreement and Plan of Merger is attached as Annex A to the accompanying proxy statement.

                                  By Order of the Board of Directors


                                  C. Michael Ford
                                  Chairman of the Board,
                                  Member of the Special Committee and
                                  Interim Chief Executive Officer and President

Minnetonka, Minnesota
November 27, 2000

                                TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                ----

SUMMARY TERM SHEET................................................................................................1

QUESTIONS AND ANSWERS ABOUT THE MERGER............................................................................2

SUMMARY...........................................................................................................5

   THE SPECIAL MEETING............................................................................................5
   SPECIAL FACTORS................................................................................................5
      RECOMMENDATION OF THE SPECIAL COMMITTEE AND IN HOME HEALTH, INC.'S BOARD OF DIRECTORS.......................5
      FACTORS CONSIDERED BY THE SPECIAL COMMITTEE.................................................................6
      FAIRNESS OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC...................................6
      PURPOSE AND EFFECTS OF THE MERGER...........................................................................7
      INTERESTS OF CERTAIN PERSONS IN THE MERGER..................................................................7
      FINANCING OF THE MERGER.....................................................................................7
   THE MERGER AGREEMENT...........................................................................................7
      THE MERGER CONSIDERATION....................................................................................7
      CONDITIONS TO THE MERGER....................................................................................7
      TERMINATION OF THE MERGER AGREEMENT.........................................................................8
      ACQUISITION PROPOSALS.......................................................................................9
   DISSENTERS' RIGHTS............................................................................................10
   SELECTED CONSOLIDATED FINANCIAL DATA OF IN HOME HEALTH, INC...................................................11

CAUTIONARY STATEMENT REGARDING FORWARD - LOOKING STATEMENTS......................................................13

INFORMATION CONCERNING THE SPECIAL MEETING.......................................................................15

   TIME, PLACE AND DATE..........................................................................................15
   PURPOSE OF THE SPECIAL MEETING................................................................................15
   RECOMMENDATION OF BOARD OF DIRECTORS AND SPECIAL COMMITTEE....................................................15
   RECORD DATE; VOTING AT THE MEETING; QUORUM....................................................................16
   REQUIRED VOTE.................................................................................................16
   VOTING AND REVOCATION OF PROXIES..............................................................................17
   PROXY SOLICITATION............................................................................................17

THE PARTIES......................................................................................................17

   IN HOME HEALTH, INC...........................................................................................17
   MANORCARE HEALTH SERVICES, INC................................................................................18
   IHHI ACQUISITION CORP.........................................................................................18

SPECIAL FACTORS..................................................................................................18

   BACKGROUND OF THE MERGER......................................................................................18
   RECOMMENDATION OF THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS; FAIRNESS OF THE MERGER........................28
      SPECIAL COMMITTEE..........................................................................................28
      BOARD OF DIRECTORS OF IN HOME HEALTH, INC..................................................................32
   OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE.........................................................32
   REPORT OF THIRD PARTY FINANCIAL CONSULTANT TO IN HOME HEALTH, INC.............................................38
   CERTAIN PROJECTIONS...........................................................................................39
      DEVELOPMENT OF THE FINANCIAL PROJECTIONS...................................................................39
      PROJECTIONS RELIED UPON BY HOULIHAN LOKEY IN THEIR FAIRNESS OPINION........................................43
      FINANCIAL PROJECTIONS PREPARED BUT NOT USED BY IN HOME HEALTH, INC.........................................45

   WARNING REGARDING RELIANCE ON FINANCIAL PROJECTIONS...........................................................48
   RECENT DEVELOPMENTS...........................................................................................50
   MANORCARE HEALTH SERVICES, INC.'S PURPOSE AND REASONS FOR THE MERGER..........................................50
   INTERESTS OF CERTAIN PERSONS IN THE MERGER; CERTAIN RELATIONSHIPS.............................................51
      DIRECTORS AND MANAGEMENT OF THE SURVIVING CORPORATION......................................................51
      DETERMINATION OF INDEMNIFICATION ELIGIBILITY...............................................................52
      INDEMNIFICATION AGREEMENTS.................................................................................53
      OFFICER AND DIRECTOR COMPENSATION AND EMPLOYMENT AGREEMENTS................................................53
      OTHER ARRANGEMENTS WITH AFFILIATES.........................................................................53
   ADDITIONAL CONSIDERATION TO BE PAID TO HEARTLAND ADVISORS, INC................................................54
   CERTAIN EFFECTS OF THE MERGER.................................................................................54
   PLANS FOR IN HOME HEALTH, INC. AFTER THE MERGER...............................................................55
   CONDUCT OF THE BUSINESS OF IN HOME HEALTH, INC. IF THE MERGER IS NOT CONSUMMATED..............................55
   ACCOUNTING TREATMENT..........................................................................................56
   FINANCING OF THE MERGER.......................................................................................56
   CERTAIN FEDERAL INCOME TAX CONSEQUENCES.......................................................................56
   FEES AND EXPENSES.............................................................................................57

THE MERGER AGREEMENT.............................................................................................57

   THE MERGER; MERGER CONSIDERATION..............................................................................57
   THE PAYMENT FUND; PAYMENT FOR SHARES OF COMMON STOCK..........................................................58
   TRANSFERS OF COMMON STOCK.....................................................................................59
   TREATMENT OF STOCK OPTIONS....................................................................................59
   CONDITIONS....................................................................................................59
   REPRESENTATIONS AND WARRANTIES................................................................................60
   COVENANTS.....................................................................................................62
   NO SOLICITATION...............................................................................................63
   TERMINATION...................................................................................................64
   FEES AND EXPENSES.............................................................................................65
   AMENDMENT/WAIVER..............................................................................................65

CERTAIN LITIGATION...............................................................................................66

DISSENTERS' RIGHTS...............................................................................................66

MARKET FOR THE COMMON STOCK......................................................................................68

   COMMON STOCK MARKET PRICE INFORMATION; DIVIDEND INFORMATION...................................................68
   COMMON STOCK PURCHASE INFORMATION.............................................................................69

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................................70

DIRECTORS AND MANAGEMENT.........................................................................................72

   IN HOME HEALTH, INC...........................................................................................72
   MANORCARE HEALTH SERVICES, INC. AND IHHI ACQUISITION CORP.....................................................73

INDEPENDENT AUDITORS.............................................................................................73

STOCKHOLDER PROPOSALS............................................................................................73

WHERE YOU CAN FIND MORE INFORMATION..............................................................................73

OTHER BUSINESS...................................................................................................74

AVAILABLE INFORMATION............................................................................................74

ANNEX A: AGREEMENT AND PLAN OF MERGER DATED AS OF SEPTEMBER 13, 2000 BY AND AMONG MANORCARE HEALTH SERVICES, INC., IHHI ACQUISITION CORP. AND IN HOME HEALTH, INC.
ANNEX B:   HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC. FAIRNESS
           OPINION
ANNEX C: SECTIONS OF THE MINNESOTA BUSINESS CORPORATION ACT RELATING TO DISSENTERS' RIGHTS
ANNEX D: DIRECTORS AND EXECUTIVE OFFICERS OF MANOR CARE, INC., MANOR CARE OF AMERICA, INC., MANORCARE HEALTH SERVICES, INC. AND IHHI ACQUISITION CORP.
ANNEX E    SIMIONE CENTRAL CONSULTING, INC. REPORT

                               SUMMARY TERM SHEET

         This Summary Term Sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. We urge you to read this entire proxy statement carefully, including the annexes.

- Stockholder vote - You are being asked to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, by which IHHI Acquisition Corp. will be merged into In Home Health, Inc. The merger agreement must be approved and adopted by the affirmative vote of a majority of the voting power of the outstanding shares of In Home Health, Inc. common and preferred stock. ManorCare Health Services, Inc. has the right to cast approximately 75.8% of the votes entitled to be cast at the special meeting and has agreed to vote for the merger agreement. Consequently, the merger will be approved. The merger agreement is not required to be approved by a majority of the unaffiliated shareholders. See "INFORMATION CONCERNING THE SPECIAL MEETING" beginning on page 15.

- Payment - In the merger, each share of In Home Health, Inc. common stock owned by In Home Health, Inc.'s shareholders (other than ManorCare Health Services, Inc., IHHI Acquisition Corp. and their affiliates) will be converted into the right to receive $3.70 in cash, without interest or other payment thereon. You will not own any In Home Health, Inc. common stock after completion of the merger. See "THE MERGER AGREEMENT" beginning on page 57.

- Parties - The parties to the merger agreement are ManorCare Health Services, Inc., IHHI Acquisition Corp. and In Home Health, Inc. IHHI Acquisition Corp. is a newly formed Minnesota corporation that is wholly owned by ManorCare Health Services, Inc., a Delaware corporation. See "THE PARTIES" beginning on page 17.

- Tax consequences - Generally, the merger will be taxable for U.S. federal income tax purposes. You will recognize taxable gain or loss in the amount of the difference between $3.70 and your adjusted tax basis for each share of In Home Health, Inc. common stock that you own. See "SPECIAL FACTORS--Certain Federal Income Tax Consequences" beginning on page 56.

- Conditions - The merger agreement and the transactions contemplated by the merger agreement are subject to In Home Health, Inc. shareholder approval as well as other conditions, including obtaining necessary consents and approvals and In Home Health, Inc. entering into written agreements regarding stock options with each employee of In Home Health, Inc. who currently holds options to purchase shares of In Home Health, Inc. common stock. The agreements will provide that the employees will surrender all of their unexercised options which will be canceled and the employees will receive an amount of cash equal to the sum of $250.00, plus the number of shares of common stock subject to options surrendered with a purchase or exercise price less than $3.70 per share multiplied by the difference, between $3.70 and the purchase or exercise price, plus the number of shares of common stock subject to options surrendered with a purchase or exercise price of at least $3.70 per share multiplied by $0.10. See "THE MERGER AGREEMENT--Conditions" beginning on page 59.

- After the merger - Upon completion of the merger, ManorCare Health Services, Inc. is expected to own all of the outstanding shares of stock of the surviving corporation. See "SPECIAL FACTORS--Certain Effects of the Merger" beginning on page 54.

- Dissenters' rights - Shareholders who oppose the merger may dissent and seek the fair value of their shares, but only if they comply with all of the Minnesota law procedures explained in this proxy statement. Generally, in order to exercise dissenters' rights, among other things, you must NOT vote in favor of the merger agreement; and you must file with In Home Health, Inc. BEFORE the vote on the merger a written notice of intent to demand the "fair value" of the In Home Health, Inc. common shares you own. SEE "DISSENTERS' RIGHTS" beginning on page 66 and Annex C to this proxy statement.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   WHAT IS THE PROPOSED TRANSACTION?

A: ManorCare Health Services, Inc. will acquire In Home Health, Inc. by merging IHHI Acquisition Corp., a wholly-owned subsidiary of ManorCare Health Services, Inc., into In Home Health, Inc. with In Home Health, Inc. continuing as the surviving corporation.

Q:   WHO ARE MANORCARE HEALTH SERVICES, INC. AND IHHI ACQUISITION CORP.?

A: ManorCare Health Services, Inc. together with its subsidiaries and affiliates, are providers of a range of health care services, including skilled nursing care, assisted living, subacute medical care, rehabilitation therapy, home health care, and management services for subacute care, rehabilitation therapy, vision care, and eye surgery. The most significant portion of the business of ManorCare Health Services, Inc. together with its subsidiaries and affiliates, relates to long-term care, including skilled nursing care and assisted living. IHHI Acquisition Corp. was formed in connection with the proposed merger by ManorCare Health Services, Inc.

Q:   WHAT WILL I RECEIVE IN THE MERGER?

A: Shareholders of In Home Health, Inc. common stock (other than ManorCare Health Services, Inc., IHHI Acquisition Corp. and shareholders who properly exercise their dissenters' rights) will be entitled to receive $3.70 in cash, without interest, for each share of In Home Health, Inc.'s common stock. If you own stock options to purchase shares of In Home Health, Inc. common stock, you will be entitled to receive an amount in cash equal to the sum of:

     -   two-hundred and fifty dollars ($250); plus

     - an amount equal to the number of shares of In Home Health, Inc. common stock subject to options with a purchase or exercise price less than $3.70 per share, multiplied by the difference between $3.70 and the purchase or exercise price for such option as set forth in the applicable option agreement; plus

     - an amount equal to the number of shares of In Home Health, Inc. common stock subject to options with a purchase or exercise price of at least $3.70 per share multiplied by $0.10 (such payment to be net of applicable withholding taxes).

Q: WHY IS THE IN HOME HEALTH, INC. BOARD OF DIRECTORS RECOMMENDING THAT I VOTE FOR THE MERGER AGREEMENT?

A: In the opinion of the board of directors of In Home Health, Inc., based upon the unanimous recommendation of the special committee, the terms and provisions of the merger agreement and the proposed merger are fair to and in the best interests of In Home Health, Inc.'s shareholders (other than ManorCare Health Services, Inc., IHHI Acquisition Corp. and their affiliates), and the board of directors has accordingly unanimously approved and adopted the merger agreement and declared it advisable. To review the background and reasons for the merger in greater detail, see "SPECIAL FACTORS--Background of the Merger" pages 18 to 28.

Q: SINCE CERTAIN MEMBERS OF THE BOARD OF DIRECTORS ARE ALSO OFFICERS AND DIRECTORS OF MANORCARE HEALTH SERVICES, INC., WHAT CONFLICTS OF INTEREST DOES THE BOARD OF DIRECTORS HAVE IN RECOMMENDING APPROVAL AND ADOPTION OF THE MERGER AGREEMENT?

A: Two of the four members of the board of directors have a conflict of interest in recommending approval and adoption of the merger agreement because they are officers and directors of ManorCare Health Services, Inc. or of one of its subsidiaries or affiliates. To counteract this conflict of interest, the board of directors' recommendation is based on the unanimous recommendation of the special committee, which consisted of those directors who have no relationship to ManorCare Health Services, Inc. and, as such, did not have a conflict of interest in making the recommendation. To review the factors considered by the special committee and the board of directors in approving and adopting the merger agreement, see "SPECIAL FACTORS--Recommendation of the Special Committee and Board of Directors; Fairness of the Merger" pages 28 to 32.

Q: HOW DID THE BOARD OF DIRECTORS CONCLUDE THE PRICE PER SHARE I WILL RECEIVE IN THE PROPOSED MERGER IS FAIR TO ME?

A: The board of directors formed a special committee consisting of two directors, who have no interest in the transaction other than that one director is Chairman of the Board and Interim Chief Executive Officer and President of In Home Health, Inc. and is a holder of In Home Health, Inc. common stock and the other director is a temporary consultant to In Home Health, Inc., to evaluate and negotiate the terms of the merger agreement with ManorCare Health Services, Inc.

     The special committee independently selected and retained its own legal and financial advisors to assist it in the negotiation and evaluation of the merger agreement. In addition, the special committee received an opinion from Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey"), its financial advisor, on which the special committee and the entire board of directors relied, that as of its date the $3.70 per share of common stock you will receive in the proposed merger is fair to you from a financial point of view (assuming you are a person other than ManorCare Health Services, Inc., IHHI Acquisition Corp. or an affiliate of either). Among other factors, the special committee also reviewed and considered:

     -   historical trading data;

     - the likely future prospects for In Home Health, Inc. and the shareholders' ability to benefit from those prospects;

     - a report provided by Simione Central Consulting, Inc., a third party financial consultant to In Home Health, Inc. ("Simione Central"), regarding whether the underlying assumptions and methodologies used by In Home Health, Inc. provided a reasonable basis for In Home Health, Inc.'s financial projections; and

     - the fact that $3.70 is higher than $3.375, the price paid for In Home Health, Inc. common stock in arm's length transactions between ManorCare Health Services, Inc. and three shareholders on June 28 and 29, 2000, one of which was for a block of In Home Health, Inc. common stock which gave ManorCare Health Services, Inc. a majority of the In Home Health, Inc. common stock. See "SPECIAL FACTORS--Additional Consideration to be Paid to Heartland Advisors, Inc." on page 54.

Q: WHAT ARE THE DISADVANTAGES TO ME OF MERGING IN HOME HEALTH, INC. WITH IHHI ACQUISITION CORP.?

A: Following the proposed merger, you will no longer be a shareholder of In Home Health, Inc. and therefore will no longer benefit from the earnings or growth of In Home Health, Inc.

Q:   WHAT VOTE IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT?

A: The holders of a majority of the voting power of all outstanding shares of In Home Health, Inc.'s common and preferred stock, voting as a single class, must vote to approve and adopt the merger agreement (with each share of preferred stock being entitled to cast approximately 16.67 votes per share). As of the record date, ManorCare Health Services, Inc. owned approximately 61.3% of In Home Health, Inc.'s common stock in the aggregate and 100% of In Home Health, Inc.'s preferred stock in the aggregate, all of which it has agreed to vote in favor of the merger agreement. Accordingly, ManorCare Health Services, Inc. has the right to cast approximately 75.8% of the votes entitled to be cast at the special meeting. This fact assures that the merger agreement will be approved and adopted at the special meeting. However, this proxy statement is being sent to you to comply with the Securities Exchange Act of 1934, as amended, and the Minnesota Business Corporation Act.

Q:   WHAT DO I NEED TO DO NOW IF I AM IN FAVOR OF THE MERGER?

A: Please mark your vote on and sign, date and mail your proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting or attend the special meeting.

Q:   WHAT RIGHTS DO I HAVE IF I OPPOSE THE MERGER?

A: Shareholders who oppose the merger may dissent and seek the fair value of their shares, but only if they comply with all of the Minnesota law procedures explained on pages 66 to 68 and in Annex C to this proxy statement. Generally, in order to exercise dissenters' rights, among other things:

     -   you must NOT vote in favor of the merger agreement; and

     - you must file with In Home Health, Inc. BEFORE the vote on the merger a written notice of intent to demand the "fair value" of the In Home Health, Inc. common shares you own.

Q:   WHO CAN VOTE ON THE MERGER?


A: All shareholders of record as of the close of business on November 24, 2000 will be entitled to notice of, and to vote at, the special meeting to approve and adopt the merger agreement and the transactions contemplated thereby.



Q:   SHOULD I SEND MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send you a transmittal form and written instructions for exchanging your stock certificates.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will ONLY vote your shares if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:   MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. Just send in a written revocation or another signed proxy card with a later date to In Home Health, Inc., at 601 Carlson Parkway, Suite 500, Minnetonka, Minnesota 55305-5214, Attention: C. Michael Ford, Interim Chief Executive Officer and President, so that it is received BEFORE the vote at the special meeting.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible. If the merger agreement is approved and adopted and the other conditions to the merger are satisfied, we expect to complete the merger shortly after the special meeting.

Q:   WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ME?

A: You will recognize taxable gain or loss in an amount equal to the difference between the cash consideration you receive in the merger and your tax basis in In Home Health, Inc. common stock surrendered in the merger. To review the federal income tax consequences to shareholders in greater detail, see "SPECIAL FACTORS--Certain Federal Income Tax Consequences" on pages 56 to 57. We urge you to consult your own financial and tax advisor to better understand how the merger will affect your specific tax situation.

Q:   WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?

A: We do not expect that any other matters will be voted upon at the special meeting.

Q:   WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have more questions about the merger or would like additional copies of this proxy statement, you should contact C. Michael Ford, Interim Chief Executive Officer and President of In Home Health, Inc. at (952) 449-7500.

                                     SUMMARY

         The following summary highlights selected information contained elsewhere in this proxy statement. This summary may not contain all of the information that is important to you, and is qualified in its entirety by the more detailed information contained elsewhere in this proxy statement, including the annexes to it, and in the documents incorporated by reference. To understand the proposed merger fully and for a more complete description of the terms of the proposed merger, you should read carefully this entire proxy statement, including the annexes to it, and the documents incorporated by reference.

THE SPECIAL MEETING (SEE PAGE 5)


     A special meeting of shareholders of In Home Health, Inc. will be held at 9:00 a.m., Central Time, on Thursday, December 28, 2000 at the Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, Minnesota. At the special meeting, you will be asked to consider and vote on a proposal to approve and adopt the merger agreement described in this proxy statement.

     Only holders of shares of In Home Health, Inc. common and preferred stock who are holders at the close of business on the record date, November 24, 2000, will be entitled to notice of, and to vote at, the special meeting. As of the record date there were [5,540,224] shares of common stock outstanding and entitled to vote held by approximately [1,086] shareholders of record and 200,000 shares of preferred stock outstanding and entitled to vote, all of which are held by ManorCare Health Services, Inc. Each share of common stock is entitled to cast one (1) vote per share. Each share of preferred stock is entitled to cast approximately 16.67 votes per share.

     Minnesota law requires that the holders of a majority of the voting power of all outstanding shares of In Home Health, Inc. common and preferred stock vote to approve and adopt the merger agreement. As of the record date, ManorCare Health Services, Inc. owned 3,396,735 shares of In Home Health, Inc. common stock in the aggregate, representing approximately 61.3% of the outstanding shares of common stock as of the record date and 200,000 shares of preferred stock in the aggregate, representing 100% of the outstanding shares of preferred stock as of the record date. Based on the number of shares outstanding on the record date, [8,873,558] votes are eligible to be cast at the special meeting. ManorCare Health Services, Inc. has the right to cast approximately 75.8% of the votes entitled to be cast at the special meeting all of which it has agreed to vote in favor of the merger agreement. This fact assures that the merger agreement will be approved and adopted at the special meeting. However, this proxy statement is being sent to you to comply with the requirements of the Securities Exchange Act of 1934, as amended, and the Minnesota Business Corporation Act. To review a more detailed description of the interests of ManorCare Health Services, Inc., see "INFORMATION CONCERNING THE SPECIAL MEETING--Required Vote" pages 15 to 16.


SPECIAL FACTORS (SEE PAGE 18)

     RECOMMENDATION OF THE SPECIAL COMMITTEE AND IN HOME HEALTH, INC.'S BOARD OF DIRECTORS (SEE PAGE 28)

     On July 10, 2000, ManorCare Health Services, Inc. sent a letter to the Chairman of the Board of In Home Health, Inc., C. Michael Ford, regarding its desire to negotiate a business combination with In Home Health, Inc. in which In Home Health, Inc. would be acquired by ManorCare Health Services, Inc. The board of directors sought to mitigate the potential conflicts of interest involved by forming a special committee of directors who are not affiliated with ManorCare Health Services, Inc. and have no interest in the transaction other than that one director is Chairman of the Board and Interim Chief Executive Officer and President of In Home Health, Inc. and is a holder of In Home Health, Inc. common stock and the other director is a temporary consultant to In Home Health, Inc., to receive, study, negotiate and make recommendations to the board of directors in connection with any proposed acquisition of In Home Health, Inc. by ManorCare Health Services, Inc. The special committee is comprised of Mr. Ford and Eugene Terry. Mr. Terry is the Chairman of the special committee. Each is a director of In Home Health, Inc. and is not and will not become a director or officer of ManorCare Health Services, Inc. or remain as a director of the surviving company following the merger.

     The board of directors, acting on the unanimous recommendation of the special committee, unanimously approved and adopted the merger agreement and declared it advisable. The board of directors recommends that you vote to approve and adopt the merger agreement and the transactions contemplated thereby. The board of directors believes that the merger and the terms and provisions of the merger agreement (including the $3.70 per share cash purchase price) are fair to and in the best interests of In Home Health, Inc.'s shareholders (other than ManorCare Health Services, Inc., IHHI Acquisition Corp. and their affiliates).

     FACTORS CONSIDERED BY THE SPECIAL COMMITTEE  (SEE PAGE 28)

     In reaching its decision to approve and adopt, and recommend approval and adoption of, the merger agreement, the special committee considered a number of factors. These include, among others, the following:

     - the belief that the merger will provide In Home Health, Inc. shareholders a premium for their shares based on the fact that the $3.70 per share to be received by In Home Health, Inc.'s shareholders in the merger is higher than $3.375, the price paid for In Home Health, Inc. common stock in arm's length transactions between ManorCare Health Services, Inc. and three shareholders on June 28 and 29, 2000. One such arm's length transaction was for a block of In Home Health, Inc. common stock which gave ManorCare Health Services, Inc. a majority of the In Home Health, Inc. common stock. See "SPECIAL FACTORS--Additional Consideration to be Paid to Heartland Advisors, Inc." on page 54.

     - the fact that the $3.70 per share represents a 88% premium over the closing price ($1.969) of In Home Health, Inc. common shares on May 31, 2000, the day before the public announcement of the receipt of ManorCare Health Services, Inc.'s letter to In Home Health, Inc. demanding a special meeting;

     - the fact that withdrawal of ManorCare Health Services, Inc.'s offer would likely have an adverse impact on the market price of the common stock and future liquidity of the common stock;

     - the fact that In Home Health, Inc. may not have sufficient independent directors to comply with the rules of the Nasdaq Stock Market and may be de-listed;

     - the fact that no competing bidder is likely to emerge given that ManorCare Health Services, Inc. owns 61.3% of the outstanding common stock of In Home Health, Inc. and 100% of the outstanding preferred stock of In Home Health, Inc. and has the right to cast 75.8% of the votes entitled to be cast regarding any merger, consolidation or exchange agreement concerning In Home Health, Inc.;

     - the presentation of Houlihan Lokey, the financial advisor to In Home Health, Inc., at a meeting of the special committee on September 12, 2000, including the opinion of Houlihan Lokey that the consideration to be received by the shareholders of In Home Health, Inc. (other than ManorCare Health Services, Inc., IHHI Acquisition Corp. and their affiliates) in connection with the merger is fair to them from a financial point of view;

     - a report provided by Simione Central, a third party financial consultant to the special committee, regarding whether the underlying assumptions and methodologies used by In Home Health, Inc. provided a reasonable basis for In Home Health, Inc.'s financial projections;

     - the fact that a significant portion of the preferred stock becomes subject to redemption in October, 2000 and viable financing alternatives have not been identified;

     - the limitations In Home Health, Inc. suffered and would likely continue to suffer as a public company, including its limited trading volume, limited recognition in its trading group and lack of institutional sponsorship, as well as lack of research attention from analysts, all of which adversely affect the trading market and the value of In Home Health, Inc. common stock.

     Additional factors considered by the special committee are set forth on pages 28 to 32.

     FAIRNESS OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC. (SEE PAGE 32)

     At a meeting of the special committee held on September 12, 2000, Houlihan Lokey rendered its oral opinion to the special committee that, as of such date and based on and subject to the assumptions, factors and limitations stated therein, the $3.70 per share cash consideration to be received by shareholders of In Home Health, Inc. (other than ManorCare Health Services, Inc., IHHI Acquisition Corp. and their affiliates) in connection with the merger is fair to them from a financial point of view. Such opinion was subsequently confirmed in writing and is dated September 12, 2000. The Houlihan Lokey opinion is included as Annex B at the end of this proxy statement. Please read this opinion carefully.

     PURPOSE AND EFFECTS OF THE MERGER  (SEE PAGE 7)

     The purpose of the merger is to permit ManorCare Health Services, Inc. to acquire all of the shares of In Home Health, Inc.'s common stock and as a result In Home Health, Inc. common stock will cease to be listed for trading on the Nasdaq National Market or any securities exchange or automated quotation system. If the merger is completed, each share of IHHI Acquisition Corp. common stock shall be converted into and become one share of common stock of the surviving corporation. In Home Health, Inc. common stock would cease to be publicly traded and would be canceled and retired and cease to exist and holders of In Home Health, Inc. common stock (other than ManorCare Health Services, Inc., IHHI Acquisition Corp.) will be entitled to receive $3.70 per share in cash, without interest, provided that any shareholders who properly dissent from the merger will be entitled to seek the fair value of their shares in accordance with the Minnesota law requirements explained in this proxy statement. Following the merger, all of the outstanding capital stock of the surviving corporation in the merger would be owned by ManorCare Health Services, Inc.

     INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 51)

     ManorCare Health Services, Inc. and certain directors of In Home Health, Inc. who are also directors and officers of ManorCare Health Services, Inc. or its affiliates have relationships or interests in the merger that are different from your interests as a shareholder or that may present a conflict of interest. The special committee was aware of these interests and considered them in recommending and approving the merger agreement.

     Upon consummation of the merger, the shareholders of ManorCare Health Services, Inc. will indirectly own 100% of the outstanding common stock of the surviving corporation. Such ownership will arise from the conversion, upon the consummation of the merger, of all of the outstanding shares of common stock of IHHI Acquisition Corp., a wholly owned subsidiary of ManorCare Health Services, Inc., into all of the outstanding shares of common stock of the surviving corporation.

     FINANCING OF THE MERGER (SEE PAGE 7)

     At the closing of the merger, ManorCare Health Services, Inc. and IHHI Acquisition Corp. expect to pay aggregate consideration of approximately $8,431,911 to the holders of In Home Health, Inc.'s common stock (other than ManorCare Health Services, Inc., IHHI Acquisition Corp. and their affiliates) and holders of options to purchase shares of In Home Health, Inc. common stock to acquire 100% of In Home Health, Inc. common stock and to cash out all In Home Health, Inc. stock options which will be financed from ManorCare Health Services, Inc.'s working capital. The parties anticipate that In Home Health, Inc., ManorCare Health Services, Inc. and IHHI Acquisition Corp. will require approximately $1,250,000 to pay for In Home Health, Inc.'s, ManorCare Health Services, Inc.'s and IHHI Acquisition Corp.'s expenses and costs relating to the merger agreement and the transactions contemplated thereby.

THE MERGER AGREEMENT

     THE MERGER CONSIDERATION

     If the merger is completed and you did not properly exercise your dissenters' rights, you will be entitled to receive $3.70 per share in cash for each share of In Home Health, Inc. common stock you own, without interest.

     CONDITIONS TO THE MERGER (SEE PAGE 59)

     A number of conditions must be satisfied before any of In Home Health, Inc., ManorCare Health Services, Inc. or IHHI Acquisition Corp. is obligated to complete the merger, including, among others, the following:

     - the merger must be approved and adopted by a majority of the voting power held by the shareholders of In Home Health, Inc.; and

     - there must be no legal or judicial restraints or prohibitions preventing completion of the merger.

     Pursuant to the merger agreement, ManorCare Health Services, Inc. agrees to vote, or cause to be voted, all of the shares of In Home Health, Inc. common and preferred stock owned by ManorCare Health Services, Inc., IHHI Acquisition Corp. or any of its other subsidiaries and affiliates in favor of the approval and adoption of the merger agreement.

     Additional conditions must be satisfied by In Home Health, Inc. or waived before either ManorCare Health Services, Inc. or IHHI Acquisition Corp. is obligated to complete the merger, including:

     - In Home Health, Inc. must have performed or complied with all covenants to be performed or complied with by In Home Health, Inc. pursuant to the terms of the merger agreement.

     - The representations and warranties made by In Home Health, Inc. in the merger agreement must be true and correct in all material respects, except as qualified by materiality or material adverse effect.

     - In Home Health, Inc. shall have entered into written agreements regarding stock options, with each employee of In Home Health, Inc. who currently holds options to purchase shares of In Home Health, Inc. common stock. The agreements will provide that the employees will surrender all of their unexercised options which will be canceled and the employees will receive an amount of cash equal to the sum of $250.00, plus the number of shares of common stock subject to options surrendered with a purchase or exercise price less than $3.70 per share multiplied by the difference between $3.70 and the purchase or exercise price, plus the number of shares of common stock subject to options surrendered with a purchase or exercise price of $3.70 or greater per share multiplied by $0.10.

     Additional conditions must be satisfied by ManorCare Health Services, Inc. and IHHI Acquisition Corp. or waived before In Home Health, Inc. is obligated to complete the merger, including:

     - ManorCare Health Services, Inc. and IHHI Acquisition Corp. must have performed or complied with all covenants to be performed or complied with by them pursuant to the terms of the merger.

     - The representations and warranties made by ManorCare Health Services, Inc. and IHHI Acquisition Corp. in the merger agreement must be true and correct in all material respects, except as by materiality or material adverse effect.

     TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 64)

     The In Home Health, Inc. special committee and the ManorCare Health Services, Inc. board of directors may mutually agree at any time (including any time after the special meeting) to terminate the merger agreement. In addition, either the In Home Health, Inc. special committee or ManorCare Health Services, Inc. may terminate the merger agreement if:

     -   the merger has not been completed by January 31, 2001; or

     -   a final court order or other governmental action prohibits the merger.

     The ManorCare Health Services, Inc. board of directors may also terminate the merger agreement if:

     - the conditions to ManorCare Health Services, Inc.'s and IHHI Acquisition Corp.'s obligation to effect the merger have not been satisfied on or prior to the earlier to occur of the closing of the merger or November 30, 2000.

     In Home Health, Inc. may also terminate the merger agreement, prior to the shareholders' approval of the merger agreement, if:

     -   In Home Health, Inc. receives a superior proposal from a third party;

     - the board of directors of In Home Health, Inc. conclude that failure to enter into an agreement with respect to such superior proposal presented by a third party would result in non-compliance by the board of directors of In Home Health, Inc. with its fiduciary duties to shareholders of In Home Health, Inc.;

     - In Home Health, Inc. has given IHHI Acquisition Corp. and ManorCare Health Services, Inc. written notice at least five (5) days prior to the earlier of such determination and the entering into such agreement;

     - simultaneously with such termination, In Home Health, Inc. enters into such third party superior proposal; and

     - In Home Health, Inc. pays to ManorCare Health Services, Inc. cash in the amount equal to the sum of all reasonable out of pocket costs and expenses incurred by or on behalf of ManorCare Health Services, Inc. and/or IHHI Acquisition Corp. in connection with or related to the merger agreement and the transactions contemplated thereby, including without limitation, the merger, plus $70,000.

     ACQUISITION PROPOSALS (SEE PAGE 9)

     In the merger agreement, In Home Health, Inc. agrees to cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any person or entity conducted by In Home Health, Inc. or any of its respective officers, directors, employees, agents or representatives with respect to any proposed, potential or contemplated proposal or offer for tender or exchange offer, merger consolidation or other business combination involving In Home Health, Inc., or any proposal to acquire in any manner an equity interest which could result in such party having a direct or indirect equity interest in or acquiring all or a material portion of the assets of In Home Health, Inc., other than the transactions contemplated by the merger agreement. In the merger agreement, In Home Health, Inc. also agrees from and after the date of the merger agreement that, without the prior written consent of IHHI Acquisition Corp., In Home Health, Inc. will not and will not authorize or permit any of its respective officers, directors, employees, agents or representatives to, directly or indirectly, solicit, initiate or encourage or take any other action reasonably designed to facilitate any inquiries or the making of any proposal which constitutes or would reasonably be expected to lead to a contemplated proposal or offer for tender or exchange offer, merger consolidation or other business combination involving In Home Health, Inc., or any proposal to acquire in any manner an equity interest which could result in such party having a direct or indirect equity interest in or acquiring all or a material portion of the assets of In Home Health, Inc., other than the transactions contemplated by the merger agreement.

     In Home Health, Inc. may engage in discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, by or with In Home Health, Inc. or any of its respective officers, directors, employees, agents or representatives) seeks to initiate such discussions or negotiations and may furnish such third party information concerning In Home Health, Inc. and its business, properties and assets if, and only to the extent that:

     - the third party has first made a bona fide acquisition proposal to the board of directors of In Home Health, Inc. in writing prior to the date upon which the merger agreement shall have been approved and adopted by the required vote of the shareholders of In Home Health, Inc.;

     - In Home Health, Inc.'s board of directors conclude in good faith (after consultation with its financial advisor) that the transaction contemplated by such acquisition proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the such acquisition proposal and the party making such acquisition proposal, and could, if consummated, reasonably be expected to result in a transaction more favorable to In Home Health, Inc.'s shareholders from a financial point of view than the merger contemplated by the merger agreement; and

     - In Home Health, Inc.'s board of directors shall have concluded in good faith, after considering applicable provisions of state law, and after consultation with outside counsel, that such action is required for the board of directors to act in a manner consistent with its fiduciary duties under applicable law.

In Home Health, Inc. shall as promptly as practicable notify ManorCare Health Services, Inc. and IHHI Acquisition Corp. of the following:

     - that In Home Health, Inc. has received a bona fide acquisition proposal from a third party;

     - that In Home health, Inc. is permitted to furnish information to, or to enter into discussions or negotiations with, such third party pursuant to the merger agreement; and

     - of the identity of the third party making such acquisition proposal and of all the terms and conditions of such proposal.

In Home Health, Inc. shall keep ManorCare Health Services, Inc. and IHHI Acquisition Corp. reasonably informed of the status and material terms of such acquisition proposal and promptly advise the third party making such acquisition proposal that In Home Health, Inc. will not participate in negotiations or discussions with or provide information to such third party, unless and until such third party authorizes In Home Health, Inc. to notify ManorCare Health Services, Inc. and IHHI Acquisition Corp. of the acquisition proposal and of the identity of the third party making such acquisition proposal and of all the terms and conditions of such proposal.

DISSENTERS' Rights (see page 66)

     Any shareholder who does not wish to accept $3.70 per share cash consideration in the merger has the right under Minnesota law to dissent from the merger and obtain payment in cash for the "fair value" of the In Home Health, Inc. common shares owned by such shareholder after the merger is completed. These "dissenters' rights" are subject to a number of restrictions and technical requirements. Generally, in order to exercise dissenters' rights, among other things:

     -   you must NOT vote in favor of the merger agreement; and

     - you must file with In Home Health, Inc., at 601 Carlson Parkway, Suite 500, Minnetonka, Minnesota 55305-5214, Attention: C. Michael Ford, Interim Chief Executive Officer and President, BEFORE the vote on the merger a written notice of intent to demand the "fair value" of the In Home Health, Inc. common shares you own.

     Merely voting against the merger agreement without delivering the appropriate notice to In Home Health, Inc. will not preserve your dissenters' rights under Minnesota law. A beneficial owner of shares of common stock who is not the record owner of such shares may assert dissenters' rights as to shares held on such person's behalf, provided that such beneficial owner submits a written consent of the record owner to In Home Health, Inc. at or before the time such rights are asserted and the shares that are beneficially owned are not voted in favor of the merger. Annex C to this proxy statement contains the Minnesota statutes relating to your dissenters' rights. Failure to follow all of the steps required by this statute will result in the loss of your dissenters' rights.

SELECTED CONSOLIDATED FINANCIAL DATA OF IN HOME HEALTH, INC.

                  The following table sets forth selected consolidated financial data for In Home Health, Inc. as of and for each of the five fiscal years ended September 30, 1999, and as of and for the nine month periods ended June 30, 1999 and 2000. No separate financial information is provided for ManorCare Health Services, Inc. or IHHI Acquisition Corp. since the offer is not contingent upon financing and IHHI Acquisition Corp. is a special purpose entity formed in connection with the proposed merger and has no independent operations. No pro forma data giving effect to the proposed merger is provided because In Home Health, Inc. does not believe such information is material to shareholders in evaluating the proposed merger agreement because (i) the proposed merger consideration is all cash and (ii) if the proposed merger is completed, the common stock of In Home Health, Inc. would cease to be publicly traded.

                  The financial information for In Home Health, Inc. as of and for each of the five fiscal years ended September 30, 1999, has been derived from audited consolidated financial statements of In Home Health, Inc. previously filed with the Securities and Exchange Commission. The financial information for In Home Health, Inc., as of and for the nine month periods ended June 30, 1999 and 2000, has been derived from unaudited consolidated financial statements of In Home Health, Inc. previously filed with the Securities and Exchange Commission. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and the Consolidated Financial Statements of In Home Health, Inc. and the notes thereto included in In Home Health, Inc.'s Annual Reports on Form 10-K for the five fiscal years ended September 30, 1999, and In Home Health, Inc.'s Quarterly Reports on Form 10-Q for the nine month periods ended June 30, 2000 and 1999.


                                                                                           FOR THE NINE    FOR THE NINE
                                                                                               MONTH         MONTH
                                                FOR THE FISCAL YEARS ENDED                  PERIOD ENDED  PERIOD ENDED
                                                      SEPTEMBER 30                            JUNE 30,      JUNE 30,
                               1995         1996         1997(1)       1998         1999         1999         2000
                             ---------------------------------------------------------------------------------------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue                      $ 129,816    $ 125,086    $ 110,139    $  97,008    $  80,046    $  59,815    $  71,299
Operating Expenses:
   Direct costs of revenue
   (primarily payroll
   related costs)               74,082       67,108       70,570       53,885       43,312       32,338       40,844
   General, administrative
   and selling expenses         51,960       59,792       59,560       41,173       33,891       25,473       28,330
   Restructuring charge
   (credit)                         --           --        2,476         (499)        (267)        (198)          --
                             ---------    ---------    ---------    ---------    ---------    ---------    ---------
         Total operating
         expenses              126,042      126,900      132,606       94,559       76,936       57,613       69,174
                             ---------    ---------    ---------    ---------    ---------    ---------    ---------
Income (Loss) From
  Operations                     3,774       (1,814)     (22,467)       2,449        3,110        2,202        2,125
Net interest  (expense)
  income                          (767)         649          530        1,001        1,132          846          849
Income (loss) before
  income taxes                   3,007       (1,165)     (21,937)       3,450        4,242        3,048        2,974
                             ---------    ---------    ---------    ---------    ---------    ---------    ---------
Income tax expense
  (benefit)                      1,386         (183)      (1,780)          --           --           --       (1,853)
                             ---------    ---------    ---------    ---------    ---------    ---------    ---------
Net income (loss)            $   1,621    $    (982)   $ (20,157)   $   3,450    $   4,242    $   3,048    $   4,827
                             =========    =========    =========    =========    =========    =========    =========
Net income (loss)
  available to common
  shareholders               $   1,621    $  (3,501)   $ (22,852)   $     803    $   1,644    $   1,100        2,877
                             ---------    ---------    ---------    ---------    ---------    ---------    ---------

Basic earnings (loss) per
  share(2)                   $    0.30    $   (0.64)   $   (4.19)   $    0.15    $    0.30    $     .20         0.52
                             ---------    ---------    ---------    ---------    ---------    ---------    ---------

Diluted earnings (loss)
  per share(2)               $    0.30    $   (0.64)   $   (4.19)   $    0.15    $    0.30    $     .20    $    0.51
                             ---------    ---------    ---------    ---------    ---------    ---------    ---------


--------
(1) Fiscal 1997 revenue was reduced by $17,101,000 due to Medicare reserve adjustments. See Note 5 to the financial statements on Form 10-K for the fiscal year ended September 30, 1999, incorporated by reference.

(2) Number reflects the one-for-three reverse stock split effective December 1, 1998.

                                               AS OF THE FISCAL YEARS ENDED        AS OF      AS OF
                               ----------------------------------------------------------------------
                                                   SEPTEMBER 30                   JUNE 30,   JUNE 30,
                                 1995       1996      1997     1998       1999     1999       2000
                               ----------------------------------------------------------------------
                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Current Assets                  $21,394   $44,053   $34,004   $37,299   $35,017   $32,897   $34,436

Total Assets                    $57,559   $82,683   $50,224   $48,360   $48,149   $42,781   $50,271

Current Liabilities             $21,289   $33,170   $25,008   $23,076   $21,335   $16,539   $20,559

Long-Term Debt                  $ 2,443   $ 1,080   $   278   $    44   $    43   $    48   $    28

Redeemable Convertible
Preferred Stock                 $    --   $18,766   $19,061   $12,584   $12,782   $12,732   $12,932

Shareholders' Equity            $30,509   $26,758   $ 3,588   $11,129   $12,839   $12,229   $15,751


                  The ratio of In Home Health, Inc.'s combined fixed charges and preference security dividends to earnings for each of the fiscal years ended September 30, 1999, 1998, 1997, 1996 and 1995, was 1.05, 0.88, (4.46), (0.06)
and 3.53, respectively, and at June 30, 2000 was 0.99. For fiscal years 1998, 1997 and 1996, the deficiency of earnings to combined fixed charges and preference security dividends was $550, $25,937 and $4,920, respectively. At June 30, 2000, In Home Health, Inc.'s book value per share of common stock was $2.84.

                         CAUTIONARY STATEMENT REGARDING
                          FORWARD - LOOKING STATEMENTS

     This proxy statement contains or incorporates by reference forward-looking statements and information relating to In Home Health, Inc. that are based on the opinions of In Home Health, Inc.'s management as well as assumptions made by and information currently available to In Home Health, Inc., including multiple financial projections for future periods based on various assumptions. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts, including statements regarding the completion of the proposed merger. When used in this document, the words "anticipate," "believe," "estimate," "expect," "plan," "intend," "project," "predict," "may," and "should" and similar expressions, are intended to identify forward-looking statements. Such statements reflect the current view of In Home Health, Inc. with respect to future events, including the completion of the proposed merger, and are subject to numerous risks, uncertainties and assumptions. Many factors could cause the actual results, performance or achievements of In Home Health, Inc. to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others:

     - government regulation and other legislative proposals that apply to home health agencies, such as those owned by In Home Health, Inc. - including, in particular:

         - Medicare reimbursement rates and payment systems, including changes to the rates and interim payment system established under the Balanced Budget Act of 1997 and implementation of a prospective payment system in October 2000;

         - changes to reimbursement regulations by the Health Care Financing Administration;

         - inclusion and regulation of pharmaceutical products under Medicare; and

         - changes to federal and state licensing and certification regulations, including those related the Certificates of Need necessary for operation of the home health agencies owned by In Home Health, Inc.

     - third party reimbursement, especially as third party reimbursement may be affected by changes to Medicare reimbursement rates and Health Care Financing Administration regulations, state Medicaid programs and private insurance;

     - competition and factors affecting the health care industry in general - including an increase in the number of competitive entrants in the home health care industry and resulting negative effects on In Home Health, Inc.'s ability to attract and retain customers;

     - anti-remuneration and anti-referral laws that affect In Home Health, Inc.'s ability to establish and maintain relationships with referral sources, including payors, hospitals, physicians and other health care professionals; and

     - each of the assumptions, methodologies and other factors discussed under the section entitled "SPECIAL FACTORS--Certain Projections."

     Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results can vary materially from those described herein as anticipated, believed, estimated, expected, planned or intended. Neither In Home Health, Inc. nor ManorCare Health Services, Inc. intends, or assumes any obligation, to update these forward-looking statements to reflect actual results, changes in assumptions or changes in the factors affecting such forward-looking statements. See "SPECIAL FACTORS--Warning Regarding Reliance on Financial Projections."

                   INFORMATION CONCERNING THE SPECIAL MEETING


TIME, PLACE AND DATE


                  This proxy statement is furnished in connection with the solicitation by the board of directors of In Home Health, Inc. of proxies from the holders of shares of common stock, par value $.03 per share of In Home Health, Inc. for use at a special meeting of shareholders to be held at 9:00 a.m., Central Time, on Thursday, December 28, 2000, at the Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, Minnesota or at any adjournment(s) or postponement (s) thereof, pursuant to the enclosed notice of special meeting of shareholders.


PURPOSE OF THE SPECIAL MEETING

                  At the special meeting, the shareholders of In Home Health, Inc. will be asked to consider and vote upon the approval and adoption of the Agreement and Plan of Merger, dated as of September 13, 2000, by and among In Home Health, Inc., ManorCare Health Services, Inc. and IHHI Acquisition Corp., as heretofore and hereafter amended, and the transactions contemplated thereby. A copy of the merger agreement is attached to this proxy statement as Annex A. The merger agreement provides for the merger of IHHI Acquisition Corp. with and into In Home Health, Inc., whereby In Home Health, Inc. shall continue as the surviving corporation. Pursuant to the merger agreement, each outstanding share of common stock (other than common stock held by ManorCare Health Services, Inc., IHHI Acquisition Corp. and their affiliates) will be converted into the right to receive $3.70 per share in cash, without interest, provided that shareholders who properly exercise their rights under Minnesota law to dissent from the merger will be entitled to seek the fair value of their shares. The holders of a majority of all outstanding shares of In Home Health, Inc. common and preferred stock, voting as a single class, must vote to approve and adopt the merger agreement (with each share of common stock being entitled to cast one
(1) vote per share and each share of preferred stock being entitled to cast approximately 16.67 votes per share).

RECOMMENDATION OF BOARD OF DIRECTORS AND SPECIAL COMMITTEE

                  The special committee consisting of Mr. C. Michael Ford and Mr. Eugene Terry was appointed by the board of directors to, among other things, review and evaluate the terms of the merger and to make a recommendation to the board of directors regarding the fairness of the merger to the holders of common stock. Mr. Ford and Mr. Terry have no interest in the transaction other than that Mr. Ford is currently serving as Chairman of the Board and Interim Chief Executive Officer and President of In Home Health, Inc. and holds 16,671 shares of In Home Health, Inc. common stock and Mr. Terry is a director and temporary consultant for In Home Health, Inc. Neither Mr. Ford nor Mr. Terry have any equity interest in ManorCare Health Services, Inc. or its parent corporation or the surviving corporation. Neither Mr. Ford nor Mr. Terry is an officer or director of or otherwise affiliated with ManorCare Health Services, Inc. The special committee concluded that the terms and provisions of the merger agreement are fair to and in the best interests of the holders of common stock (other than ManorCare Health Services, Inc., IHHI Acquisition Corp. and their affiliates), and unanimously recommended that the board of directors approve and adopt and declare advisable the merger agreement.

                  At a meeting held on September 12, 2000, acting on the unanimous recommendation of the special committee, the board of directors unanimously approved and adopted the merger agreement, concluded that the terms and provisions of the merger agreement are advisable and that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the holders of common stock (other than ManorCare Health Services, Inc., IHHI Acquisition Corp. and their affiliates), and approved a recommendation that the shareholders of In Home Health, Inc. approve and adopt the merger agreement and the transactions contemplated thereby. The special committee and the board of directors, in reaching their respective decisions, considered a number of factors, including the opinion of Houlihan Lokey, the financial advisor to the special committee, that, as of the date of such opinion and based upon and subject to various considerations, assumptions and limitations stated therein, the $3.70 per share cash consideration to be received by the shareholders of In Home Health, Inc. (other than ManorCare Health Services, Inc., IHHI Acquisition Corp. and their affiliates) in the merger was fair to the shareholders of In Home Health, Inc. (other than ManorCare Health Services, Inc., IHHI Acquisition Corp. and their affiliates) from a financial point of view. A copy of Houlihan Lokey's opinion is attached as Annex B to this proxy statement. See "SPECIAL FACTORS--Recommendation of the Special

Committee and Board of Directors; Fairness of the Merger" and "SPECIAL FACTORS--Opinion of Financial Advisor to the Special Committee." The special committee also considered a report from Simione Central, a third party financial consultant to In Home Health, Inc., regarding whether the underlying assumptions and methodologies used by In Home Health, Inc. provided a reasonable basis for In Home Health, Inc.'s financial projections. See "SPECIAL FACTORS--Recommendation of the Special Committee and Board of Directors; Fairness of the Merger" and "SPECIAL FACTORS--Report of Third Party Financial Consultant to Special Committee."

                  BASED ON THE UNANIMOUS RECOMMENDATION OF ITS SPECIAL COMMITTEE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

RECORD DATE; VOTING AT THE MEETING; QUORUM


                  Acting under authority granted to him by the board of directors, Bruce Schroeder, the Interim Chief Financial Officer, Interim Chief Operating Officer, Interim Treasurer and Interim Secretary of In Home Health, Inc., has fixed the close of business on November 24, 2000 as the record date for the special meeting. Only shareholders of record as of the close of business on November 24, 2000 will be entitled to notice of and to vote at the special meeting.


                  As of the close of business on the record date, In Home Health, Inc. had outstanding [5,540,224] shares of common stock, held of record by approximately [1,086] registered holders. Holders of the common stock are entitled to one (1) vote per share. As of the close of business on the Record Date, In Home Health, Inc. had outstanding 200,000 shares of preferred stock, all of which are held by ManorCare Health Services, Inc. Holders of the preferred stock are entitled to cast approximately 16.67 votes per share. The presence in person or by proxy of the holders of a majority of the voting power of the outstanding common and preferred stock entitled to vote at the special meeting constitutes a quorum. If a broker returns a "non-vote" proxy, indicating lack of authority to vote on the merger and shares as to which a shareholder abstains will be deemed present in determining whether there is a quorum at the special meeting.

REQUIRED VOTE


                  Under Minnesota law and the In Home Health, Inc. articles of incorporation and by-laws, the merger agreement must be approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of common and preferred stock, voting as a single class. The merger agreement is not required to be approved and adopted by the affirmative vote of a majority of the voting power of the unaffiliated shareholders of In Home Health, Inc. As of the record date, ManorCare Health Services, Inc., owns [3,396,735] shares of common stock in the aggregate, representing approximately 61.3% of the outstanding shares of common stock as of the record date and 200,000 shares of preferred stock in the aggregate, representing 100% of the outstanding shares of preferred stock as of the record date. Each share of common stock is entitled to cast one (1) vote per share. Each share of preferred stock is entitled to cast approximately 16.67 votes per share. Approximately 4,436,780 affirmative votes will be necessary to satisfy this voting requirement. ManorCare Health Services, Inc. has the right to cast approximately 6,730,069 or 75.8% of the votes entitled to be cast at the special meeting, all of which they have agreed in the merger agreement to vote in favor of the merger agreement. This fact assures that the merger agreement will be approved and adopted at the special meeting. This proxy statement is being sent to you to comply with the Securities Exchange Act of 1934, as amended and the Minnesota Business Corporation Act. The directors and executive officers of In Home Health, Inc. have informed In Home Health, Inc. that they intend to vote their shares (16,671 shares in the aggregate or approximately .3% of the outstanding shares of common stock as of the record date) in favor of the merger agreement and the transactions contemplated thereby.


                  Because Minnesota law requires the merger agreement to be approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of common and preferred stock, failure to return an executed proxy card or to vote in person at the special meeting or abstaining from the vote will constitute, in effect, a vote against approval of the merger agreement and the transactions contemplated thereby for purposes of

Minnesota law. Similarly, broker non-votes and abstentions will have the same effect as a vote against approval of the merger agreement and the transactions contemplated thereby.

VOTING AND REVOCATION OF PROXIES

                  The enclosed proxy card is solicited on behalf of the board of directors. The giving of a proxy does not preclude the right to revoke the proxy and then vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to its exercise, either by filing with In Home Health, Inc., at 601 Carlson Parkway, Suite 500, Minnetonka, Minnesota 55305-5214, Attention: C. Michael Ford, a written revocation or a duly executed proxy bearing a later date prior to the shareholder vote. Attendance at the special meeting will not, by itself, constitute revocation of a proxy.


                  All shares of common stock represented at the special meeting by properly executed proxies received prior to or at the special meeting, unless previously revoked, will be voted at the special meeting in accordance with the instructions on the proxies. Any signed proxies without voting instructions will be voted "FOR" the approval and adoption of the merger agreement and the transactions contemplated thereby. As explained below in the section entitled "Dissenters' Rights," a vote in favor of the merger agreement means that the shareholder owning those shares will not have the right to dissent and seek the fair value, under the dissenters' rights statutes, of such shareholder's shares. In Home Health, Inc. does not know of any matters, other than as described in the notice of special meeting of shareholders, which are to come before the special meeting. Under Minnesota law, the business conducted at a special meeting of shareholders is limited to the purpose stated in the notice of the meeting. Thus no other business may be conducted at the special meeting, other than as stated in the notice of meeting that accompanies this proxy statement. The merger is also subject to a number of additional conditions. See "THE MERGER AGREEMENT--Conditions."


PROXY SOLICITATION

                  The cost of preparing, assembling and mailing this proxy statement, the notice of special meeting of shareholders and the enclosed proxy card will be borne by In Home Health, Inc. In Home Health, Inc. is requesting that banks, and other custodians, nominees and fiduciaries forward copies of the proxy material to their principals and request authority for the execution of proxies. In Home Health, Inc. will reimburse such persons for their expenses in so doing. In addition to the solicitation of proxies by mail, the directors, officers and employees of In Home Health, Inc. may, without receiving any additional compensation, solicit proxies by telephone, telefax, telegram or in person.

                  No person is authorized to give any information or make any representation not contained in this proxy statement, and if given or made, such information or representation should not be relied upon as having been authorized.

                  IN HOME HEALTH, INC. SHAREHOLDERS SHOULD NOT SEND ANY CERTIFICATES REPRESENTING SHARES OF COMMON STOCK WITH THEIR PROXY CARD. IF THE MERGER IS CONSUMMATED, THE PROCEDURE FOR THE EXCHANGE OF CERTIFICATES REPRESENTING SHARES OF COMMON STOCK WILL BE AS SET FORTH IN THIS PROXY STATEMENT. See "THE MERGER AGREEMENT--The Payment Fund; Payment for Shares of Common Stock" and "THE MERGER AGREEMENT--Transfers of Common Stock."

                                   THE PARTIES

IN HOME HEALTH, INC.

                  In Home Health, Inc., a Minnesota corporation, was incorporated in Minnesota on April 1, 1983. As of June 30, 2000 it provided in home health care services from 39 offices in 20 geographic markets located in 15 states under the trade names "In Home Health" or "Home Health Plus." In Home Health, Inc. specializes in providing comprehensive health care services to clients of all ages in their homes. In Home Health, Inc.'s services primarily include nursing, infusion therapy, hospice, rehabilitation, personal care and homemaking. The principal office and business address of In Home Health, Inc. is 601 Carlson Parkway, Suite 500, Minnetonka, Minnesota 55305. The telephone number of In Home Health, Inc. is (612) 449-7500.

                  For additional information concerning In Home Health, Inc., see "WHERE YOU CAN FIND MORE INFORMATION" and "AVAILABLE INFORMATION."

MANORCARE HEALTH SERVICES, INC.

                  ManorCare Health Services, Inc., a Delaware corporation and the successor to Manor Healthcare Corp., was incorporated in Delaware on October 18, 1968, and is a wholly-owned subsidiary of Manor Care of America, Inc., a Delaware corporation formerly known as Manor Care, Inc., which is a wholly-owned subsidiary of Manor Care, Inc., a Delaware corporation formerly known as HCR Manor Care, Inc. ManorCare Health Service, Inc., together with its subsidiaries and affiliates, is a provider of a range of health care services, including skilled nursing care, assisted living, subacute medical care, rehabilitation therapy, home health care, and management services for subacute care, rehabilitation therapy, vision care, and eye surgery. The most significant portion of the business of ManorCare Health Services, Inc., together with its subsidiaries and affiliates, relates to long-term care, including skilled nursing care and assisted living. The principal offices and business addresses of Manor Care, Inc., Manor Care of America, Inc. and ManorCare Health Services, Inc. is 333 North Summit Street, Toledo, Ohio 43604. The telephone number of Manor Care, Inc., Manor Care of America, Inc. and ManorCare Health Services, Inc. is (419) 252-5500.

IHHI ACQUISITION CORP.

                  IHHI Acquisition Corp. is a Minnesota corporation that was incorporated on July 28, 2000 by ManorCare Health Services, Inc. in connection with the proposed merger. IHHI Acquisition Corp. has not been engaged in any business activities other than those in connection with the merger. The principal office and business address of IHHI Acquisition Corp. is 333 North Summit Street, Toledo, Ohio 43604. The telephone number of IHHI Acquisition Corp. is (419) 252-5500.

                                 SPECIAL FACTORS
BACKGROUND OF THE MERGER


                  On October 24, 1995, Manor Healthcare Corp., a Delaware corporation and the predecessor to ManorCare Health Services, Inc., consummated an agreement with In Home Health, Inc. pursuant to which Manor Healthcare Corp. acquired 6,750,000 shares of In Home Health, Inc. common stock, 200,000 shares of In Home Health, Inc. preferred stock and a warrant exercisable for three years to purchase up to 6,000,000 shares of In Home Health, Inc. common stock. The warrant expired unexercised on October 24, 1998. On December 1, 1998, In Home Health, Inc. common stock underwent a one-for-three reverse stock split. As a result of the foregoing, ManorCare Health Services, Inc. held 2,250,000 shares of In Home Health, Inc. common stock and 200,000 shares of In Home Health, Inc. preferred stock, convertible into 3,333,334 shares of In Home Health, Inc. common stock, as a result of the 1995 acquisitions. The preferred stock entitles ManorCare Health Services, Inc. to an annual dividend in the amount of $2.4 million per year, which was originally payable in cash or common stock. The preferred stock is redeemable by In Home Health, Inc. on or after October 24, 2000, at a price of $20 million and ManorCare Health Services, Inc. may require redemption of up to 65% of the preferred stock at an aggregate price of $13 million on or after October 24, 2000. As of the date of this proxy statement, neither In Home Health, Inc. nor ManorCare Health Services, Inc. has exercised its right to cause the redemption of any shares of preferred stock.


                  Pursuant to its articles of incorporation, each share of In Home Health, Inc. preferred stock has the voting rights of the underlying In Home Health, Inc. common stock on an as-converted basis. However, on December 22, 1998, ManorCare Health Services, Inc. and In Home Health, Inc. entered into an agreement pursuant to which ManorCare Health Services, Inc. irrevocably waived all of the voting rights of the preferred stock, except voting rights with respect to proposals presented to the holders of In Home Health, Inc. common stock to: (i) wind-up, dissolve or liquidate In Home Health, Inc. or revoke or forfeit its charter; (ii) amend its articles of incorporation;

(iii) merge or consolidate or enter into an exchange agreement with another corporation; or (iv) sell, lease, transfer, or otherwise dispose of all or substantially all of In Home Health, Inc.'s assets not in the usual and regular course of business. In exchange, In Home Health, Inc. irrevocably waived its right to pay dividends on the In Home Health, Inc. preferred stock in the form of shares of In Home Health, Inc. common stock and agreed to pay all such dividends in cash. Because the special meeting is being held to vote on a proposed merger of In Home Health Services, Inc., ManorCare Health Services, Inc. has the right to exercise the voting rights of its In Home Health, Inc. preferred stock on an as-converted basis, which currently represent approximately 16.67 votes per share of preferred stock.

                  In November 1999, Wolfgang von Maack announced his intention to resign as Chief Executive Officer and President of In Home Health, Inc. to pursue other opportunities. The board of directors (other than Mr. von Maack) requested that Mr. von Maack remain in his present position; however, in December 1999, Mr. von Maack submitted his resignation as Chief Executive Officer and President of In Home Health, Inc., in each case effective February 15, 2000. Mr. von Maack continued to serve as a director of In Home Health, Inc. and as Chairman of the board.

                  On January 5, 2000, a meeting of the In Home Health, Inc. board of directors was held in Atlanta, Georgia. All five of the members of the board of directors were present. At that meeting, the board directed the search for a replacement for Mr. von Maack begin and elected C. Michael Ford to serve as the Interim Chief Executive Officer and President of In Home Health, Inc. until the position could be filled.

                  On February 14, 2000, a meeting of the In Home Health, Inc. board of directors was held telephonically. All of the members of the board of directors on that date participated on the call. At the meeting, the board confirmed the election of Mr. Ford as the Interim Chief Executive Officer and President of In Home Health, Inc. effective as of February 15, 2000. Also at that meeting, the board considered whether Mr. von Maack should remain as Chairman of the Board and decided to defer the determination of that issue at that time.

                  On February 16, 2000, Mr. Ford telephoned Paul A. Ormond, ManorCare Health Services, Inc.'s Chief Executive Officer, to inform ManorCare Health Services, Inc. of his appointment as Interim Chief Executive Officer and President, and to discuss the board of directors' plans for In Home Health, Inc. for the next 100 days. The purpose of the call was to initiate a positive environment and to provide assurances that the board of directors was actively managing In Home Health, Inc. during the period it was looking for a new Chief Executive Officer and President. On or about this time, Mr. Ford also asked In Home Health, Inc.'s financial management to prepare financial projections for In Home Health, Inc. to take into account certain proposed changes to Medicare regulations applicable to home health care agencies, including the visit division of In Home Health, Inc. and to determine if In Home Health, Inc. would have sufficient resources to meet its preferred stock obligations. See "SPECIAL FACTORS--Certain Projections."

                  On February 21, 2000, just prior to In Home Health, Inc.'s annual meeting of shareholders, Mr. Ford contacted Mr. Ormond to confirm that ManorCare Health Services, Inc. intended to vote its shares at the annual meeting. Mr. Ormond assured Mr. Ford that ManorCare Health Services, Inc. intended to vote its shares at the meeting and that, as such, there would be a sufficient number of shares represented to constitute a quorum to properly convene the annual meeting.

                  On February 23, 2000, In Home Health, Inc. held its annual shareholders meeting in Minnetonka, Minnesota. At this meeting, each of C. Michael Ford, James J. Lynn, Wolfgang von Maack, Judith I. Storfjell and Eugene Terry was elected to the board of directors, and the selection of Deloitte & Touche LLP as In Home Health, Inc.'s independent auditors was ratified.

                  Also on February 23, 2000, following the annual shareholders meeting, a meeting of the In Home Health, Inc. board of directors was held in Minnetonka, Minnesota. All of the members of the board of directors were present at that meeting. At that meeting the directors discussed In Home Health, Inc.'s preparation for the prospective payment system for home health services under Medicare that was scheduled to replace the interim payment system on October 1, 2000. The board noted that In Home Health, Inc.'s visit division profitability under the new Medicare prospective payment system would be more sensitive to patient case mix, and that careful thought needed to be given to what changes in the philosophy and behavior of In Home Health, Inc.'s personnel were needed to prepare In Home Health, Inc. to change over to the new payment system. Also at that meeting, Mr. von Maack resigned as Chairman of the Board. Mr. Ford was elected to replace Mr. von Maack as the Chairman of the Board effective immediately. Also, a number of proposals regarding Mr. Ford's compensation for his services as Interim Chief Executive Officer and President were approved and offered to Mr. Ford for his consideration.

                  On February 29, 2000, the board of directors of In Home Health, Inc. held a telephonic meeting. All of the members of the board of directors participated on the call. At the meeting, the directors discussed Mr. Ford's compensation for his services as Interim Chief Executive Officer and President. In addition, Mr. Ford presented and the board approved a plan for the next 100 days.

                  On March 22, 2000, Mr. Ford met with Mr. Ormond and discussed In Home Health, Inc.'s plan for the next 100 days. The discussion included In Home Health, Inc.'s liquidity, In Home Health, Inc.'s commitment to redeeming $13 million in preferred stock in October 2000, the necessity of obtaining borrowed funds to make that payment, the progress in obtaining such financing, the initial projections for the current and future periods, and the board's program to hire a chief executive officer. Copies of In Home Health, Inc.'s March 2000 financial projections were distributed at this meeting. See "SPECIAL FACTORS-Certain Projections." Between March and July 2000, Mr. Ford communicated regularly with Mr. Ormond.

                  On March 24, 2000, the board of directors of In Home Health, Inc. met in Atlanta, Georgia. Four of the members of the board of directors were present in person at the meeting and Mr. von Maack participated by telephone. At the meeting Mr. Ford reported on his March 22, 2000 meeting with Mr. Ormond including discussions with respect to the preferred stock redemption issue. Mr. Ford also discussed the level of confidence that various directors and management placed in In Home Health, Inc.'s financial projections for fiscal year 2001 and 2002 as they related to In Home Health, Inc.'s profits for visit services. At the meeting, the board also considered a report on personnel training programs that were being developed by In Home Health, Inc. to implement the new Medicare prospective payment system for home health services and discussed the potential impact of the new Medicare prospective payment system on In Home Health, Inc.'s cash flow. Among other things, the board discussed different alternatives to finance the redemption of the preferred stock owned by ManorCare Health Services, Inc., and that the covenants that would apply to In Home Health, Inc. with respect to such financing were likely to impose significant limitations on In Home Health, Inc.'s flexibility with regard to operations. In addition, the uncertainties surrounding ManorCare Health Services, Inc.'s intentions with respect to a potential business combination and redemption of the preferred stock made the recruitment of chief executive officer candidates and the operation of the business more challenging.

                  On May 4, 2000, the board of directors of In Home Health, Inc. met in Minnetonka, Minnesota. Four of the members of the board of directors were present in person at the meeting and Mr. Terry participated by telephone. At the meeting, the size of the board of directors was expanded to six members and Stephen Jessup was elected as a director. Also at this meeting, Mr. Ford resigned as Chairman of the Board and Interim Chief Executive Officer and President effective May 31, 2000. The board accepted Mr. Ford's resignation and appointed Mr. von Maack to serve as the Chairman of the Board, Chief Executive Officer and President, effective June 1, 2000.

                  On May 22, 2000, In Home Health, Inc.'s board of directors received a letter from Mr. Ormond, expressing ManorCare Health Services, Inc.'s desire to work more closely with In Home Health, Inc. and to enter into discussions to pursue common goals for In Home Health, Inc. and ManorCare Health Services, Inc. In particular, Mr. Ormond stated that he sought to increase significantly ManorCare Health Services, Inc.'s stock ownership in In Home Health, Inc. in an effort to remove any questions of ManorCare Health Services, Inc.'s continued commitment to In Home Health, Inc. Mr. Ormond's letter also noted that ManorCare Health Services, Inc.'s preliminary analysis indicated that it should be able to offer In Home Health, Inc.'s shareholders a meaningful premium to the then current trading price of In Home Health, Inc.'s common stock, which was approximately $2.00 per share. In addition, Mr. Ormond expressed satisfaction with the interim leadership of In Home Health, Inc. and the constructive attitude that Mr. Ford had fostered as In Home Health, Inc.'s Interim Chief Executive Officer and President. In his letter, Mr. Ormond specifically requested that Mr. Ford remain in the position of Interim Chief Executive Officer and President of In Home Health, Inc. until ManorCare Health Services, Inc. and In Home

Health, Inc. completed strategic discussions regarding expanding ManorCare Health Services, Inc.'s role and stock ownership in In Home Health, Inc.

                  Also on May 22, 2000, following receipt of Mr. Ormond's letter, the directors of In Home Health, Inc. held a meeting at In Home Health, Inc.'s headquarters in Minnetonka, Minnesota at which all directors were present. At the meeting they discussed how to respond to Mr. Ormond's letter. The board determined to retain an investment banking firm and to engage legal counsel to advise the board with respect to the proposals by ManorCare Health Services, Inc. and to address financing and other strategic matters related to In Home Health, Inc. At this meeting, the board decided to respond to Mr. Ormond's letter by informing him that In Home Health, Inc. planned to retain an investment banker and that the banker would contact him. Also at this meeting, the board appointed Mr. Ford to serve as Interim Chairman and Chief Executive Officer and Judith Storfjell as Interim Chief Operating Officer and President of In Home Health, Inc. Each of these appointments was made effective immediately to continue through June 30, 2000, at which time the positions were to be re-evaluated. Among other things, the directors also considered a report on the status of In Home Health, Inc.'s visit division's preparation for the new Medicare prospective payment system for home health services and a report on various financing alternatives with respect to the redemption of the preferred stock.

                  On May 23, 2000, ManorCare Health Services, Inc. filed with the Securities and Exchange Commission an amended Schedule 13D Statement of Beneficial Ownership, which is required to be filed by all shareholders of public companies holding 5% or more of any equity security class. In this filing, ManorCare Health Services, Inc. stated that ManorCare Health Services, Inc. may buy or sell additional shares of In Home Health, Inc. capital stock depending on market, economic and other factors and conditions, including an ongoing evaluation of In Home Health, Inc.'s financial condition, operations and prospects, the actions of In Home Health, Inc.'s management and board of directors and other future developments, regulatory requirements and the relative attractiveness of alternative business and investment opportunities. Also in this filing, ManorCare Health Services, Inc. stated that it reserved the right to formulate or make plans or proposals, and take such actions with respect to their investment as it may determine.

                  On May 31, 2000, Mr. Ford received a letter from ManorCare Health Services, Inc. exercising its right to demand that In Home Health, Inc. call a special meeting of its shareholders. In the letter, ManorCare Health Services, Inc. stated that the purpose of the special meeting would be to: (i) remove all directors of In Home Health, Inc. other than Mr. Ford and Mr. Eugene Terry, including without limitation, Mr. Wolfgang von Maack, Mr. Steven Mr. Jessup, Dr. James J. Lynn and Ms. Judith I. Storfjell (or any of their successors), and any other directors thereafter appointed prior to the special meeting; (ii) fix the number of directors of the board of directors of In Home Health, Inc. at six; and (iii) elect four new directors identified by ManorCare Health Services, Inc. to fill the vacancies created by such removal. In the letter, ManorCare Health Services, Inc. also requested that, in accordance with In Home Health, Inc.'s by-laws, the board of directors of In Home Health, Inc. call the special shareholders meeting within thirty (30) days, and hold the meeting within ninety (90) days, of its receipt of the letter. The letter included the five-year employment history for each of the ManorCare Health Services, Inc. director nominees and was accompanied by a consent from each of these individuals to serve on the board of directors.

                  In its May 31, 2000 letter to Mr. Ford, ManorCare Health Services, Inc. also requested that In Home Health, Inc. delay sending notice of the special shareholders meeting until the end of the 30-day period so that ManorCare Health Services, Inc. and In Home Health, Inc. could engage in discussions concerning actions which ManorCare Health Services, Inc. believed would be in the best interests of all shareholders. ManorCare Health Services, Inc. also requested that the special meeting be held as promptly as possible after the notice was sent and within thirty (30) days from the sending of the notice. In addition, ManorCare Health Services, Inc. requested that the board of directors refrain from entering into or modifying any compensation arrangements with any of the officers or directors of In Home Health, Inc. prior to the special shareholders meeting and from taking any other action which could limit or restrict the directors' ability to maximize shareholder value following the special meeting.

                  On May 31, 2000, following receipt of the letter from ManorCare Health Services, Inc., the board of directors of In Home Health, Inc. met at In Home Health, Inc.'s offices in Minnetonka, Minnesota. Mr. Ford, Mr. Terry, Mr. Jessup and Dr. Lynn were present at the meeting. Mr. von Maack and Dr. Storfjell were not present.

At this meeting the directors considered presentations from several investment banking firms and decided to retain Houlihan Lokey to advise the board with respect to the proposals by ManorCare Health Services, Inc. and others regarding financing for In Home Health, Inc. and other strategic matters. Also at this meeting, the board accepted Mr. von Maack's resignation as a director of In Home Health, Inc. and resolved to continue the search to fill the position of Chief Executive Officer.

                  On June 1, 2000, In Home Health, Inc. issued a press release announcing its receipt of the May 31, 2000 letter from ManorCare Health Services, Inc. requesting the calling of a special shareholders meeting. In this press release, In Home Health, Inc. also announced that it had retained Houlihan Lokey as its investment banker to advise and assist the board of directors in evaluating and responding to ManorCare Health Services, Inc. and to explore other alternatives to enhance shareholder value. In Home Health, Inc. also disclosed that Mr. von Maack had resigned from the board of directors on May 31, 2000.

                  Also on June 1, 2000, ManorCare Health Services, Inc. filed with the Securities and Exchange Commission an amended Schedule 13D Statement of Beneficial Ownership in which it disclosed that it had delivered to In Home Health, Inc. a request to call a special shareholders meeting pursuant to the May 31, 2000 letter.

                  On June 5, 2000, In Home Health, Inc. filed a Current Report on Form 8-K with the Securities and Exchange Commission, which included as exhibits copies of the May 22, 2000 and May 31, 2000 letters from ManorCare Health Services, Inc., and the June 1, 2000 press release.

                  On June 12, 2000, In Home Health, Inc. executed an engagement agreement with Houlihan Lokey, pursuant to which it retained Houlihan Lokey to advise and assist the board of directors, in evaluating and responding to ManorCare Health Services, Inc. and exploring other alternatives to enhance shareholder value. Houlihan Lokey received a copy of the initial version of the financial projections prepared by In Home Health, Inc.'s financial management and delivered to the board of directors on March 24, 2000. See "SPECIAL FACTORS--Certain Projections."

                  On June 14, 2000, a meeting of the In Home Health, Inc. board of directors was held in Minnetonka, Minnesota. Mr. Ford, Dr. Lynn and Ms. Storfjell were present in person at the meeting and Mr. Jessup and Mr. Terry participated by telephone. At the meeting Mr. Ormond addressed In Home Health, Inc.'s board of directors via telephone conference on ManorCare Health Services, Inc.'s behalf. Mr. Ormond requested that each of Mr. Jessup, Mr. Lynn and Ms. Storfjell resign from the board and that the individuals identified in the May 31, 2000 letter from ManorCare Health Services, Inc. be appointed to the board. He also requested that In Home Health, Inc. provide financial and other information to ManorCare Health Services, Inc. to facilitate due diligence preparatory to ManorCare Health Services, Inc.'s acquisition of the shares of In Home Health, Inc. common stock that it did not already own. In addition, Mr. Ormond requested that In Home Health, Inc. consult with ManorCare Health Services, Inc. regarding hiring a new Chief Executive Officer and consider means by which ManorCare Health Services, Inc. could offer managerial and financial assistance. During this call, Mr. Ormond also expressed an interest in having ManorCare Health Services, Inc. enter into a management services agreement with In Home Health, Inc. At the meeting, after Mr. Ormond hung up from the call, the board of directors unanimously approved a resolution to oppose the proposals made by ManorCare Health Services, Inc. and determined to prepare a response to Mr. Ormond's points. Later on June 14, 2000, Mr. Terry, a member of In Home Health, Inc.'s board of directors, had a separate telephone conversation with Mr. Ormond. During this conversation, Mr. Ormond reiterated ManorCare Health Services, Inc. requests that he had communicated to the entire board of directors earlier that day, including its request that the board of directors place a ManorCare Health Service, Inc. nominee on the board.

                  On June 15, 2000, a meeting of the In Home Health, Inc. board of directors was held in Minnetonka, Minnesota. Mr. Ford, Dr. Lynn, Mr. Terry and Dr. Storfjell were present in person at the meeting and Mr. Jessup was not present. At the meeting the board discussed the ManorCare Health Services, Inc. proposals made by Mr. Ormond the day before and Mr. Terry reported on his conversation with Mr. Ormond. Mr. Terry reported that Mr. Terry informed Mr. Ormond that In Home Health, Inc. was willing to give ManorCare Health Services, Inc. representation on In Home Health, Inc.'s board of directors and to seek ManorCare Health Services, Inc.'s input on hiring a Chief Executive Officer candidate. In addition Mr. Terry and Mr. Ormond discussed the possibility of restructuring certain features of In Home Health, Inc.'s preferred stock held by ManorCare Health Services, Inc. The board determined to continue discussions with Mr. Ormond on those points. Concern was expressed regarding morale among In Home Health, Inc.'s staff and management and consideration was given to a variety of proposals with regard to severance, "stay pay" packages and other incentives to encourage employees to stay with In Home Health, Inc.

                  On June 16, 2000, In Home Health, Inc. responded to Mr. Ormond's requests made on June 14, 2000, through a letter offering to engage in a constructive dialogue regarding ManorCare Health Services, Inc.'s proposals if ManorCare Health Services, Inc. agreed to postpone its demand for the special shareholders meeting. ManorCare Health Services, Inc. rejected this offer. Later that day, In Home Health, Inc. filed its preliminary notice and proxy materials for the special shareholders meeting with the Securities and Exchange Commission.

                  On June 19, 2000, Mr. Terry and Mr. Ormond had a further telephone conversation in which Mr. Ormond conveyed to Mr. Terry his disappointment in In Home Health, Inc.'s response to his proposals.

                  On June 20, 2000, all directors of In Home Health, Inc. participated in a telephonic meeting. At the meeting, Mr. Ford requested that he and Mr. Terry be provided independent counsel in view of the fact that Mr. Lynn, Ms. Storfjell and Mr. Jessup had independent legal representation. The board agreed that members of the board of directors should be afforded individual counsel. Therefore, the board decided that In Home Health, Inc. would pay for Mr. Ford and Mr. Terry to retain independent legal counsel. On June 26, 2000, Eugene Terry interviewed a Minneapolis law firm to serve as legal counsel to Mr. Ford and Mr. Terry.

                  On June 27, 2000, a meeting of the In Home Health, Inc. board of directors was held in Minnetonka, Minnesota at which all of the members of the board of directors were present. At the meeting, Mr. Ford and Mr. Terry expressed their desire to withdraw their previous vote in favor of and to abstain from the recommendation to solicit votes in opposition to ManorCare Health Services, Inc.'s proposals, which was voted on at the June 14, 2000 board meeting. Mr. Ford and Mr. Terry said they were concerned about the chances of ManorCare Health Services, Inc.'s proposals being defeated and there was not sufficient justification for the costs being incurred. It was unanimously agreed to reconsider the proposal, and the June 14, 2000 proposal was reconfirmed with three directors voting in favor of the proposal to oppose ManorCare Health Services, Inc. and Mr. Ford and Mr. Terry abstaining. Also at the meeting, Mr. Ford resigned as Interim Chief Executive Officer and Dr. Storfjell was appointed as Interim Chief Executive Officer and President of In Home Health, Inc. Mr. Ford continued as Chairman of the Board. At this meeting, Houlihan Lokey reported on contacts with potential investors. Among other things, the board (with Mr. Ford and Mr. Terry abstaining) also authorized management to enter into a contract with a proxy solicitation firm to solicit shareholder proxies in connection with the special meeting and discussed potential permanent Chief Executive Officer candidates. Dr. Storfjell made a presentation and led a discussion on the new prospective payment system for Medicare payment for home health services. The board was informed that the financial projections prepared by the financial management of In Home Health, Inc. and based on In Home Health, Inc.'s then current expectations regarding the new Medicare prospective payment system could result in a 23% operating profit margin on In Home Health, Inc.'s Medicare business, that generates approximately 50% of In Home Health, Inc.'s revenues. This represented a significant increase in the profit margin for that business compared to fiscal year 2000, as management believed that In Home Health, Inc. would break even under the current cost reimbursement system. See "SPECIAL FACTORS--Certain Projections." Houlihan Lokey and management reported on various financing alternatives and potential investors. Following this meeting, Mr. Terry and Mr. Ford met with their legal counsel to discuss the developments at the meeting.

                  On each of June 29 and 30, 2000, ManorCare Health Services, Inc. filed with the Securities and Exchange Commission an amendment to ManorCare Health Services, Inc.'s Schedule 13D Statement of Beneficial Ownership. In these filings, ManorCare Health Services, Inc. reported that on June 28 and 29, 2000 it had purchased from three shareholders (and obtained from each of these sellers irrevocable proxies to vote) a total of 1,146,735 shares of In Home Health, Inc. common stock. Each of these purchases was made pursuant to a privately negotiated transaction between ManorCare Health Services, Inc. and the selling shareholder and was financed from working capital. Each purchase was made at $3.375 per share (and in one case relating to 454,401 shares of In Home Health, Inc. common stock, ManorCare Health Services, Inc. also agreed to pay any higher price subsequently paid in a tender offer made within ninety days). As a result of these purchases, ManorCare Health Services, Inc. increased ManorCare Health Services, Inc.'s holdings of In Home Health, Inc. common stock to a total of 3,396,735 shares, or 61.3% of the outstanding voting power of In
Home Health, Inc. common stock. In addition, ManorCare Health Services, Inc. continued to own 200,000 shares, or 100% of the preferred stock of In Home Health, Inc., convertible into an additional 3,333,334 shares of common stock. Following these purchases, ManorCare Health Services, Inc. owned, on an as-converted basis, an aggregate of 6,730,069 shares of In Home Health, Inc. common stock, or 75.8% of the outstanding voting power of In Home Health, Inc. See "SPECIAL FACTORS-Additional Consideration to be Paid to Heartland
Advisors, Inc."

                  On June 29, 2000, a telephonic meeting of the In Home Health, Inc. board of directors was held in which all of the directors participated. The board discussed ManorCare Health Services, Inc.'s recent purchases of In Home Health, Inc. common stock. In light of these purchases and ManorCare Health Service Inc.'s acquisition of the voting control of the common stock, Mr. Jessup, Dr. Lynn and Dr. Storfjell advised the board of directors that, because ManorCare Health Services, Inc. had the votes to elect the board of directors of its choice, they did not want to needlessly cause In Home Health, Inc. to incur the expense of holding the special meeting demanded by ManorCare Health Services, Inc. Mr. Jessup and Dr. Lynn resigned effective June 30, 2000. Following the June 29, 2000 meeting, Mr. Ford and Mr. Terry had several conversations with Dr. Storfjell regarding certain compensation matters related to her agreement to provide services to In Home Health, Inc. Upon resolution of these matters, which resulted in the payment of $16,000 to Dr. Storfjell, Dr. Storfjell resigned as a director of In Home Health, Inc. effective on July 7, 2000.

                  On July 7, 2000, Mr. Ford and Mr. Terry, being all of the remaining directors of In Home Health, Inc., held a telephonic meeting. At this meeting, the board acknowledged the resignations of Mr. Jessup, Dr. Lynn and Dr. Storfjell, and re-appointed Mr. Ford to serve as Interim Chief Executive Officer and President of In Home Health, Inc. At this meeting, the directors also elected M. Keith Weikel and Geoffrey G. Meyers (two of the four individuals identified as director nominees in ManorCare Health Services, Inc.'s May 31, 2000 letter) to the board of directors to fill two of the vacancies created by the resignations. Following the election of Mr. Weikel and Mr. Meyers as directors of In Home Health, Inc., ManorCare Health Services, Inc. withdrew its demand for the special shareholders meeting in a letter to In Home Health, Inc. dated July 10, 2000. In Home Health, Inc. never prepared, filed or mailed to shareholders any definitive proxy materials regarding the special shareholders meeting requested by ManorCare Health Services, Inc. in its May 31, 2000 letter.

                  On July 10, 2000, ManorCare Health Services, Inc. delivered a letter to In Home Health, Inc. advising In Home Health, Inc. of ManorCare Health Services, Inc.'s desire to negotiate a business combination with In Home Health, Inc. in which In Home Health, Inc.'s shareholders would receive $3.375 in cash for each share of In Home Health, Inc. common stock, and In Home Health, Inc. would be acquired by ManorCare Health Services, Inc. In this letter, ManorCare Health Services, Inc. indicated its preference to proceed towards a prompt consummation of a negotiated transaction with In Home Health, Inc., subject to its due diligence review and receipt of regulatory approvals, but not subject to ManorCare Health Services, Inc.'s receipt of third-party financing. ManorCare Health Services, Inc. entered a confidentiality agreement with In Home Health, Inc. dated as of July 10, 2000, and began to conduct due diligence thereafter. On July 11, 2000, ManorCare Health Services, Inc. filed an amendment to its
Schedule 13D Statement of Beneficial Ownership in which it reported the delivery of this letter to In Home Health, Inc.

                  On July 11, 2000, a meeting of the In Home Health, Inc. board of directors was held telephonically. All the directors were present on the call. The board of directors elected a special committee consisting of Mr. Ford and Mr. Terry and authorized the hiring of counsel for the special committee to assist the special committee in reporting and recommending action to the board of directors. Mr. Terry acted as Chairman of the special committee.

                  On July 12, 2000, In Home Health, Inc. filed a Current Report on Form 8-K disclosing the acquisition of additional shares of In Home Health, Inc. common stock by ManorCare Health Systems, Inc. and the change in the composition of the board of directors. In this filing, In Home Health, Inc. also disclosed that the board of directors intended to elect two additional ManorCare Health Services, Inc. nominees to the board following expiration of applicable regulatory waiting times.

                  On July 14, 2000, ManorCare Health Services, Inc. filed a
Schedule 13E-3 with the Securities and Exchange Commission in connection with the proposed appointment of two additional ManorCare Health Services, Inc. nominees to the board of directors of In Home Health, Inc., pursuant to which it would acquire control of the board.

                  On July 18, 2000, In Home Health, Inc. filed an Information Statement pursuant to Rule 14f-1 of the Securities Exchange Act of 1934 in connection with a change in the majority of the board of directors of In Home Health, Inc as it was contemplated that the board of directors would be increased to six (6) members.

                  On July 19, 2000, a meeting of the special committee was held at the offices of In Home Health, Inc. in Minnetonka, Minnesota, which was attended by counsel to the special committee. The special committee discussed operating results for the quarter ended June 30, 2000, the engagement of financial advisors to render a fairness opinion with respect to a proposed transaction involving ManorCare Health Services, Inc. and the historical trading prices of shares of In Home Health, Inc. common stock. The special committee also discussed issues that would likely arise in a merger agreement, including the price to be paid to shareholders and indemnification issues. At this meeting, the special committee also reviewed with its legal advisors the role and duties of the special committee.

                  On July 21, 2000, a lawsuit captioned Stanley Erskine v. In Home Health, Inc., et al. was filed in Hennepin County District Court in Minneapolis, Minnesota, naming In Home Health, Inc., Manor Care, Inc. (the parent corporation of ManorCare Health Services, Inc.), Paul A. Ormond, Clyde Michael Ford, Eugene Terry, Keith Weikel and Geoffrey Meyers as defendants. In addition, the plaintiff indicated an intention to add the ManorCare Health Services, Inc. nominees as defendants to the action if and when such individuals were elected to the board. The suit was styled as a class action on behalf of the plaintiff and other similarly situated shareholders of In Home Health, Inc. and alleged breach of fiduciary duties and misrepresentation by In Home Health, Inc.'s directors, among other claims. See "CERTAIN LITIGATION."

                  On July 24, 2000, In Home Health, Inc.'s Information Statement pursuant to Rule 14f-1 and ManorCare Health Services, Inc.'s Schedule 13E-3 were mailed to In Home Health, Inc. shareholders in connection with the proposed appointment of ManorCare Health Services, Inc. nominees to the board of directors of In Home Health, Inc.

                  On July 26, 2000, a meeting of the In Home Health, Inc. board of directors was held at which all four directors were present in person. At the meeting, compensation of the special committee was approved, together with indemnification agreements for the members of the special committee, and the status of the transaction was reviewed in general. The board agreed that the members of the special committee would be entitled to receive compensation for their services at the rate of $200 per hour, with total compensation not to be less than $25,000 or in excess of $35,000. Mr. Terry reported on the status of negotiations with Houlihan Lokey pursuant to which he sought to change Houlihan Lokey's agreement from an engagement by In Home Health, Inc. to an engagement by the special committee, and to modify the scope of such engagement from providing general investment banking services to rendering a fairness opinion in connection with the merger proposed by ManorCare Health Services, Inc. The board of directors also reviewed preliminary financial projections prepared by the management of In Home Health, Inc., including the assumptions considered with respect to the new Medicare prospective payment system for home health services, scheduled for implementation on October 1, 2000. The board reviewed the projections prepared on July 21, 2000 by the financial management of In Home Health, Inc. in detail, noting a number of additional factors for consideration and requested that the management of In Home Health, Inc. prepare revised financial projections, after evaluating the additional factors proposed for consideration. See "SPECIAL FACTORS--Certain Projections."

                  On July 27, 2000, the special committee met with its financial advisors, Houlihan Lokey, regarding preparation and revision of financial projections for In Home Health, Inc. to enable Houlihan Lokey to conduct its analysis of the fairness of the ManorCare Health Services, Inc. proposal.

                  On August 1, 2000, the members of the special committee and In Home Health, Inc. executed the indemnification agreements approved at the July 26, 2000 board of directors meeting.

                  On August 2, 2000, Mr. Ford had an initial discussion with Simione Central, a third party financial consultant specializing in the health care industry, regarding the engagement of Simione Central to review the assumptions and methodologies underlying the financial projections of In Home Health, Inc. See "SPECIAL FACTORS--Certain Projections."

                  On August 7, 2000, Mr. Ford signed a revised engagement agreement among Houlihan Lokey, In Home Health, Inc. and the special committee, which superceded the engagement letter executed on June 12, 2000. The August 7, 2000 engagement letter provided that the scope of Houlihan Lokey's engagement was changed to a rendering of an opinion to the special committee as to the fairness, from a financial point of view, to the shareholders (other than ManorCare Health Care Services, Inc. and IHHI Acquisition Corp.) of the consideration to be received by them in connection with the proposed merger.

                  On August 9, 2000, the special committee discussed a strategy to request that ManorCare Health Services, Inc. increase the price it proposed to offer for the common stock of In Home Health, Inc. with its legal advisors and Houlihan Lokey in preparation for a meeting to be held with ManorCare Health Services, Inc. on August 10, 2000.

                  On August 10, 2000, the members of the special committee, together with a representative of Houlihan Lokey, met with representatives of ManorCare Health Services, Inc., including Paul Ormond. The participants discussed whether the proposed merger consideration was fair to the shareholders of In Home Health, Inc. (other than ManorCare Health Services, Inc., IHHI Acquisition Corp. and their affiliates). Mr. Terry indicated that a price higher than $3.375 per share was necessary. The meeting concluded with ManorCare Health Services, Inc. unwilling to increase the proposed merger consideration of $3.375 per share. Mr. Ormond stated his belief that the financial projections prepared by In Home Health, Inc. were overly optimistic.

                  On August 14, 2000, the special committee telephonically interviewed representatives from Simione Central regarding their qualifications to perform a review of In Home Health, Inc. financial projections.

                  On August 15, 2000, In Home Health, Inc. provided revised drafts of financial projections to Houlihan Lokey to assist them with their analysis of the fairness of the ManorCare Health Services, Inc.
proposal.  See "SPECIAL FACTORS--Certain Projections."

                  On August 17, 2000, at a telephonic meeting of the board of directors of In Home Health, Inc. at which all directors were present, the board reviewed the pending shareholder litigation and authorized the retention of special counsel for purposes of analyzing whether the board of directors was entitled to indemnification under Minnesota law. At this meeting, the directors of In Home Health, Inc. determined to defer the appointment of the two additional ManorCare Health Service nominees as directors to avoid, among other things, having those individuals named as defendants to the Erskine suit and potential contractual obligations that might result if the action were considered a change of control.

                  On August 21, 2000, In Home Health, Inc. formally engaged Simione Central to evaluate whether the assumptions and methodologies underlying the August 15, 2000 version of the financial projections prepared by In Home Health, Inc. were reasonable. Simione Central conducted its fieldwork at the offices of In Home Health, Inc. during the week of August 20, 2000.

                  On August 24, 2000, the special committee met with Simione Central regarding Simione Central's progress in reviewing In Home Health, Inc.'s August 15, 2000 financial projections.

                  On August 30, 2000, the special committee had discussions with a representative of ManorCare Health Services, Inc. and Simione Central regarding the results of Simione Central's review of the In Home Health, Inc. August 15, 2000 financial projections.

                  On August 31, 2000, the special committee had discussions with a Minneapolis law firm that had not previously represented In Home Health, Inc. or any of the directors named in the Erskine suit regarding retaining the firm to act as special legal counsel to provide an opinion regarding indemnification eligibility of the directors as required by the Minnesota Business Corporation Act. In Home Health, Inc. executed an engagement letter with the law firm, to represent In Home Health, Inc. as special legal counsel to provide an opinion regarding indemnification of directors under the Minnesota Business Corporation Act.

                  On September 1, 2000, Mr. Ormond called Mr. Ford to inquire about the status of In Home Health, Inc.'s financial projections. Mr. Ford indicated further work was necessary to refine the projections. Throughout the last week of August and the first week of September, Mr. Ford and Mr. Ormond spoke frequently by telephone to discuss the state of Simione Central's review, the development of the new assumptions and methodologies for In Home Health, Inc.'s financial projections and ManorCare Health Services, Inc.'s willingness to engage in a transaction.

                  On September 5, 2000, the special committee had discussions with a representative of ManorCare Health Services, Inc. and Simione Central regarding the results of Simione Central's review of In Home Health, Inc.'s August 15, 2000 financial projections. See "SPECIAL FACTORS--Certain Projections."

                  On September 8, 2000, in connection with the Erskine matter, the special legal counsel delivered its written report to Mr. Ford, in which it concluded that each of the directors of In Home Health, Inc. was entitled to indemnification by In Home Health, Inc. and to the advance and/or reimbursement by In Home Health, Inc. of reasonable expenses incurred by such director in connection therewith.

                  Also on September 8, 2000, In Home Health, Inc. provided new versions of financial projections to Houlihan Lokey that reflected input received from Simione Central but reflected higher operating income than Simione Central's estimates. Based on further discussions with Houlihan Lokey during the period from September 8-12, 2000, financial management of In Home Health, Inc. made certain further revisions to the financial projections and delivered final versions of the financial projections to Houlihan Lokey on September 12, 2000. See "SPECIAL FACTORS--Certain Projections."

                  On September 12, 2000, at a meeting of the special committee, the special committee considered the presentation of Houlihan Lokey regarding their assessment of the fairness of ManorCare Health Services, Inc.'s offer of $3.375 per share of In Home Health, Inc. common stock. Mr. Ford and legal counsel to the special committee attended the meeting in person in Chicago and Mr. Terry was present by telephone. The special committee considered the terms and conditions of the merger agreement with its legal counsel, and based on extensive discussions with Houlihan Lokey and legal counsel, the special committee determined that an increase in the price per share to be paid by ManorCare Health Services, Inc. to $3.70 would support fairness and allow them to recommend the approval and adoption of the merger agreement to the full board. After several negotiating sessions between the special committee, its legal counsel, ManorCare Health Services, Inc., represented by Mr. Ormond, and ManorCare Health Services, Inc.'s associate general counsel, ManorCare Health Services, Inc. agreed to increase its offer price to $3.70 per share of In Home Health, Inc. common stock. Based on this agreement, the special committee determined that the merger contemplated by the merger agreement was fair to and in the best interest of In Home Health, Inc. and its shareholders (other than ManorCare Health Services, Inc., IHHI Acquisition Corp. and their affiliates) and approved the merger agreement and recommended the approval of the merger agreement to the full board.

                  On September 12, 2000, a meeting of the board of directors of In Home Health, Inc. was held in Chicago following the meeting of the special committee. Mr. Weikel, Mr. Meyers and Mr. Ford were present in person at the meeting and Mr. Terry participated by telephone. At the meeting the board also authorized In Home Health, Inc. to promptly advance and/or reimburse each of the directors of In Home Health, Inc. for all reasonable losses, charges, damages, claims, expenses and costs suffered or incurred by any of the directors in connection with the shareholder lawsuit discussed above. The board of directors appointed Bruce Schroeder, an employee of Manor Care, Inc., as the Interim Chief Operating Officer of In Home Health, Inc. The board reviewed in detail the terms and conditions of the merger agreement with legal counsel to the special committee and Houlihan Lokey gave a summary of its presentation to the special committee regarding its analysis with respect to fairness of the merger consideration. The special committee members and Houlihan Lokey responded to numerous questions by the other directors regarding the questions of fairness to shareholders and related matters. The board then approved and adopted the merger agreement and declared the merger agreement advisable and fair to and in the best interests of In Home Health, Inc. and its shareholders and declared that the merger agreement shall be submitted to a vote of the shareholders of In Home Health, Inc. at a special meeting thereof as soon as practicable after execution and delivery of the merger agreement. The board recommended that the shareholders of In Home Health, Inc. approve and adopt the merger agreement and authorized either of the Chief Executive Officer or the Chief Financial Officer of In Home Health, Inc. to call a special meeting of shareholders for the purpose of approving and adopting the merger agreement. The board also authorized the preparation and filing of a proxy statement and a Transaction Statement on Schedule 13E-3.

                  On September 13, 2000, In Home Health, Inc., ManorCare Health Services, Inc. and IHHI Acquisition Corp. entered into an Agreement and Plan of Merger. In Home Health, Inc. and ManorCare Health Services, Inc. issued a joint press release disclosing the execution of the merger agreement.

                  On September 14, 2000, In Home Health, Inc. filed a Current Report on Form 8-K disclosing the execution of the merger agreement. ManorCare Health Services, Inc. also filed an amendment to its Schedule 13D Statement of Beneficial Ownership disclosing the execution of the merger agreement.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS; FAIRNESS OF THE MERGER

                  On September 12, 2000, the special committee approved the merger agreement, determined that the merger and the terms and provisions of the merger agreement are fair to and in the best interests of In Home Health, Inc.'s shareholders (other than ManorCare Health Services, Inc., IHHI Acquisition Corp. and their affiliates), and unanimously recommended to the entire board of directors that it, among other things, approve and adopt and declare advisable the merger agreement.

                  At a meeting of the board of directors held immediately following the special committee's meeting on September 12, 2000, at which all directors of In Home Health, Inc. were present, the board of directors considered the recommendations of the special committee. The board of directors unanimously concluded that the terms and provisions of the merger agreement are advisable and fair to and in the best interests of In Home Health, Inc.'s shareholders (other than ManorCare Health Services, Inc., IHHI Acquisition Corp. and their affiliates), approved and adopted the merger agreement, declared the merger agreement advisable and recommended that the shareholders approve and adopt the merger agreement and the transactions contemplated thereby.

         SPECIAL COMMITTEE

                  In approving, and recommending that the entire board of directors approve and adopt, the merger agreement, and in declaring, and recommending that the entire board of directors declare, the merger agreement advisable and the transactions contemplated thereby to be fair to and in the best interests of In Home Health, Inc.'s shareholders, the special committee considered the following factors, each of which, in the opinion of the special committee, supported its determination.

                  - Limitations as a Public Company. The special committee considered the fact that In Home Health, Inc.'s limited trading volume, limited recognition in its trading group, lack of institutional sponsorship and limited public float, and lack of research attention from market analysts, had adversely affected the trading markets for, and the value of, In Home Health, Inc.'s common stock. The special committee also considered its discussions with Houlihan Lokey with respect to these market and trading considerations. The special committee noted that public markets have not assigned significant earnings or EBITDA multiples to comparable companies and have not provided increased valuations to comparable companies from anticipated operation under the prospective payment system being implemented pursuant to the Balanced Budget Act of 1997 and the Omnibus Consolidated and Emergency Supplemental Appropriations Act. The special committee also considered the fact that In Home Health, Inc. may not have sufficient independent directors to comply with the rules of the Nasdaq Stock Market and may be de-listed. The special committee concluded that under the circumstances then existing, the $3.70 per share cash consideration to be received by the public shareholders, or shareholders other than ManorCare Health Services, Inc., IHHI Acquisition Corp. and their affiliates, pursuant to the merger agreement was preferable to continuing to hold shares in In Home Health, Inc. Accordingly, the special committee concluded that shareholder value was not likely to be maximized were In Home Health, Inc. to remain a public company.

                 - Financial Performance and Future Prospects. The special committee considered its knowledge of In Home Health, Inc.'s business, operations, assets, financial condition, operating results and prospects in light of the consideration offered under the terms of the merger agreement. With respect to prospects, the special committee considered the projections and uncertainties related to adoption of the prospective payment system and pending legislation. The special committee also considered earlier projections provided by In Home Health, Inc. management. The special committee considered Simione Central's comments related to the validity of the assumptions incorporated in the projections and the scope of work and qualifications of Simione Central. The special committee also considered that if the merger agreement is not consummated, In Home Health, Inc. could suffer adverse impacts as a result of disagreements with its major shareholder, which could affect cash flow, access to capital, and retention of management personnel. The special committee also considered the impact that these factors had and could have on the value of In Home Health, Inc. common stock. "See "SPECIAL FACTORS-Certain Projections."

                 - Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. The special committee received Houlihan Lokey's presentation at the September 12, 2000 meeting, including the opinion of Houlihan Lokey to the effect that, as of the date of its opinion and based upon and subject to the matters stated in its opinion, the $3.70 per share merger consideration to be received by In Home Health, Inc.'s public shareholders in the merger was fair to In Home Health, Inc.'s shareholders (other than ManorCare Health Services, Inc., IHHI Acquisition Corp. and their affiliates) from a financial point of view. THE FULL TEXT OF HOULIHAN LOKEY's WRITTEN OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY HOULIHAN LOKEY, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS ARE URGED TO, AND SHOULD,
                     READ THE OPINION OF HOULIHAN LOKEY CAREFULLY. In addition, the presentation of and the factors considered by Houlihan Lokey in its fairness opinion as discussed under "SPECIAL FACTORS--Opinion of Financial Advisor to the Special Committee" supported the special committee's determination.


                 - Market Price and Premium. The special committee considered that (1) the $3.70 per share to be received by In Home Health, Inc.'s shareholders in the merger is higher than the $3.375 per share paid for In Home Health, Inc. common stock in arm's length transactions between ManorCare Health Services, Inc. and three shareholders on June 28 and 29, 2000, one of which was for a block of In Home Health, Inc. common stock which gave ManorCare Health Services, Inc. a majority of the In Home Health, Inc. common stock;
                     (2) the $3.70 per share to be received by In Home Health, Inc. shareholders in the merger represents an 88% premium over the closing price of $1.969 per share of In Home Health, Inc. common stock as quoted by the Nasdaq on May 31, 2000, the day before the public announcement of the receipt of ManorCare Health Services, Inc.'s letter to In Home Health, Inc. demanding a special meeting; (3) the fact that withdrawal of ManorCare Health Services, Inc.'s offer could have an adverse impact on the market price of In Home Health, Inc.'s common stock and future liquidity of In Home Health, Inc.'s common stock; and (4) the consideration to be received by In Home Health, Inc. shareholders (other than ManorCare Health Services, Inc., IHHI Acquisition Corp. and their affiliates) in the merger will consist entirely of cash. The special committee adopted the market trading analysis of Houlihan Lokey with respect to the current and historical prices of In Home Health, Inc. common stock and considered the per share merger consideration in relation to the current and historical prices. See "SPECIAL FACTORS-Additional Consideration to be Paid to Heartland Advisors, Inc."

                 - Redemption of Preferred Stock. The special committee also considered the fact that a portion of the preferred stock owned by ManorCare Health Services, Inc. would become redeemable on October 24, 2000 and that ManorCare Health Services, Inc. would likely cause a portion of the preferred stock to be redeemed thereafter. The redemption of the preferred stock would be beneficial to net income available to common shareholders and earnings per share, because it would no longer be necessary to pay dividends on the preferred stock. The special committee considered the fact that In Home Health, Inc. would have to borrow funds to redeem the preferred stock, the fact that In Home Health, Inc. did not have any financing commitment that would allow such borrowings from any subordinated debt lenders, and that the only interest expressed in providing funding was by one second tier lender which, in the view of the board, proposed onerous terms. As such, the special committee considered the fact that redemption of the preferred stock would likely have an adverse impact on In Home Health, Inc.'s liquidity.

                 - Negotiations with ManorCare Health Services, Inc. The special committee considered the history of negotiations with respect to the merger agreement and the transactions contemplated thereby as the product of arm's-length negotiations between ManorCare Health Services, Inc. and the special committee which, among other things, led to:

                     - an increase in ManorCare Health Services, Inc.'s offer from $3.375 per share to the $3.70 per share to be received by the In Home Health, Inc. shareholders in the merger, combined with the special committee's belief that $3.70 per share was the highest price that ManorCare Health Services, Inc. would offer;

                     - provisions in the merger agreement providing that In Home Health, Inc. may, under certain circumstances, engage in discussions or negotiations with, and furnish information or access to, third parties who submit a written acquisition proposal for a transaction, together with the ability of In Home Health, Inc. to terminate the merger agreement in order to permit In Home Health, Inc. to enter into such a transaction.

                  See "SPECIAL FACTORS--Background of the Merger" and "THE MERGER AGREEMENT."

                 - Terms of the Merger Agreement. The special committee considered the terms and conditions of the merger agreement, the proposed closing date, the fact that the offer is not contingent upon financing and the belief that the merger can be rapidly consummated without regulatory obstacles.

                 - Other Potential Investors and Buyers. The special committee considered that a third party had approached ManorCare Health Services, Inc. to purchase its equity interest in In Home Health, Inc. and that ManorCare Health Services, Inc. had declined to pursue the proposal. The special committee also considered that two potential investors in In Home Health, Inc. had been identified. The proposals of such investors were considered inadequate by In Home Health, Inc. because, among other things, the price per share offered was substantially less than the market price of the common stock of In Home Health, Inc. and less than the per share consideration offered by ManorCare Health Services, Inc. under the merger agreement. The special committee also considered the fact that no other bidder is likely to emerge given that ManorCare Health Services, Inc. owns 61.3% of the outstanding common stock of In Home Health, Inc. Accordingly, the special committee believed that it was not likely that any party other than ManorCare Health Services, Inc. would propose and complete a transaction on terms more favorable to In Home Health, Inc.'s shareholders (other than ManorCare Health Services, Inc., IHHI Acquisition Corp. and their affiliates) than the merger. The special committee believed that the length of time between the public announcement of ManorCare Health Services, Inc.'s indications of interest in In Home Health, Inc. and the date of the merger agreement provided a substantial amount of time within which to gauge the current level of interest in In Home Health, Inc. and to permit potential buyers to come forward.

                 - Special Committee Composition and Retention of Advisors. The special committee considered that it was composed of directors who have no interest in the transaction other than that Mr. Ford is serving as Chairman of the Board and Interim Chief Executive Officer and President of In Home Health, Inc. until such time as a permanent Chief Executive Officer is appointed and is a holder of In Home Health, Inc. common stock. Mr. Terry is not affiliated with In Home Health, Inc. (except in his capacity as a director and temporary consultant). Neither will have any equity interest in the surviving corporation, ManorCare Health Services, Inc. or IHHI Acquisition Corp. The special committee also considered that it had retained and was advised by its own legal counsel and Houlihan Lokey, its own financial advisor, who negotiated on behalf of the special committee, assisted the special committee in evaluating the proposed transaction and provided the special committee with financial and legal advice.

                 - Regulatory Approvals. The special committee considered that there were no regulatory approvals required to consummate the merger.

                 - Availability of Dissenters' Rights. As discussed in this proxy statement under "Dissenters' Rights", the special committee considered the fact that Minnesota law entitles shareholders, who do not vote in favor of the merger and who file a written notice of intent with In Home Health, Inc., to obtain the "fair value" of their shares, as determined by a court, if the merger is completed.

                 The special committee also considered a variety of risks and other potential negative factors concerning the merger. These included the following:

                 - Loss of Equity Interest. The special committee considered the fact that if the merger agreement is approved and adopted, the current shareholders of In Home Health, Inc. (other than ManorCare Health Services, Inc., IHHI Acquisition Corp. and their affiliates) will not participate in the future growth of In Home Health, Inc. Because of the risks and uncertainties associated with In Home Health, Inc.'s future prospects, the special committee concluded that the merger was preferable to enabling the holders of such stock to have a speculative potential future return.

                 - Potential Conflicts of Interests. The special committee considered the potential conflicts of interests of the members of the board of directors nominated by ManorCare Health Services, Inc.

                 - Taxation of Transaction. The cash consideration to be received by In Home Health, Inc. shareholders in the merger will result in a taxable transaction to the shareholders.

                 - Recourse Against ManorCare Health Services, Inc. The special committee considered that it would be difficult to enforce the merger agreement against ManorCare Health Services, Inc., in the event of its breach, due to its control of In Home Health, Inc.

                 In considering the merger, the special committee considered Houlihan Lokey's analyses, recommendations and opinion to determine the going concern value of In Home Health, Inc. The special committee did not attempt to determine the liquidation value of In Home Health, Inc. and gave little consideration to the book value of In Home Health, Inc. (which was $2.84 on June 30, 2000) because they believed those measures were not relevant to the market value of In Home Health, Inc.'s business and would be considerably less than the merger consideration of $3.70 per share. While the special committee reviewed with Houlihan Lokey its various financial analyses and reviewed with the officers of In Home Health, Inc. its historical and projected results, the special committee did not independently generate its own separate financial analysis of the merger transaction.

                 The special committee concluded that the positive factors outweighed the negative factors. Because of the variety of the factors considered, the special committee did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching any determination. The determination was made after consideration of all of the factors together.

                 The special committee did not consider it necessary to require approval of the merger agreement and the merger by at least a majority of In Home Health, Inc.'s shareholders who were not affiliated with ManorCare Health Services, Inc. or IHHI Acquisition Corp. or to retain any additional unaffiliated representative to act on behalf of shareholders who were not affiliated with ManorCare Health Services, Inc. The special committee believed there were sufficient procedural safeguards in place to ensure the procedural fairness of the merger. These safeguards include:

                 - the board of directors established a special committee to consider and negotiate the merger agreement;

                 - the committee was comprised of two independent directors who will have no continuing interest in In Home Health, Inc. after completion of the merger;

                 - the special committee received a fairness opinion from Houlihan Lokey;

                 - the special committee negotiated the terms of the merger with the assistance of its independent financial advisors and lawyers;

                 - as discussed in this proxy statement under "Dissenter's Rights", Minnesota law entitles shareholders who do not vote in favor of the merger and who file a written notice of intent with In Home Health, Inc. to obtain the fair value of their shares, as determined by a court, if the merger is completed.

         BOARD OF DIRECTORS OF IN HOME HEALTH, INC.

                 In reaching its determination referred to above, the board of directors considered and relied upon the special committee's conclusions, recommendations, unanimous approval and adoption of the merger agreement, declaration of the merger agreement's advisability and Houlihan Lokey's opinion that, as of the date of such opinion, based upon and subject to various considerations, assumptions and limitations stated therein, the $3.70 per share in cash to be received by In Home Health, Inc.'s shareholders in the merger was fair to such shareholders (other than ManorCare Health Services, Inc., IHHI Acquisition Corp. and their affiliates) from a financial point of view, and the related analyses presented by Houlihan Lokey.

                  THE BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS ADVISABLE AND IS FAIR TO AND IN THE BEST INTERESTS OF IN HOME HEALTH, INC. AND THE HOLDERS OF COMMON STOCK (OTHER THAN MANORCARE HEALTH SERVICES, INC., IHHI ACQUISITION CORP. AND THEIR AFFILIATES) AND, BASED UPON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, RECOMMENDS APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY TO IN HOME HEALTH, INC.'S SHAREHOLDERS.

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

                  The special committee engaged Houlihan Lokey to render an opinion as to the fairness, from a financial point of view, of the merger of In Home Health, Inc. and IHHI Acquisition Corp. to the public shareholders of In Home Health, Inc. (other than ManorCare Health Services, Inc., IHHI Acquisition Corp. and their affiliates). Houlihan Lokey is a nationally recognized investment-banking firm that provides financial advisory services in connection with mergers and acquisitions, financial restructuring, business valuations and private placements of debt and equity securities. Houlihan Lokey has extensive experience in the healthcare industry and, more specifically, in home health care. The professionals within Houlihan Lokey's Healthcare Investment Banking Group have worked on dozens of transactions involving home health care companies.

                  At the meeting of the special committee held on September 12, 2000, Houlihan Lokey rendered its oral opinion to the special committee that, as of such date, based on and subject to the assumptions, factors and limitations set forth in the opinion and as described below, the consideration to be received by the shareholders of In Home Health, Inc. (other than ManorCare Health Services, Inc., IHHI Acquisition Corp. and their affiliates) in connection with the merger is fair to them from a financial point of view. Such opinion was subsequently confirmed in writing and is dated September 12, 2000.

                  The special committee agreed that In Home Health, Inc. would pay Houlihan Lokey a fee of $300,000 for its preparation and delivery of the fairness opinion, plus Houlihan Lokey's out-of-pocket expenses. No portion of Houlihan Lokey's fee is contingent upon the successful completion of the merger and the amount of the fee is not based on the size of this transaction. In Home Health, Inc.'s board of directors did not limit Houlihan Lokey in any way in the investigations it made or the procedures it followed in rendering its opinion. In addition, In Home Health, Inc. agreed to indemnify Houlihan Lokey and its affiliates against certain liabilities, including but not limited to any liabilities under federal securities laws that may arise out of the engagement of Houlihan Lokey.

                  The full text of Houlihan Lokey's opinion is attached as Annex B to this proxy statement and is incorporated herein by reference. We urge you to read the opinion in its entirety. Houlihan Lokey's written opinion is addressed to the special committee, is directed only to the fairness, from a financial point of view, of the consideration to be paid to the shareholders of In Home Health, Inc. (other than ManorCare Health Services, Inc., IHHI Acquisition Corp. and their affiliates) pursuant to the merger agreement and does not constitute a recommendation to any shareholder of In Home Health, Inc. as to how such shareholder should vote at the special meeting.

                  While Houlihan Lokey acted as financial advisor and provided financial analyses and a fairness opinion to the special committee, Houlihan Lokey was not requested and did not make any recommendation to the special committee as to the form or amount of the consideration to be received by the unaffiliated shareholders of In Home Health, Inc. in the merger, which was determined through negotiations between the parties to the merger. The opinion does not address In Home Health, Inc.'s underlying business decision to proceed with or effect the merger.

                  In arriving at its opinion regarding the fairness of the merger from a financial point of view, Houlihan Lokey, among other things:

                  - reviewed copies of the merger agreement and draft copies of this proxy statement;

                  - met with certain members of the senior management of In Home Health, Inc. to discuss the operations, financial condition, future prospects and projected operations and performance of In Home Health, Inc., and met with In Home Health, Inc.'s counsel to discuss certain matters;

                  - visited, on several occasions, In Home Health, Inc.'s headquarters in Minnetonka, Minnesota;

                  - reviewed forecasts and financial projections prepared by In Home Health, Inc.'s management with respect to In Home Health, Inc. for the fiscal years ended September 2000 through 2003, which Houlihan Lokey received in final form on September 12, 2000;

                  - reviewed the historical market prices and trading volume for In Home Health, Inc.'s publicly traded securities;

                  - researched and analyzed the current environment and various trends within the healthcare industry in general, and the home health care industry, specifically. As a part of the research, Houlihan Lokey had discussions with various industry sources regarding the current Medicare reimbursement regulatory and legislative environment, as well as proposed reimbursement changes and their impact on home health care providers;

                  -  reviewed Simione Central's report;

                  - reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed comparable to In Home Health, Inc., and publicly available prices and premiums paid in other healthcare transactions that Houlihan Lokey considered appropriate;

                  - reviewed drafts of certain documents to be delivered at the closing of the transaction; and

                  - conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

                  Houlihan Lokey used various methodologies to assess the fairness, from a financial point of view, of the merger to In Home Health, Inc.'s public shareholders, other than ManorCare Health Services, Inc., IHHI Acquisition Corp. and their affiliates. Houlihan Lokey employed methodologies that provided estimates as to the aggregate value of In Home Health, Inc. The analyses required studies of the overall market, economic and industry conditions in which In Home Health, Inc. operates, and the historical operating results and financial projections of In Home Health, Inc.

                  In general, healthcare providers, especially publicly traded companies, have been in a depressed state primarily as a result of Medicare reimbursement changes enacted by the Balanced Budget Act of 1997. In the Balanced Budget Act, Medicare reimbursement was reduced by $116 billion over five years. As a result of this lower reimbursement, healthcare providers have experienced significantly lower revenue and earnings. As such, access to capital markets has been greatly reduced, mergers and acquisition activity is at low levels compared to the period prior to the adoption of the Balanced Budget Act of 1997, and major healthcare bankruptcy filings have increased.

                 The various approaches utilized by Houlihan Lokey were (i) the Market Trading Analysis, (ii) the Market Multiple Approach, (iii) the Comparable Transactions Approach, and (iv) the Discounted Cash Flow Approach. The analyses performed by Houlihan Lokey used calculations based on the total number of shares of In Home Health, Inc. common stock issued and outstanding, determined on fully-diluted basis.

                  In the market trading analysis, current and historical market prices and trading data of the subject company's stock are analyzed to provide background information and to add context to the other analyses performed by Houlihan Lokey as described below, and therefore does not provide an indication of value for the transaction.

                 The market multiples approach is a method of determining the fair market value of a company. The approach is one of determining operating levels, which are considered to be representative of the future performance of the subject company, and capitalizing these figures by an appropriate risk-adjusted rate. The capitalization rate is an expression of what investors believe to be a fair and reasonable rate of return for the particular security, given the inherent risk of ownership. It also incorporates expectations of growth and rests on the implicit assumption that some level of earnings will be generated by the enterprise into perpetuity. The most common means of obtaining capitalization rates is to examine publicly traded companies with similar risk and growth profiles compared with the subject company and to use the public company capitalization rates as a basis for choosing capitalization rates for the subject company. Capitalization rates obtained in this manner are generally expressed as ratios of the various operating levels, and are referred to as market multiples.

                 The comparable transaction approach analyzes companies that have recently been sold in the public marketplace. In this approach, the total price paid for the subject company is related to earnings and cash flow figures which yield implied transaction multiples. The acquired company is then compared with the subject company on the basis of risk and expected return, and its transaction multiples are used as a basis for selecting appropriate multiples for the subject company.

                 The discounted cash flow approach is another method of determining the value of an operating enterprise. This approach entails determining the appropriate cash flows to discount, based upon projected income statements and balance sheets for the enterprise. An appropriate discount rate for the enterprise projections is selected based upon an analysis of alternative investments, including public company discounts rates. The terminal value, which is the value of the enterprise at the end of the projected period, is determined by using a market multiple approach. The summation of the discounted value of the projected periods and the discounted value of the terminal value determines the subject company's enterprise value. To determine the fair market value of the subject company's common equity, adjustments must be made for interest bearing debt net of cash and any preferred equity.

          MARKET TRADING ANALYSIS

                  Houlihan Lokey reviewed current and historical market prices and trading data concerning In Home Health, Inc.'s common stock for specified periods prior to and after announcement of ManorCare Health Services, Inc.'s intention to control the business on June 1, 2000.

                  Closing stock price as of 5/31/00........................................$1.969
                  Closing stock price as of 9/12/00........................................$3.313
                  30 to 180 day average trading volume as of 5/31/00 .......4,859 - 10,729 shares
                  Market capitalization (based on 5/31/00 close)....................$11.3 million
                  Market capitalization (based on 9/12/00 close)....................$18.9 million
                  12-month high and low stock price (as of 9/12/00)...............$3.375 - $1.813



                  The per share merger price of $3.70 represented an 88% premium over the closing price of $1.969 on May 31, 2000. This premium compared favorably to other premiums being paid in healthcare service company transactions. In the last twelve months for which information was available, March 1999 through March 2000, the median control premium paid for healthcare service companies was 21.4%. Also, the $3.70 merger price compared favorably to the 52-week high stock price, which occurred on November 17, 1999 at a price of $3.375.

         MARKET MULTIPLE APPROACH

                  Using publicly available information, Houlihan Lokey compared selected financial data of In Home Health, Inc. with similar data of various companies engaged in businesses considered by Houlihan Lokey to be comparable to that of In Home Health, Inc. The companies Houlihan Lokey considered comparable were Amedisys, Inc., National Home Health Care Corp., Star Multi-Care Services, Inc., Gentiva Health Services, Inc. and Tender Loving Care Health Services, Inc. In determining comparable companies, Houlihan Lokey considered home health companies that deliver clinical services to patients in their homes, which clinical services are performed primarily by nurses and other related professionals. Although Houlihan Lokey reviewed certain home care companies other than these five companies, Houlihan Lokey determined that the other companies were not comparable to In Home Health, Inc. due to differences in the type of business, reimbursement and operating characteristics. Houlihan Lokey did not consider as comparable companies that derived their revenues primarily from sales of home health care products (such as respiratory and home medical equipment) as they involve the distribution of products rather than the provision of services. For each of the comparable companies, Houlihan Lokey calculated, reviewed and analyzed numerous financial and operating performance ratios, as well as numerous market capitalization ratios, such as the ratio of enterprise value or "EV" (aggregate equity plus total interest-bearing debt less cash) to each of the following: (i) latest twelve months revenues (based on the most recent quarterly information publicly available as of September 12, 2000);
(ii) latest twelve months earnings before interest, taxes, depreciation and amortization, or "EBITDA"; and (iii) latest twelve month earnings before interest and taxes, or "EBIT".

                  Three of the five comparable companies were unprofitable on an EBIT basis; two of them were also unprofitable on an EBITDA basis. As a result, these three companies were included for revenue multiple calculation purposes, but were excluded from consideration in evaluating earnings multiples. No analyst estimates of year forward revenue, EBITDA or EBIT results were available for Houlihan Lokey to calculate year forward multiples for any of the comparable companies.

                  The review of the five comparable companies identified above indicated the following ratios:

                                          LATEST TWELVE MONTHS (1)
                                  EV/Revenues  EV/EBITDA (2) EV/EBIT (2)
                                  -----------  ------------  -----------
Low                                   0.18         6.5           8.9
High                                  0.68         7.3          13.4

Median                                0.45         6.9          11.1
Mean                                  0.42         6.9          11.1

In Home Health, Inc. (implied)        0.24         5.1           7.4

----------

(1) Analysis based on publicly available information at September 12, 2000 for the latest twelve months for comparable companies.

(2) Results for three of the comparable companies, Amedisys, Star-Multi-Care, and Tender Loving Care, were excluded from the range.

                  All multiples were based on closing stock prices on September 12, 2000. The In Home Health, Inc. implied multiples were below those of the comparable companies on a median and mean basis. However, Houlihan Lokey believed the implied multiples for In Home Health, Inc. of 0.24, 5.1 and 7.1 for enterprise value to revenues, EBITDA and EBIT, respectively, were justified given the inherent differences between the businesses, operations, and prospects of In Home Health, Inc. and the comparable companies. Specifically, in Home Health, Inc. exhibited a compounded annual revenue decline of 13.8% over the last three years and had four consecutive years of declining revenue. This revenue trend did not compare favorably to those of the comparable companies. There were also differences between the size and earning trends of the comparable companies and In Home Health, Inc. Houlihan Lokey also examined the level of analyst coverage and trading volume for all of the comparable companies and found that the comparable companies exhibited little or no coverage by research analysts and all of the comparable companies exhibited low trading volume. Accordingly, Houlihan Lokey did not rely heavily on the quantitative results of the market multiple approach described above, and also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of In Home Health, Inc. and the comparable companies that would, in Houlihan Lokey's opinion, affect the public market valuation of such companies.

         COMPARABLE TRANSACTION APPROACH


                  Houlihan Lokey reviewed seven merger and acquisition transactions as reported in filings with the Securities and Exchange Commission, public company disclosures, press releases, industry and popular press reports, databases and other sources that satisfied the following criteria:

                  o transactions in which the target company is classified as a "Home Health Care Services" company with a Standard Industrial Classification Code of 8082;

                  o transactions with a target company involved in the services area of the home health care industry, rather than an equipment provider; and

                  o recent home health care transactions otherwise deemed comparable by Houlihan Lokey.

                  Houlihan Lokey researched financial performance measures for merger and acquisition transactions involving companies in the home health care industry. In performing its analysis, Houlihan Lokey considered that the merger and acquisition transaction environment varies over time because of reimbursement rates and trends, interest rate and equity market fluctuations and industry results and growth expectations.


                  In determining the seven comparable transactions, Houlihan Lokey initially reviewed 47 transactions that had occurred in the home care industry since January 1999. All of the transactions involved sales of private companies or sales of a division within a public company and, as such, none of these transactions resulted in significant disclosure of detailed financial or transactional information. Of the 47 transactions reviewed, only seven transactions had public financial information available that Houlihan Lokey considered sufficient for analysis. The following transactions were the transactions reviewed by Houlihan Lokey that it considered to have sufficient public information available:

                  Acquiror                           Target
                  --------                           ------

                  Classic Residence by Hyatt         Preferred Home Health
                  Capital General Corporation        NuMed Home Health
                  National Home Health Care Corp.    Optimum Home Health of CT, Inc.
                  New York Health Care, Inc.         Manhattan Home Health Care Office
                  Landauer Hospital Supplies, Inc.   Community Care Services, Inc.
                  Not Disclosed                      Caretenders Home Nursing Operations
                  Not Disclosed                      HealthCor's Espanola Offices

                  Houlihan Lokey compared enterprise values or "EV" in the selected transactions expressed as a multiple of the target's revenues and EBITDA. Information regarding all seven transactions yielded enterprise value to revenue multiples; however, only one transaction provided a meaningful enterprise value to EBITDA multiple as the other six transactions involved the acquisition of targets with negative EBITDA or for which information was not available. The summary of the transaction multiples analyzes is as follows:

                                                    EV/Revenues      EV/EBITDA
                                                    -----------      ---------
                  Low                               0.05             5.8
                  High                              0.92             5.8

                  Median                            0.45             5.8
                  Mean                              0.51             5.8

                  In Home Health, Inc. (implied)    0.24             5.1

                  In light of the lack of sufficient publicly available information regarding the transactions Houlihan Lokey reviewed and the lack of detailed financial information on the comparable companies outlined above, Houlihan Lokey did not place significant reliance on either of these two analyses. However, there were recent transactions, which Houlihan Lokey considered very relevant, involving In Home Health, Inc. stock. On June 28 and 29, 2000, ManorCare Health Services, Inc. purchased from Heartland Advisors, Inc., RS Value Group, LLC and Eastbourne Capital Management an aggregate of 454,401, 461,734, and 230,600 shares, respectively, at a price of $3.375 per share in three separate transactions negotiated at arms-length. All three sellers were financially sophisticated investors who negotiated directly with ManorCare Health Services, Inc. to sell their positions. See "SPECIAL
FACTORS -- Additional Consideration to be Paid to Heartland Advisors,
Inc."




         DISCOUNTED CASH FLOW APPROACH

                  Using the discounted cash flow approach, Houlihan Lokey estimated the present value of the future cash flows that In Home Health, Inc. could be expected to produce over a three-year period in fiscal years 2001 through 2003, under the various assumptions and in accordance with management forecasts and estimates as to future performance. Houlihan Lokey received numerous sets of projections from In Home Health, Inc. during the engagement as management evaluated the appropriateness of the assumptions underlying the financial projections.

                 In Home Health, Inc. retained Simione Central to assist management in assessing the assumptions and methodologies underlying the financial projections particularly as they related to changes in Medicare reimbursement. In its final report, Simione Central suggested that the earnings level in the financial projections of In Home Health, Inc. were too high. Based upon Simione Central's field work and recommendations, In Home Health, Inc. revised certain assumptions which resulted in lowering the level of projected earnings. However, even in the final financial projections, earnings levels in the financial projections were higher than the Simione Central estimates and in some instances, substantially higher. See "SPECIAL FACTORS--Certain Projections."

                  After reviewing the financial projections prepared by In Home Health, Inc., on August 9, 2000 Houlihan Lokey requested that In Home Health, Inc. prepare two additional versions of financial projections based on the full impact of the current reimbursement rates, as well as proposed changes in reimbursement rates scheduled to take effect on October 1, 2001. Houlihan Lokey believed it was important to consider fully the impact of a proposed repeal of the legislated reductions in Medicare reimbursement rates scheduled to take effect on October 1, 2001 in order to understand the implication for the shareholders of In Home Health, Inc.

                  On September 12, 2000, In Home Health, Inc. provided Houlihan Lokey with base case, best case and worst financial projections in final form. Houlihan Lokey's fairness opinion is based on these September 12, 2000 financial projections. As among the base case, best case and worst case, the final September 12, 2000 projections differed only in their assumptions regarding the Medicare reimbursement payment rates described above. The base case of the projections assumed a 60% probability that the pending legislation to repeal the reductions will pass, whereas the best case assumes the legislation will pass (and reimbursement rates will not be reduced) the worst case assumes the legislation will not pass (and the reimbursement rates will be reduced as presently provided for under current law). Outlined below is the equity value on a per share basis of In Home Health, Inc.'s financial projections, as more fully described in the section entitled "SPECIAL FACTORS-Certain Projections."

                 RANGE OF IMPLIED EQUITY VALUE PER COMMON SHARE


         Financial Projections                                         Low      High    Merger Price
         ---------------------                                         ---      ----    ------------
         Best Case -  Repeal (no reimbursement decrease)               $3.24    $4.19        $3.70
         Base Case - Probability Approach                              $2.53    $3.29        $3.70
         Worst Case - No Repeal (reimbursement decrease)               $1.09    $1.50        $3.70

                  Houlihan Lokey considered the implied equity value per common share under the best case, base case and the worst case. Under the existing law (i.e., if the reductions to Medicare reimbursement rates scheduled to take effect ion October 1, 2001 are not repealed), In Home Health, Inc. projects that the worst case will be the likely outcome. Under the worst case, the implied equity value per common share would be in the range of $1.09 to $1.50, which represents a price 59% to 71% lower than $3.70 per share in the proposed merger. Under the best case, which only occurs if the current law is repealed and reimbursement rates change, the implied equity value per common share ranged between $3.24 and $4.19. The mid-point of the best case range is approximately $3.72 per share. Therefore, under the best case scenario, the mid-point of the implied equity value per common share approximates the transaction price.

                  For purposes of its opinion, Houlihan Lokey relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it by In Home Health, Inc. or otherwise made available to Houlihan Lokey and did not assume responsibility for the independent verification of such information. Houlihan Lokey relied upon the assurances of the financial management of In Home Health, Inc. that (1) the information provided to it by In Home Health, Inc. was prepared on a reasonable basis, (2) the financial planning data and other business outlook information reflects the best currently available estimates of management, (3) management was not aware of any information or facts that would make the information provided to Houlihan Lokey incomplete or misleading and (4) there were no material changes in In Home Health, Inc.'s assets, financial condition, results of operations, business or prospects since the date of the last financial statements or information made available to Houlihan Lokey.

                  Houlihan Lokey drew no specific conclusion from its comparable company, comparable transaction, discounted cash flow and market trading analyses, but subjectively factored its observations from these analyses into its qualitative assessment of the relevant facts and circumstances. Houlihan Lokey's analyses indicated that the consideration to be received by In Home Health, Inc.'s public shareholders (other than ManorCare Health Services, Inc., IHHI Acquisition Corp. and their affiliates) in connection with the merger is fair from a financial point of view.

                  Houlihan Lokey analyzed In Home Health, Inc. as a going concern and accordingly expressed no opinion as to its liquidation value. Houlihan Lokey expressed no opinion as to the price at which shares of In Home Health, Inc. common stock have traded or at which these shares may trade at any future time. The opinion is based on information available to Houlihan Lokey and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. Houlihan Lokey's opinion is based on the business, economic, market and other conditions as they existed as of September 12, 2000 and on the projected financial information provided to Houlihan Lokey as of such date. Except as set forth above, Houlihan Lokey did not make any independent appraisal of the specific properties or assets of In Home Health, Inc.

                  The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole. In its analysis, Houlihan Lokey made numerous assumptions with respect to In Home Health, Inc., industry performance, general business, economic, and market and financial conditions, many of which are beyond the control of In Home Health, Inc. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. However, there were no specific factors reviewed by Houlihan Lokey that did not support its opinion. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

REPORT OF THIRD PARTY FINANCIAL CONSULTANT TO IN HOME HEALTH, INC.

                  In Home Health, Inc. retained Simione Central as a third party financial consultant to the special committee to evaluate whether the underlying assumptions and methodologies of In Home Health, Inc. provide a reasonable basis for In Home Health, Inc.'s financial projections.


                  Simione Central has been involved in home care for over thirty years and is considered to be a leading consulting firm to the health care industry. Simione Central's client base includes hospital-based and hospital-affiliated agencies, small and large proprietary agencies, visiting nurse associations and national chain organizations in both urban and rural settings. Simione Central also serves as one of the reimbursement consultants to the National Association for Home Care. In Home Health, Inc. selected Simione Central because of its expertise, reputation and familiarity with the health care service provider industry in general.


                  THE FULL TEXT OF THE WRITTEN REPORT OF SIMIONE CENTRAL DATED SEPTEMBER 1, 2000, WHICH SETS FORTH THE MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX E TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS OF IN HOME HEALTH, INC. ARE URGED TO READ THE REPORT IN ITS ENTIRETY. THE SUMMARY OF THE REPORT OF SIMIONE CENTRAL SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH REPORT.

                  In Home Health, Inc. received Simione Central's report dated September 1, 2000. Simione Central examined the underlying assumptions and methodologies used for the revenue and expense projections prepared by the management of In Home Health, Inc. dated August 21, 2000, for the fiscal years ending September 30, 2001, 2002 and 2003 of In Home Health, Inc. Simione Central conducted an on-site review of the assumptions and methodologies used in the financial projections and had discussions with management of In Home Health, Inc. Simione Central's examination included such procedures as they considered necessary to evaluate the assumptions and methodologies used by the management of In Home Health, Inc. and the preparation and presentation of the projections. Simione Central's report states that based on quantifiable exceptions to the projections that they considered quantifiable, In Home Health, Inc.'s "income from operations" would decrease approximately $420,000 for fiscal year 2000, $4.8 million for fiscal year 2001, $5.3 million for fiscal year 2002, and $7.0 million for fiscal year 2003, respectively, from the level in the financial projections provided to Simione Central on August 21, 2000. According to Simione Central, several exceptions to the projections accounted for the decreases, including the following:

                  - In the financial projections provided to Simione Central on August 21, 2000, certain revenues and expenses were projected using the base fiscal year projections for the year ending September 30, 2000. These base year projections were subsequently revised, based on up to date information, which resulted in changes to projected revenues and expenses for years ending 2001, 2002 and 2003.

                  - The Health Care Financing Administration published final regulations for a prospective payment system for home health agencies July 3, 2000. In Home Health, Inc. subsequently revised the projected Medicare revenue for changes in case mix classifications and revenue weights due to the change in the final regulations.


                  - An office was closed after the projections were prepared and the revenues and expenses related to that office had to be removed for the years 2001, 2002 and 2003.

                  In Home Health, Inc. and Simione Central are parties to a consulting engagement letter dated August 21, 2000. The engagement letter provides that In Home Health, Inc. shall pay Simione Central (1) a fee of $10,000 when Simione Central initiates the project (which is 40% of the total estimated fees and is applied toward the total estimated fees) and (2) a total estimated fee of $25,000 to $30,000. The engagement letter also provides that In Home Health, Inc. will reimburse Simione Central for its travel time at $80 per hour and its out-of-pocket expenses. Simione Central's objectives under the consulting engagement letter are to evaluate whether the underlying assumptions and methodologies of In Home Health, Inc.'s financial projections provide a reasonable basis In Home Health, Inc.'s financial projections.

CERTAIN PROJECTIONS

         DEVELOPMENT OF THE FINANCIAL PROJECTIONS

                  As noted above under the section titled "SPECIAL FACTORS--Background to the Merger," management of In Home Health, Inc. prepared certain financial projections to assist the board of directors of In Home Health, Inc. in assessing the effect of the proposed changes to the Medicare payment system and, subsequently, for use by the special committee and Houlihan Lokey in evaluating the fairness of consideration to be paid to shareholders in the merger. In discussing the preparation and revision of these financial projections, this section describes changes in assumptions and methods underlying the financial projections, which resulted in changes to the forecasted results. These changes in assumptions and methods resulted, in large part, from uncertainty with respect to Medicare reimbursement rates and the effect of such rates on In Home Health, Inc.'s revenue. Accordingly, financial management of In Home Health, Inc. prepared multiple projections from the period from February 2000 through September 12, 2000, the date on which final projections were delivered to Houlihan Lokey for use in rendering their fairness opinion. Please refer to selected information from In Home Health, Inc.'s financial projections set forth below under the headings "Projections Relied Upon By Houlihan Lokey in Their Fairness Opinion" and "Financial Projections Prepared But Not Used by In Home Health, Inc."

                  The first financial projections were prepared during the spring of 2000 by the financial management of In Home Health, Inc. These projections were meant to be a management tool and were not intended to be used in any determination of the value for In Home Health, Inc. Rather, the financial management of In Home Health, Inc. prepared these financial projections in response to Mr. Ford's request that management develop projections to take into account the change, effective October 2000, from an interim payment cost reimbursement system under Medicare to a prospective payment (fixed price) system in order that In Home Health, Inc. could better plan for this adjustment and to determine if In Home Health, Inc. would have sufficient liquidity to meet its preferred stock obligations.

                  The change to the Medicare payment system affects the method and manner by which home health agencies, such as those owned by In Home Health, Inc., will be entitled to reimbursement for certain services rendered to patients covered under Medicare. Under the interim payment system, in effect prior to October 2000, home health agencies were entitled to receive reimbursement for actual amounts expended in providing care to Medicare patients for certain services, whereas under the payment system effective as of October 2000, agencies will be entitled to receive reimbursement on a prospective basis based on statutory rates determined in accordance with a variety of factors, including: the types of patients; the severity of illness treated by the agency; and the expected duration of these treatments. Under the prospective payment system, treatment periods are measured in sixty (60) day increments, referred to as "episodes of care" or "episodes". Selected information from these initial financial projections is set forth below under the heading "Financial Projections Prepared But Not Used by In Home Health, Inc.--March 2000 Projections."

                  The March 2000 In Home Health, Inc. financial projections prepared by financial management to account for the effect of the prospective payment system and the new Medicare reimbursement rates were delivered to the board of directors at its March 24, 2000 meeting. Mr. Ford discussed various methods and assumptions underlying the projections at the meeting, however, no consensus was reached with respect to potential achievement levels, and the board deferred further consideration of the projections until a subsequent date.

                  On June 6, 2000, following the engagement of Houlihan Lokey as In Home Health, Inc.'s investment banker, In Home Health, Inc.'s financial management delivered a copy of the March 2000 financial projections to Houlihan Lokey for its use in advising In Home Health, Inc. with respect to financing alternatives and other strategic options. As discussed under "SPECIAL FACTORS--Background and Reasons for the Merger", Houlihan Lokey was later engaged directly by the special committee to render a fairness opinion in connection with the merger. When Houlihan Lokey conducted its due diligence in connection with the fairness opinion, Houlihan Lokey informed In Home Health, Inc. that they believed the March 2000 financial projections overstated net income. In particular, Houlihan Lokey informed In Home Health, Inc. that, in their view, the projections were not reasonably based as the projections included overly optimistic assumptions regarding the visit division's ability to transition to the new Medicare payment system and contained inflated profit margins. Both Houlihan Lokey and Mr. Ford raised questions regarding the method used to project In Home Health, Inc.'s revenue in the March 2000 projections - a method whereby future revenue was calculated using a fixed anticipated profit margin above expenses, which were increased at a 5% annual rate from historical levels. As a result, the financial management of In Home Health, Inc. was asked to revise the financial projections to calculate Medicare-related revenue on a per-unit basis.

                  During June and the first three weeks of July 2000, financial management further revised the financial projections. During this time, financial management made a number of additional changes to the calculations and methods used in the projections based on an initial analysis of the final regulations related to the new Medicare prospective payment system (which were published on July 3, 2000), and discussions with Houlihan Lokey related to Medicare payment and related matters. Most significantly, financial management revised the financial projections to project Medicare-related revenue and costs on a per-unit basis. Revenue was calculated by using the expected level of reimbursement under the new Medicare regulations (determined in accordance with anticipated patient acuity levels) per patient per 60 day treatment period. To project annual revenue, financial management multiplied the episodic rate by the number of patients treated by In Home Health, Inc. (based on a sample of In Home Health, Inc.'s census data) by six, the anticipated number of 60-day episodes per year (assuming the average length of stay for each episode was the full 60 days).

                  On July 21, 2000, financial management delivered to the board of directors of In Home Health, Inc. and Houlihan Lokey revised financial projections. The July 2000 projections, which were substantially similar to interim draft versions provided earlier that month, reflected a reduction in the anticipated income from operations of In Home Health, Inc. from the March 2000 projections. The income reduction in the July 2000 projections versus the March 2000 projections was approximately $2.0 million, $3.2 million and $3.4 million, for fiscal years 2001, 2002 and 2003, respectively. Selected information from the July 2000 financial projections is set forth below under the heading "Financial Projections Prepared But Not Used by In Home Health, Inc.--July 2000 Projections."

                  The July 2000 financial projections were reviewed in detail by the directors of In Home Health, Inc. (Mr. Ford, Mr. Meyers, Mr. Terry and Mr. Weikel) at a board meeting on July 26, 2000. At this meeting, the directors concluded that the financial projections continued to overstate significantly In Home Health, Inc.'s projected income from operations under the new Medicare prospective payment system. The directors reviewed financial management's assumptions and methodologies, and requested that financial management further revise the projections to take into account revised assumptions and methods that the board believed would more reasonably calculate In Home Health, Inc.'s projected financial results under the new Medicare payment system and industry practice. Specifically, the board asked financial management to revise the financial projections to account for: (i) reductions to census numbers, as the board believed that the Medicare visits division would not be able to treat as many patients as a result of transitioning to the new prospective payment system (but would continue to bear the same fixed costs); (ii) reductions to revenue based on further analysis of the Medicare rates under the final prospective payment regulations and, generally, to reflect reduced expectations under the new system; (iii) increases in the reserve for uncollected receivables to account for amounts not likely to be collected under the new Medicare payment system; and (iv) increases in personnel and supply costs necessary to implement the change to the new Medicare payment system. In addition, the board consulted with Houlihan Lokey regarding health care industry trends and Medicare legislative and regulatory matters.

                  In light of input from the directors of In Home Health, Inc., financial management made additional modifications to the financial projections from the July 2000 projections. In addition to changes based on the factors raised by the board at the July 26, 2000 meeting, financial management also: (i) increased revenues and profits from In Home Health, Inc.'s hospice business based on the performance of this business unit during the year 2000, (ii) increased the number of episodes per year used to calculate Medicare-related revenue based on In Home Health, Inc.'s experience that the average number of days In Home Health, Inc. actually provided services to a visit division patient during an episode was less than 60 days, which resulted in an increase in the number of episodes per year from six to more than seven;
(iii) made certain adjustments to reflect changes in cost and revenue inflation rates and related profit margins; and (iv) decreased Medicare-related revenue to take into account a legislated reduction in Medicare reimbursement rates, scheduled to go into effect in October 2001 (i.e., one year following the implementation of the prospective payment system), by including an assumption that a percentage reduction in Medicare reimbursement rates would result in the equivalent percentage reduction in net Medicare-related revenue.


                  On August 9, 2000, financial management delivered to the special committee and Houlihan Lokey revised financial projections that took into account the changes discussed above. These projections reflected a reduction in the anticipated income from operations of In Home Health, Inc. from the July 2000 projections by approximately $2.3 million, $8.1 million and $8.5 million for fiscal years 2001, 2002 and 2003, respectively. Selected information from these financial projections is set forth below under the heading "Financial Projections Prepared But Not Used by In Home Health, Inc.--August 2000 Projections (Assuming Reduction in Medicare Reimbursement Rates)."

                  Following receipt of the August 2000 projections that took into account the legislated reduction in Medicare reimbursement rates, Houlihan Lokey suggested that financial management prepare a set of alternative projections that did not give effect to the legislated reduction - i.e., projections that assumed the reimbursement rates under the Medicare prospective payment system would remain in effect at full rates and would not be reduced in October 2001. Although this reduction is mandated by The Balanced Budget Refinement Act of 1997, certain companies, analysts and trade associations in the health care industry believed at that time that the reduction would be repealed before October 1, 2001. In particular, House Resolution 4219 and Senate Bill 2365 had already been introduced to eliminate the reduction to Medicare reimbursement payment rates. If this reduction would be repealed, the amount In Home Health, Inc. receives under the Medicare reimbursement system would increase.

                  Accordingly, on August 15, 2000, financial management delivered to the special committee and Houlihan Lokey an alternative version of the financial projections that reversed the reduction reflected in the prior version delivered on August 9, 2000. Compared to the July 2000 projections, the alternative August 2000 financial projections reflected a reduction in the anticipated income from operations of In Home Health, Inc. by approximately $2.3 million for fiscal year 2001, and an increase in the anticipated income from operations of approximately $0.6 million and $0.7 million, for fiscal years 2002 and 2003, respectively. Selected information from the alternative August 2000 financial projections is set forth below under the heading "Financial Projections Prepared But Not Used by In Home Health, Inc.--August 2000 Projections (Assuming No Reduction in Medicare Reimbursement Rates)."

                  Upon review of the August 2000 and alternative August 2000 financial projections, the special committee continued to believe that numerous assumptions and methodologies underlying both sets of August 2000 financial projections needed to be revised. Houlihan Lokey indicated that it did not have confidence in the financial projections delivered by In Home Health, Inc. to that date. After several discussions among members of the special committee, Houlihan Lokey and financial management of In Home Health, Inc. regarding the projections and their method of preparation and underlying assumptions, the special committee recommended that In Home Health, Inc. engage an independent financial consultant with industry expertise to assist In Home Health, Inc.'s financial management personnel in the preparation of the financial projections. The special committee considered several consultants and pursuant to its recommendation, on August 21, 2000, In Home Health, Inc. engaged Simione Central to evaluate the assumptions and methodologies underlying the financial projections. A copy of the August 2000 projections was delivered to Simione Central on August 21, 2000.

                  Simione Central conducted field work at In Home Health, Inc.'s offices in Minnetonka, Minnesota during August 2000 and had continuing discussions with the special committee, members of In Home Health, Inc. financial management and Bruce Schroeder, a ManorCare Health Services, Inc. employee familiar with the home health care industry, regarding the assumptions and methodology used by financial management in developing In

Home Health, Inc.'s projections. Following its field work, Simione Central concluded that some of the underlying assumptions and methodology used in the projections (including certain assumptions made pursuant to the recommendation of the board of directors following the July 26, 2000 meeting) were not appropriate. Simione Central questioned the methodologies used to project revenues and expenses. With respect to visit division revenues under the Medicare prospective payment system, Simione Central believed the use of Medicare certifications, which track admissions and are made every 61 days, were a more reasonable estimate of "episodes" than In Home Health, Inc.'s original method based on the average number of days In Home Health, Inc. actually provided services to a visit division patient during an episode. According to Simione Central, expenses were also significantly understated because projected expenses could not be reconciled to historical expenses incurred by In Home Health, Inc. Financial management and Simione Central were unable to reconcile their margin analysis after considerable effort. Simione Central's suggested revisions to the assumptions underlying the financial projections included: (i) changes to the underlying methodology used to estimate episodes, which resulted in an increase to the number of patients treated by the visit division, reversing a previous reduction made at the suggestion of the board; (ii) revisions to anticipated Medicare revenue based on changes in case mix classifications and other changes under the final Medicare reimbursement regulations published on July 3, 2000; and (iii) reductions in revenue resulting from the anticipated closure of one of In Home Health, Inc.'s offices. Also, during Simione Central's review of the projections, certain mathematical errors related to the formulas used in the spreadsheet program to prepare the projections were corrected. Lastly, Simione Central noted in its report that it was unable to verify certain data underlying the projections, including: calculations related to the determination of the number and duration of episodes of care; various ramifications of the implementation of the prospective payment system; factors for census shortfall and reduced expectations; and matters related to the legislated reduction in reimbursable rates. Based on the foregoing, Simione Central concluded in its report that it was unable to express an opinion with respect to the assumptions underlying projections.

                  As a result of the work conducted by Simione Central, extensive discussions involving financial management, members of the special committee and the other directors of In Home Health, Inc., and additional input from representatives of ManorCare Health Services, Inc., financial management made a variety of positive and negative adjustments to the August 2000 projections and developed new projections that were delivered to Houlihan Lokey on September 8, 2000. In particular, these projections used Simione Central's methodology with respect to the effect of the prospective payment system on the visit division and set forth financial management's "base case" scenario which, among other modifications, reflected a revised approach to the legislated reduction in Medicare reimbursement rates by assuming a 60% probability that the reduction would be repealed and 40% probability that the reduction would take effect as currently legislated.

                  In addition to these base case projections, Houlihan Lokey requested that financial management prepare two additional alternative projections to show the full effect of the legislated Medicare rate reduction ("worst case"), on the one hand, and the repeal/no effect of the legislated reduction ("best case"), on the other. Houlihan Lokey made this request because they believed a probability-weighted projection was not an actual scenario that could occur based on either the current or proposed Medicare reimbursement payment systems. Financial management prepared these alternative versions requested by Houlihan Lokey, which differed from the base case version only in their assumptions regarding the impact of the legislated Medicare reimbursement rate change, and delivered them to Houlihan Lokey on September 8, 2000. When calculating the base case, best case and worst case projections to give effect to the legislated Medicare reimbursement rate reductions, In Home Health, Inc. recognized that although a reduction in the maximum Medicare reimbursement rates resulted in a reduction of Medicare-related revenue, the percentage reduction in revenue would not be identical to the maximum percentage reduction in reimbursement rates as a result of certain cost efficiencies, national averaging methods and other reimbursement limitations. The best case, base case and worst case scenarios assume changes to the Medicare-related revenue of 5.6%, 3.0% and (2.4%), respectively.


                  Following additional conversations between Houlihan Lokey and financial management, on September 12, 2000 financial management made minor changes to the September 8, 2000 projections and delivered final projections - base case, best case and worst case - to Houlihan Lokey on September 12, 2000 (collectively referred to as the "Final Projections"). The Final Projections were substantially similar to the prior versions delivered to Houlihan Lokey on September 8, 2000. The Final Projections reflected a reduction in projected income from operations as a result of various changes made by the financial management of In Home Health, Inc. following

Simione Central's consultation, which included, among others, significant increases in the projected costs of providing services to Medicare patients and decreases in the projected revenues attributable from such services, as a result of the shift to the new Medicare reimbursement payment system. The principal differences in projected net income between each of the Final Projections and the August 2000 projections that assumed no Medicare reimbursement rate reduction were as follows:

                  - Base Case. The base case of the Final Projections (i.e., assuming a 60% probability the rate reduction would be repealed; 60% of additional income realized) reflected a reduction in the income from operations of In Home Health, Inc. by approximately $1.6 million, $4.7 million and $6.1 million for fiscal years 2001, 2002 and 2003, respectively, from the August 2000 projections.

                  - Best Case. The best case of the Final Projections (i.e., assuming the Medicare reimbursement rate reduction is repealed without any probability weighting) reflected a reduction in anticipated income from operations of In Home Health, Inc. by approximately $1.7 million, $3.3 million and $5.7 million for fiscal years 2001, 2002 and 2003, respectively, from the August 2000 projections.

                  - Worst Case. The worst case of the Final Projections (i.e., assuming the Medicare reimbursement rate reduction as provided in current legislation without any probability weighting) reflected a reduction in anticipated income from operations of In Home Health, Inc. by approximately $1.7 million, $7.5 million and $9.0 million for fiscal years 2001, 2002 and 2003, respectively, from the August 2000 projections.

                  Please refer to the selected information from the Final Projections set forth below under the heading "Projections Relied Upon By Houlihan Lokey in Their Fairness Opinion."

                  Based upon their review of the Final Projections, Houlihan Lokey determined that while the base case projections supported an opinion that the consideration of $3.375 per share of In Home Health, Inc. common stock was fair to the shareholders of In Home Health, Inc. (other than ManorCare Health Services, Inc., IHHI Acquisition Corp. or their affiliates) from a financial point of view; however, as noted above, Houlihan Lokey believed it was important to evaluate the fairness of the transaction under each of the possible Medicare reimbursement systems that could in fact occur - i.e., the best case and worst case scenarios - which it considered in addition to the base case scenario. Upon consultation with the special committee, Houlihan Lokey concluded that $3.70 per share of In Home Health, Inc. common stock represented an appropriate price per share that would allow a determination of fairness on the basis of the Final Projections provided by In Home Health, Inc. to account for the best case scenario. Accordingly, after further discussion with Houlihan Lokey, the special committee requested that ManorCare Health Services, Inc. increase its offer to $3.70 per share of In Home Health, Inc. common stock in order that Houlihan Lokey could reach a determination of fairness using the best case, base case and worst case of the Final Projections.

         PROJECTIONS RELIED UPON BY HOULIHAN LOKEY IN THEIR FAIRNESS OPINION

                  As discussed above, In Home Health, Inc. provided the three alternative Final Projections to Houlihan Lokey on September 12, 2000 in connection with their analysis of the fairness from a financial point of view of the merger consideration to be paid to In Home Health, Inc.'s common shareholders. Set forth below is summary information from each of these projections. See "SPECIAL FACTORS--Background of the Merger" and "SPECIAL FACTORS--Opinion of Financial Advisor to the Special Committee."

         (a)      FINAL PROJECTIONS - BASE CASE


                                                             FISCAL YEARS ENDING SEPTEMBER 30
                                      ================================================================================
                                           1999           2000 E          2001 E           2002 E          2003 E
                                      ================================================================================
                                                                      (in thousands)
Revenue                                     $80,046          $95,867        $106,373         $110,211        $114,291


Total Operating Expenses               $ 76,936          $ 93,183          $ 99,702          $103,889          $108,789

Income from Operations                 $  3,110          $  2,684          $  6,671          $  6,322          $  5,503

Net Income                             $  4,242          $  5,666          $  3,839          $  3,537          $  3,225
                                       --------          --------          --------          --------          --------

Net Margin %                                3.9%              2.8%              6.3%              5.7%              4.8%

         (b)      FINAL PROJECTIONS - BEST CASE


                                                             FISCAL YEARS ENDING SEPTEMBER 30
                                      ================================================================================
                                           1999           2000 E          2001 E           2002 E          2003 E
                                      ================================================================================
                                                                      (in thousands)
Revenue                                 $ 80,046        $ 95,867       $106,373          $111,635          $115,761

Total Operating Expenses                $ 76,936        $ 93,183       $ 99,702          $103,917          $108,819

Income from Operations                  $  3,110        $  2,684       $  6,671          $  7,718          $  6,943

Net Income                              $  4,242        $  5,666       $  3,839          $  4,383          $  4,158
                                        --------        --------       --------          --------          --------

Net Margin %                                 3.9%            2.8%           6.3%              6.9%              6.0%

         (c)      FINAL PROJECTIONS - WORST CASE


                                                             FISCAL YEARS ENDING SEPTEMBER 30
                                      ================================================================================
                                           1999           2000 E          2001 E           2002 E          2003 E
                                      ================================================================================
                                                                      (in thousands)
Revenue                                $ 80,046        $ 95,867         $106,373         $ 107,353          $111,342

Total Operating Expenses               $ 76,936        $ 93,183         $ 99,702         $ 103,832          $108,729

Income from Operations                 $  3,110        $  2,684         $  6,671         $   3,521          $  2,614

Net Income                             $  4,242        $  5,666         $  3,839         $   1,839          $  1,354
                                       --------        --------         --------         ---------          --------

Net Margin %                                3.9%            2.8%             6.3%              3.3%              2.3%

                  The following sets forth the principal assumptions included in the projections set forth above:

                  (i) Medicare Reimbursement Payment Rate: Each of the base case, best case and worst case of the projections makes different assumptions concerning the legislated reduction in Medicare reimbursement rates which is scheduled to become effective on October 1, 2001. The base case assesses a 60% likelihood that there will occur a repeal of the reduction to the Medicare reimbursement payment rates, which results in a net increase to In Home Health, Inc.'s Medicare reimbursement rates equal to 3.0% for fiscal years 2002 and 2003. The best case assumes that the reduction will not take effect resulting in a net increase to In Home Health, Inc.'s Medicare reimbursement rates equal to 5.6% for fiscal years 2002 and 2003. The worst case assumes that the reduction will take effect resulting in a net decrease to In Home Health, Inc.'s Medicare reimbursement rates equal to 2.4% for fiscal years 2002 and 2003. In each case, the reimbursement rates are based on the final Medicare reimbursement rates pursuant to the regulations issued on July 3, 2000 and differ only in the assumptions used concerning the legislated reduction in these rates.

                  (ii) Cost Inflation Factor: Each projection assumes that In Home Health, Inc.'s projected fiscal 2000 historical costs for Medicare home health services will increase at an inflation rate of 5% annually. In addition, each projection assumes increased costs for fiscal years 2001, 2002 and 2003 of approximately $1.6 million per year for costs associated with the addition of case reviewers at In Home Health, Inc.'s agencies to implement the new Medicare regulations, approximately $1.5 million in fiscal year 2001 and $1.3 million thereafter for costs associated with additional bad debt expenses under the new Medicare regulations, and approximately $0.2 million per fiscal year for costs associated with non-reimbursement of medical supplies.

                  (iii) Revenues from Medicare-Related Business: Each projection calculates In Home Health, Inc.'s Medicare-related home health revenues based on the number of estimated completed episodes multiplied by the weighted-average rate per episode. Estimated episodes were determined considering historical census trends and Medicare certifications under the cost reimbursement system. The weighted-average rate per episode was based on an analysis of approximately 7,000 patient cases managed by In Home Health, Inc. in fiscal year 2000.

                  (iv) Revenues from Non-Medicare Related Business: Each projection assumes that the revenues and profitability of In Home Health, Inc.'s non-Medicare related businesses (e.g., extended hours, infusion care and hospice care) will achieve modest stable growth rates, considering historical performance. In Home Health, Inc. achieved significant growth in its hospice business during the last two years. The forecasts assume stabilization of hospice operations with modest growth in year-over-year revenue and profitability in fiscal years 2001 through 2003 from projected fiscal year 2000.


                  (v) Patient Census, Acuity and Case Mix Data: Each projection contains assumptions related to In Home Health, Inc.'s projected patient population based on a sample of approximately 7,000 patient cases from January through August, 2000. Based on this sample, financial management of In Home Health, Inc. assumed a patient acuity factor (also known as an "OASIS score") of 1.3, compared to a national average of 1.1. In general, a higher patient acuity factor results in increased Medicare-related revenues for In Home Health, Inc. versus the national average. The patient acuity factor is determined based on responses to the required OASIS questionnaire developed by the Health Care Financing Administration and administered by In Home Health, Inc.'s care professionals. There is an inherent margin of error in the patient acuity factor because: (1) the patient questionnaire has only been recently been developed; (2) In Home Health, Inc.'s care professionals have not had extensive training regarding the administration of the questionnaire; and (3) the responses involve a level of subjectivity.


                  (vi) Other Assumptions: Each projection assumes that In Home Health, Inc. would remain as an independent entity, and as such would: (1) successfully obtain financing at an annual rate of 11% to ensure adequate working capital; (2) redeem $13 million of the outstanding 12% coupon preferred stock in October 2000; (3) redeem $7 million of the remaining outstanding preferred stock during fiscal year 2001, and (4) be subject to income taxes at a rate of 40% on pretax income. Additionally, the projections assume that accounts receivable collection time will increase significantly, as the advanced interim payment system is replaced by the new episode-based Medicare reimbursement prospective payment system.

         FINANCIAL PROJECTIONS PREPARED BUT NOT USED BY IN HOME HEALTH, INC.

         (a)      MARCH 2000 PROJECTIONS


                                                             FISCAL YEARS ENDING SEPTEMBER 30
                                      ================================================================================
                                           1999           2000 E          2001 E           2002 E          2003 E
                                      ================================================================================
                                                                      (in thousands)
Revenue                                 $ 80,046       $ 95,775          $110,790        $117,144        $123,001

Total Operating Expenses                $ 76,936       $ 89,142          $ 98,105        $103,449        $108,674

Income from Operations                  $  3,110       $  2,810          $ 12,685        $ 13,645        $ 14,327

Net Income                              $  4,242       $  5,537          $  7,390        $  8,358        $  9,324
                                        --------       --------          --------        --------        --------

Net Margin %                                 3.9%           2.9%             11.4%           11.6%           11.6%

                  The following sets forth the principal assumptions included in the March 2000 projections:

                  (i) Medicare Reimbursement Payment Rate: The rates were based on the preliminary regulations issued in November 1999, subject to adjustment in the final regulations, effective October 1, 2000.

                  (ii) Cost Inflation Factor: Costs were adjusted assuming an increase of 5% per annum.

                  (iii) Revenues from Medicare-Related Business: Revenues were calculated by dividing projected fiscal year 2000 Medicare costs by a profit margin factor estimated from sample revenue and cost data of historical Medicare patient cases managed.

                  (iv) Revenues from Non-Medicare Related Business: Revenues were increased at 5% per annum.


                  (v) Other Assumptions: The foregoing projections assume that In Home Health, Inc. would remain as an independent entity, and as such would (1) successfully obtain financing at an annual rate of 11% to ensure adequate working capital, (2) redeem $13 million of the outstanding 12% coupon preferred stock in October 2000, and (3) be subject to income taxes at a rate of 40% on pretax income.


         (b)      JULY 2000 PROJECTIONS


                                                             FISCAL YEARS ENDING SEPTEMBER 30
                                      ================================================================================
                                           1999           2000 E          2001 E           2002 E          2003 E
                                      ================================================================================
                                                                      (in thousands)
Revenue                                 $ 80,046       $ 95,775        $105,262          $110,219        $115,730

Total Operating Expenses                $ 76,936       $ 89,142        $ 94,625          $ 99,828        $104,819

Income from Operations                  $  3,110       $  2,810        $ 10,637          $ 10,391        $ 10,910

Net Income                              $  4,242       $  5,537        $  6,186          $  6,301        $  7,042
                                        --------       --------        --------          --------        --------

Net Margin %                                 3.9%           2.9%           10.1%              9.4%            9.4%

                  The following sets forth the principal assumptions included in the July 2000 projections:

                  (i) Medicare Reimbursement Payment Rate: The rates were estimated based on an initial analysis of the final regulations issued on July 3, 2000, effective October 1, 2000. Projected Medicare costs were also estimated based on a projected cost per episode determined based on internal reports developed by In Home Health, Inc.

                  (ii) Cost Inflation Factor and Medicare Costs: For fiscal year 2001, Medicare costs were computed by multiplying projected census times cost per episode times six (the projected episodes per patient per year). For subsequent years, these costs were then inflated at a rate of 5% per annum. Non-Medicare costs were inflated at 5% per annum.

                  (iii) Revenues from Medicare-Related Business: Medicare revenues for fiscal year 2001 were computed by multiplying projected census times a blended reimbursement rate per episode times six (the projected episodes per patient per year). For fiscal years 2002 and 2003, these revenues were increased at 3% per annum.

                  (iv) Revenues from Non-Medicare Related Business: Revenues were increased at 5% per annum.


                  (v) Other Assumptions: The foregoing projections assume that In Home Health, Inc. would remain as an independent entity, and as such would (1) successfully obtain financing at an annual rate of 11% to ensure adequate working capital, (2) redeem $13 million of the outstanding 12% coupon preferred stock in October 2000, and (3) be subject to income taxes at a rate of 40% on pretax income.

         (c) AUGUST 2000 PROJECTIONS (ASSUMING REDUCTION IN MEDICARE REIMBURSEMENT RATES)


                                                             FISCAL YEARS ENDING SEPTEMBER 30
                                      ================================================================================
                                           1999           2000 E          2001 E           2002 E          2003 E
                                      ================================================================================
                                                                      (in thousands)
Revenue                                  $ 80,046       $ 95,523        $104,488         $103,723        $108,909

Total Operating Expenses                 $ 76,936       $ 92,370        $ 96,155         $101,459        $106,532

Income from Operations                   $  3,110       $  3,153        $  8,333         $  2,264        $  2,377

Net Income                               $  4,242       $  6,135        $  4,958         $  1,373        $  1,578
                                         --------       --------        --------         --------        --------

Net Margin %                                  3.9%           3.3%            8.0%             2.2%            2.2%

                  The following sets forth the principal assumptions included in the August 2000 projections (assuming reduction in Medicare reimbursement rates):


                  (i) Medicare Reimbursement Payment Rate: The rates were estimated based on the final regulations issued on July 3, 2000, effective October 1, 2000, and assume the legislated reduction in Medicare reimbursement rates takes effect October 1, 2001. Projected Medicare costs were also estimated based on a projected cost per episode, determined based on internal reports developed by In Home Health, Inc. The legislated reduction in Medicare reimbursement rates is fully reflected beginning October 1, 2001.


                  (ii) Cost Inflation Factor and Medicare Costs: For fiscal year 2001, Medicare costs were computed by multiplying projected census times cost per episode times 7.2 (the projected episodes per patient per year based on average treatment length per episode). For subsequent years, these costs were then inflated at a rate of 5% per annum. Non-Medicare costs were inflated at 5% per annum. Medicare and non-Medicare costs are inflated at a rate of 5% per annum. These projections also assumed additional cost factors resulting in reduced operating profits, including: lowered expectations resulting from the change to the new Medicare system; non-reimbursement of supplies; additional staffing expenses; and projected increases in Medicare-related bad debt expenses. Additionally, in fiscal year 2001, operating profits were also reduced because of anticipated temporary census reductions resulting from the transition to the new Medicare payment system.

                  (iii) Revenues from Medicare-Related Business: Medicare revenues for fiscal year 2001 were computed by multiplying projected census times a blended reimbursement rate per episode times 7.2 (the projected episodes per patient per year). For fiscal years 2002 and 2003, these revenues were increased at 3% per annum.

                  (iv) Revenues from Non-Medicare Related Business: Revenues were increased at 5% per annum.


                  (v) Other Assumptions: The foregoing projections assume that In Home Health, Inc. would remain as an independent entity, and as such would (1) successfully obtain financing at an annual rate of 11% to ensure adequate working capital, (2) redeem $13 million of the outstanding 12% coupon preferred stock in October 2000, and (3) be subject to income taxes at a rate of 40% on pretax income.


         (d) AUGUST 2000 PROJECTIONS (ASSUMING NO REDUCTION IN MEDICARE REIMBURSEMENT RATES)


                                                              FISCAL YEARS ENDING SEPTEMBER 30
                                        ==============================================================================
                                            1999          2000 E          2001 E           2002 E          2003 E
                                        ==============================================================================
                                                                       (in thousands)
Revenue                                   $ 80,046       $ 95,523        $104,488        $112,490        $118,114


Total Operating Expenses                  $ 76,936       $ 92,370        $ 96,155        $101,459        $106,532

Income from Operations                    $  3,110       $  3,153        $  8,333        $ 11,030        $ 11,582

Net Income                                $  4,242       $  6,135        $  4,958        $  6,694        $  7,308
                                          --------       --------        --------        --------        --------

Net Margin %                                   3.9%           3.3%            8.0%            9.8%            9.8%

                  The following sets forth the principal assumptions included in the August 2000 projections (assuming no reduction in Medicare reimbursement rates):


                  (i) Medicare Reimbursement Payment Rate: The rates were estimated based on the final rule issued on July 3, 2000, effective October 1, 2000. The projection also assumes that the legislated reduction in Medicare reimbursement rates is repealed in its entirety and, thus, does not assume any rate reduction after October 1, 2001. Projected Medicare costs were also estimated based on a projected cost per episode, determined based on internal reports developed by In Home Health, Inc. The projection assumes that the legislated reduction in Medicare reimbursement rates is repealed in its entirety and does not assume any rate reduction after October 1, 2001.


                  (ii) Cost Inflation Factor and Medicare Costs: For fiscal year 2001, Medicare costs were computed by multiplying projected census times cost per episode times 7.2 (the projected episodes per patient per year based on average treatment length per episode). For subsequent years, these costs were then inflated at a rate of 5% per annum. Non-Medicare costs were inflated at 5% per annum. Medicare and non-Medicare costs are inflated at a rate of 5% per annum. These projections also assumed additional cost factors resulting in reduced operating profits, including: lowered expectations resulting from the change to the new Medicare system; non-reimbursement of supplies; additional staffing expenses; and projected increases in Medicare-related bad debt expenses. Additionally, in fiscal year 2001, operating profits were also reduced because of anticipated temporary census reductions resulting from the transition to the new Medicare payment system.

                  (iii) Revenues from Medicare-Related Business: Medicare revenues for fiscal year 2001 were computed by multiplying projected census times a blended reimbursement rate per episode times 7.2 (the projected episodes per patient per year). For fiscal years 2002 and 2003, these revenues were increased at 3% per annum.

                  (iv) Revenues from Non-Medicare Related Business: Revenues were increased at 5% per annum.


                  (v) Other Assumptions: The foregoing projections assume that In Home Health, Inc. would remain as an independent entity, and as such would
(1) successfully obtain financing at an annual rate of 11% to ensure adequate working capital, (2) redeem $13 million of the outstanding 12% coupon preferred stock in October 2000, and (3) be subject to income taxes at a rate of 40% on pretax income.


WARNING REGARDING RELIANCE ON FINANCIAL PROJECTIONS


                  IN HOME HEALTH, INC. DOES NOT AS A MATTER OF COURSE MAKE PUBLIC PROJECTIONS AS TO FUTURE REVENUES, EARNINGS, OR OTHER RESULTS. HOWEVER, THE FINANCIAL MANAGEMENT OF IN HOME HEALTH, INC. PREPARED THE FINANCIAL PROJECTIONS SET FORTH ABOVE, TO ASSIST THE BOARD OF DIRECTORS OF IN HOME HEALTH, INC. IN ASSESSING THE EFFECT OF THE PROPOSED CHANGES TO THE MEDICARE PAYMENT SYSTEM AND, SUBSEQUENTLY, FOR USE BY THE SPECIAL COMMITTEE AND HOULIHAN LOKEY IN EVALUATING THE FAIRNESS OF CONSIDERATION TO BE PAID TO SHAREHOLDERS IN THE MERGER. THE ACCOMPANYING FINANCIAL PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD PUBLIC DISCLOSURE OR WITH A VIEW TOWARD COMPLYING WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS WITH RESPECT TO FINANCIAL PROJECTIONS OR THE PUBLISHED GUIDELINES OF THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO PROSPECTIVE FINANCIAL INFORMATION. IN VIEW OF IN HOME HEALTH, INC.'S FINANCIAL MANAGEMENT, THE FINAL FINANCIAL PROJECTIONS USED BY THE SPECIAL COMMITTEE AND HOULIHAN LOKEY IN EVALUATING THE FAIRNESS OF CONSIDERATION TO BE PAID TO SHAREHOLDERS IN THE MERGER, WERE PREPARED ON A REASONABLE BASIS, REFLECT THE BEST CURRENTLY AVAILABLE ESTIMATES AND JUDGMENTS, AND PRESENT, TO THE BEST OF IN HOME HEALTH,

INC.'S FINANCIAL MANAGEMENT'S KNOWLEDGE AND BELIEF, THE EXPECTED COURSE OF ACTION AND THE EXPECTED FUTURE FINANCIAL PERFORMANCE OF IN HOME HEALTH, INC. HOWEVER, THIS INFORMATION IS NOT FACT AND SHOULD NOT BE RELIED UPON AS NECESSARILY INDICATIVE OF FUTURE RESULTS, AND READERS OF THIS PRELIMINARY PROXY ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE FINANCIAL PROJECTIONS.

                  NEITHER IN HOME HEALTH, INC.'S INDEPENDENT AUDITORS, NOR ANY OTHER INDEPENDENT ACCOUNTANTS, HAVE COMPILED, EXAMINED, OR PERFORMED ANY PROCEDURES WITH RESPECT TO THE FINANCIAL PROJECTIONS CONTAINED HEREIN, NOR HAVE THEY EXPRESSED ANY OPINION OR ANY OTHER FORM OF ASSURANCE ON SUCH INFORMATION OR ITS ACHIEVABILITY, AND ASSUME NO RESPONSIBILITY FOR, AND DISCLAIM ANY ASSOCIATION WITH, THE FINANCIAL PROJECTIONS. IN ADDITION, THE VARIOUS VERSIONS OF THE FINANCIAL PROJECTIONS DISCUSSED HEREIN REFLECT NUMEROUS AND ALTERNATIVE ASSUMPTIONS, ALL MADE BY FINANCIAL MANAGEMENT OF IN HOME HEALTH, INC., WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL AND SPECIFIC BUSINESS, REGULATORY, ECONOMIC, MARKET AND FINANCIAL CONDITIONS, PROPOSED CHANGES TO THE MEDICARE REIMBURSEMENT SYSTEM AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND IN HOME HEALTH, INC.'S CONTROL. THE VARIOUS VERSIONS OF THE FINANCIAL PROJECTIONS DISCUSSED HEREIN WERE ALSO PREPARED USING DIFFERENT METHODS.


                  THE ASSUMPTIONS AND ESTIMATES UNDERLYING THE FINANCIAL PROJECTIONS ARE INHERENTLY UNCERTAIN AND, THOUGH CONSIDERED REASONABLE BY THE MANAGEMENT OF IN HOME HEALTH, INC. AS OF THE DATE OF THEIR PREPARATION, ARE SUBJECT TO A WIDE VARIETY OF SIGNIFICANT BUSINESS, ECONOMIC, AND COMPETITIVE RISKS, AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FINANCIAL PROJECTIONS, INCLUDING, AMONG OTHERS, RISKS AND UNCERTAINTIES, INCLUDING THE FOLLOWING:


                  - GOVERNMENT REGULATION AND OTHER LEGISLATIVE PROPOSALS THAT APPLY TO HOME HEALTH AGENCIES, SUCH AS THOSE OWNED BY IN HOME HEALTH, INC. - INCLUDING, IN PARTICULAR:

                         - MEDICARE REIMBURSEMENT RATES AND PAYMENT SYSTEMS, INCLUDING CHANGES TO THE RATES AND INTERIM PAYMENT SYSTEM ESTABLISHED UNDER THE BALANCED BUDGET ACT OF 1997 AND IMPLEMENTATION OF A PROSPECTIVE PAYMENT SYSTEM IN OCTOBER 2000;

                         - CHANGES TO REIMBURSEMENT REGULATIONS BY THE HEALTH CARE FINANCING ADMINISTRATION;

                         - INCLUSION AND REGULATION OF PHARMACEUTICAL PRODUCTS UNDER MEDICARE; AND

                         - CHANGES TO FEDERAL AND STATE LICENSING AND CERTIFICATION REGULATIONS, INCLUDING THOSE RELATED THE CERTIFICATES OF NEED NECESSARY FOR OPERATION OF THE HOME HEALTH AGENCIES OWNED BY IN HOME HEALTH, INC.

                  - THIRD PARTY REIMBURSEMENT, ESPECIALLY AS THIRD PARTY REIMBURSEMENT MAY BE AFFECTED BY CHANGES TO MEDICARE REIMBURSEMENT RATES AND HEALTH CARE FINANCING ADMINISTRATION REGULATIONS, STATE MEDICAID PROGRAMS AND PRIVATE INSURANCE;

                  - COMPETITION AND FACTORS AFFECTING THE HEALTH CARE INDUSTRY IN GENERAL - INCLUDING AN INCREASE IN THE NUMBER OF COMPETITIVE ENTRANTS IN THE HOME HEALTH CARE INDUSTRY AND RESULTING NEGATIVE EFFECTS ON IN HOME HEALTH, INC.'S ABILITY TO ATTRACT AND RETAIN CUSTOMERS;

                  - ANTI-REMUNERATION AND ANTI-REFERRAL LAWS THAT AFFECT IN HOME HEALTH, INC.'S ABILITY TO ESTABLISH AND MAINTAIN RELATIONSHIPS WITH REFERRAL SOURCES, INCLUDING PAYORS, HOSPITALS, PHYSICIANS AND OTHER HEALTH CARE PROFESSIONALS

                  - EACH OF THE ASSUMPTIONS, METHODOLOGIES AND OTHER FACTORS DISCUSSED UNDER THE SECTION ENTITLED "SPECIAL FACTORS--CERTAIN PROJECTIONS."

                  ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS ARE INDICATIVE OF THE FUTURE PERFORMANCE OF IN HOME HEALTH, INC. OR THAT ACTUAL RESULTS WILL NOT DIFFER MATERIALLY FROM THOSE PRESENTED IN THE FINANCIAL PROJECTIONS.

See "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS."

RECENT DEVELOPMENTS

                  On September 28, 2000, the Commerce Committee of the U.S. House of Representatives approved a bill which would merely delay for one year, until October 2002, the legislated reduction in Medicare reimbursement rates.

MANORCARE HEALTH SERVICES, INC.'S PURPOSE AND REASONS FOR THE MERGER

                  The purpose of ManorCare Health Services, Inc. in proceeding with the merger is to acquire all of the issued and outstanding capital stock of In Home Health, Inc. in a transaction providing fair value to In Home Health, Inc.'s unaffiliated shareholders and to cause the In Home Health, Inc. common stock to cease to be listed for trading on the Nasdaq National Market or any securities exchange or automated quotation system.

                  The acquisition of the entire equity interest in In Home Health, Inc. was structured as a cash merger in order to accomplish the acquisition in a single step, without the necessity of incurring the expenses of preparing tender offer materials. The merger was undertaken at this time in order to protect the value of ManorCare Health Services, Inc.'s investment in In Home Health, Inc. by preventing the possible dilution of ManorCare Health Services, Inc.'s investment in In Home Health, Inc.

                  ManorCare Health Services, Inc. has concluded that the merger, including the merger consideration of $3.70 per share in cash and the terms and conditions of the merger agreement, are fair to In Home Health, Inc. and the holders of the common stock (other than ManorCare Health Services, Inc., IHHI Acquisition Corp. and their affiliates) based upon, among other things, the following factors:

                  - the conclusions and recommendations of the special committee and the board of directors of In Home Health, Inc., including the special committees analysis with respect to going concern value, liquidation value and book value;

                  - the special committee, consisting of directors who have no interest in the transaction, other than Mr. Ford's ownership of 16,671 shares of In Home Health, Inc. common stock, and who are not affiliated with ManorCare Health Services, Inc., had unanimously approved the merger and recommended that the board of directors and the shareholders approve and adopt the merger agreement and the transactions contemplated thereby;

                  - the merger consideration and the other terms and conditions of the merger agreement were the result of arm's-length, good faith negotiations between the special committee and ManorCare Health Services, Inc. and their respective advisors;

                  - Houlihan Lokey issued an opinion to the special committee to the effect that, as of the date of such opinion, based upon and subject to various considerations, assumptions and limitations stated therein, the $3.70 per share in cash to be received in the merger was fair to the holders of common stock (other than ManorCare Health Services, Inc., IHHI Acquisition Corp. or their affiliates) from a financial point of view;


                  - the price to be paid in exchange for the In Home Health, Inc. common stock pursuant to the merger agreement is higher than the price paid for In Home Health, Inc. common stock in arm's length transactions between ManorCare Health Services, Inc. and three shareholders on June 28 and 29, 2000 and that one such arm's length transaction was for a block of In Home Health, Inc. common stock which gave ManorCare Health Services, Inc. a majority of the In Home Health, Inc. common stock;

                  - during the substantial period of time which has elapsed between the public announcement of ManorCare Health Services, Inc.'s indications of interest in In Home Health, Inc. and the mailing of this proxy statement, there has been more than sufficient time and opportunity for other persons to propose alternative transactions to the merger; and

                  - the other factors referred to above as having been taken into account by the special committee. See "SPECIAL FACTORS--Recommendation of the Special Committee and Board of Directors; Fairness of the Merger" and "SPECIAL FACTORS--Opinion of Financial Advisor to the Special Committee."

                  ManorCare Health Services, Inc., IHHI Acquisition Corp. and their affiliates did not consider it necessary to require approval of the merger agreement and the merger by at least a majority of In Home Health, Inc.'s shareholders who were not affiliated with ManorCare Health Services, Inc. or IHHI Acquisition Corp. or to retain any additional unaffiliated representative to act on behalf of shareholders who were not affiliated with ManorCare Health Services, Inc. for the reasons disclosed by the special committee.

                  ManorCare Health Services, Inc., IHHI Acquisition Corp. and their affiliates believe that while there are significant opportunities associated with their additional investment in In Home Health, Inc. and its ability to operate In Home Health, Inc. without public shareholders, there are substantial risks that ManorCare Health Services, Inc. may not realize the anticipated benefits. ManorCare Health Services, Inc. recognizes that its investment decision is based on several assumptions, estimates, projections and judgments regarding the future performance of In Home Health, Inc. In Home Health Inc.'s actual results may differ materially from those contemplated by ManorCare Health Services, Inc which could reduce or eliminate the value of ManorCare Health Services, Inc.'s investment in In Home Health, Inc. In addition, ManorCare Health Services, Inc. will own a private company with no immediate source of liquidity and no definitive plan for liquidation of its interest. Following the merger, ManorCare Health Services, Inc.'s interest in the book value and net earnings to common stock shareholders will increase from 61.3% to 100%.

INTERESTS OF CERTAIN PERSONS IN THE MERGER; CERTAIN RELATIONSHIPS


                  In considering the recommendation of the special committee and the board of directors with respect to the merger, shareholders should be aware that certain members of the board of directors of In Home Health, Inc. have interests in the merger that are different from your interests as a shareholder or that may present actual, potential or the appearance of potential conflicts of interest in connection with the merger because they are directors and officers of ManorCare Health Services, Inc. The special committee and the board of directors were aware of these potential or actual conflicts of interest and considered them along with other matters described under "SPECIAL FACTORS--Recommendation of the Special Committee and Board of Directors; Fairness of the Merger."


         DIRECTORS AND MANAGEMENT OF THE SURVIVING CORPORATION


                  The merger agreement provides that the current directors of IHHI Acquisition Corp. shall be the directors of the surviving corporation immediately after the merger. Messrs. Weikel and Meyers and Mr. Steven M. Cavanaugh, a Vice President of Manor Care, Inc., are the current directors of IHHI Acquisition Corp. and no determination has been made as to whether additional persons will be invited to join the board of directors of the surviving corporation following the merger. The officers of In Home Health, Inc. immediately prior to the merger will be the officers of the surviving corporation immediately after the merger; however, Mr. Ford has notified In Home Health, Inc. that he intends to resign immediately following the consummation of the merger.


                  The merger agreement provides that ManorCare Health Services, Inc. agrees that all rights to indemnification (including advancement of expenses) from In Home Health, Inc. existing under Minnesota law on the date of the merger agreement in favor of persons who are officers or directors of In Home Health, Inc. on the date of the merger agreement or immediately prior to the filing of the articles of merger with the Minnesota Secretary of State with respect to actions taken in their capacity as officers and directors of In Home Health, Inc. prior to or at the time the articles of merger are filed with the Minnesota Secretary of State as provided in the respective articles of incorporation or by-laws of In Home Health, Inc. in effect as of the date of the merger agreement shall survive the merger and shall continue in full force and effect. To the extent, if any, not provided by a right under one of ManorCare Health Services, Inc., IHHI Acquisition Corp. and In Home Health, Inc. directors and officers liability insurance policies, from and after the time articles of merger are filed with the Minnesota Secretary of State, ManorCare Health Services, Inc. shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each director and officer of In Home Health, Inc. against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or amounts paid in settlement arising out of actions or omissions occurring prior to the time articles of merger are filed with the Minnesota Secretary of State, and whether asserted or claimed prior to, at or after the time articles of merger are filed with the Minnesota Secretary of State, that are in whole or in part (i) based on or arising out of the fact that such person is or was a director or officer of In Home Health, Inc., or (ii) based on, arising out of or pertaining to the transactions contemplated by the merger agreement. In the event of any such loss, claim, damage or liability (whether or not arising before the time articles of merger are filed with the Minnesota Secretary of State), in addition to any indemnification and hold harmless hereunder, ManorCare Health Services, Inc. will pay the reasonable fees and expenses of counsel selected by the directors and officers of In Home Health, Inc. (including counsel selected prior to the date hereof), promptly after statements therefore are received and otherwise advance to such directors and officers of In Home Health, Inc. upon request documented expenses reasonably incurred.

                  The merger agreement also provides that ManorCare Health Services, Inc. agrees that for a period of six (6) years after the time articles of merger are filed with the Minnesota Secretary of State, it shall cause to be maintained in effect by or on behalf of the surviving corporation for the benefit of the officers and directors of In Home Health, Inc. policies of directors' and officers' liability insurance or "run-off" or "tail" coverage equivalent in scope and limits of coverage to the current policies maintained by In Home Health, Inc. with respect to claims arising from facts or events which occurred prior to or at the time articles of merger are filed with the Minnesota Secretary of State. However, in no event shall Manor Care, Inc. (the owner of all the issued and outstanding equity interests of ManorCare Health Services, Inc.), ManorCare Health Services, Inc. or the surviving corporation be obligated to expend, in order to maintain or procure such insurance coverage, (i) if such insurance is purchased as "run-off" or "tail" coverage, an amount exceeding twelve (12) times the annual premium of In Home Health, Inc.'s directors' and officers' insurance policy in effect on the date of the merger agreement or (ii) if such insurance is purchased annually, an amount annually more than two (2) times the annual premium of In Home Health, Inc.'s directors' and officers' insurance policy in effect on the date of the merger agreement, but in either such case ManorCare Health Services, Inc. or the surviving corporation is obligated to purchase a policy with the greatest coverage available for a cost not exceeding such amount.

                  The merger agreement also provides that ManorCare Health Services, Inc. agrees that for a period of six (6) years after the time articles of merger are filed with the Minnesota Secretary of State, it shall cause Manor Care, Inc. to maintain in effect for the benefit of the officers and directors of In Home Health, Inc. policies of directors' and officers' liability insurance, or "run-off" or "tail" coverage, pursuant to which directors and officers of majority-owned subsidiaries of Manor Care, Inc. are entitled to coverage (it being acknowledged that such policies currently cover the officers and directors of In Home Health, Inc.), equivalent in scope and limits of coverage to the current policies maintained by ManorCare Health Services, Inc. with respect to claims arising from facts or events which occurred during the period prior to the time articles of merger are filed with the Minnesota Secretary of State during which ManorCare Health Services, Inc. owned a majority of the voting stock of In Home Health, Inc. However, in no event will Manor Care, Inc. or ManorCare Health Services, Inc. be obligated to expend, in order to maintain or procure such insurance coverage, (i) if such insurance is purchased as "run-off" or "tail" coverage, an amount exceeding twelve (12) times the annual premium of the ManorCare Health Services, Inc.'s directors' and officers' insurance policy in effect on the date of the merger agreement or (ii) if such insurance is purchased annually, an amount annually more than two (2) times the annual premium of the ManorCare Health Services, Inc.'s directors' and officers' insurance policy in effect on the date of the merger agreement, but in either such case ManorCare Health Services, Inc. will be obligated to purchase a policy with the greatest coverage available for a cost not exceeding such amount. See "THE MERGER AGREEMENT--Covenants."

         DETERMINATION OF INDEMNIFICATION ELIGIBILITY

                  In Home Health, Inc. retained special legal counsel as permitted by the Minnesota Business Corporation Act to determine and provide an opinion regarding whether indemnification is available for the directors of In Home health, Inc. in connection with the shareholder suit filed in Hennepin County District Court in Minneapolis, Minnesota, naming In Home Health, Inc., Manor Care, Inc., Paul A. Ormond, Clyde Michael Ford, Eugene Terry, Keith Weikel and Geoffrey Meyers as defendants. The special legal counsel provided an opinion stating that the directors of In Home Health, Inc. are entitled to payment or reimbursement of reasonable expenses, including attorneys' fees and disbursements, in advance of the final disposition of the shareholder suit. See "CERTAIN LITIGATION."

         INDEMNIFICATION AGREEMENTS

                  In Home Health, Inc. entered into an indemnification agreement with Eugene Terry on August 1, 2000. The agreement indemnifies Mr. Terry, against any and all costs, charges, claims, losses, liabilities, expenses, damages and other amounts, in the event he is a party on August 1, 2000, becomes a party or is threatened to be made a party to any threatened, pending or completed action, suit, claim or proceeding, cause of action or otherwise arising out of or relating to his agreement to continue to serve as a director and consultant of In Home Health, Inc. In Home Health, Inc. is not obligated to make any payment in connection with any action, claim or proceeding against Mr. Terry regarding any threatened, pending or completed criminal action, suit, claim or proceeding unless Mr. Terry believed his conduct was lawful. This agreement also provides for Mr. Terry to receive $200 per hour for time reasonably incurred (or at the request of counsel) by Mr. Terry for purposes of defending any proceeding.

                  In Home Health, Inc. entered into an indemnification agreement with C. Michael Ford on August 1, 2000. The agreement indemnifies Mr. Ford, against any and all costs, charges, claims, losses, liabilities, expenses, damages and other amounts, in the event he is a party on August 1, 2000, becomes a party or is threatened to be made a party to any threatened, pending or completed action, suit, claim or proceeding, cause of action or otherwise arising out of or relating to his agreement to continue to serve as a director and officer of In Home Health, Inc. In Home Health, Inc. is not obligated to make any payment in connection with any action, claim or proceeding against Mr. Ford regarding any threatened, pending or completed criminal action, suit, claim or proceeding unless Mr. Ford believed his conduct was lawful. This agreement also provides for Mr. Ford to receive $200 per hour for time reasonably incurred (or at the request of counsel) by Mr. Ford for purposes of defending any proceeding.

         OFFICER AND DIRECTOR COMPENSATION AND EMPLOYMENT AGREEMENTS

                  Each of Mr. Ford and Mr. Terry is compensated for his services to In Home Health, Inc., whether in his capacity as a director, or in the case of Mr. Ford as interim Chief Executive Officer and President, or in the case of Mr. Terry, as a consultant performing such services as may be requested by the board or management from time to time, at a rate of $200 per hour not to exceed $1,600 per day. In addition, Mr. Ford and Mr. Terry are each compensated for their services as special committee members in connection with the merger at a rate of $200 per hour, with a minimum of $25,000 and a maximum of $35,000. These arrangements for compensation of the special committee were approved by the board of directors, not including Mr. Ford and Mr. Terry. Mr. Weikel and Mr. Meyers do not receive any compensation from In Home Health, Inc. for their service as directors.


                  On October 24, 2000, In Home Health, Inc., ManorCare Health Services, Inc., IHHI Acquisition Corp. and Robert J. Hoffman entered into a Separation Agreement and Release pursuant to which Mr. Hoffman resigned as the Chief Financial Officer, Treasurer and Secretary of In Home Health, Inc. In particular, the Separation Agreement and Release terminated the employment agreement between Mr. Hoffman and In Home Health, Inc., dated December 31, 1998, pursuant to which Mr. Hoffman was employed by In Home Health, Inc. at a base salary of $118,000 per annum. Pursuant to the Separation Agreement and Release, In Home Health, Inc. agreed to pay Mr. Hoffman severance in an amount equal to 18 months of his base salary, his bonus for the year ended September 30, 2000, and unpaid amounts of salary and personal time earned through the termination date. In addition, Mr. Hoffman has agreed to provide limited consulting services to In Home Health, Inc. in connection with the consummation of the merger and financial reporting matters.





         OTHER ARRANGEMENTS WITH AFFILIATES

                  Pursuant to the May 2, 1995 purchase agreement between Manor Healthcare Corp., the predecessor to ManorCare Health Services, Inc. and In Home Health, Inc. pursuant to which Manor Healthcare Corp. acquired 6,440,000 shares of In Home Health, Inc. common stock and 200,000 shares of In Home Health, Inc.

preferred stock, In Home Health, Inc. and Manor Healthcare Corp. entered into a registration rights agreement covering the securities purchased by Manor Healthcare Corp. from In Home Health, Inc. As the successor to Manor Healthcare Corp., ManorCare Health Services, Inc. has the right to require In Home Health, Inc. to use its best efforts to register for sale in an underwritten public offering under the Securities Act of 1933, at In Home Health, Inc.'s expense, all or any portion of the common stock acquired by ManorCare Health Services, Inc. and the common stock into which the preferred stock held by ManorCare Health Services, Inc. is convertible. In Home Health, Inc. will not be entitled to sell its securities in any such registration for its own account without the consent of ManorCare Health Services, Inc. In addition, if In Home Health, Inc. at any time seeks to register under the Securities Act of 1933 for sale to the public any of its securities, In Home Health, Inc. must include, at ManorCare Health Services, Inc.'s request, the common stock acquired by ManorCare Health Services, Inc. and the common stock into which the preferred stock held by ManorCare Health Services, Inc. is convertible, in the registration statement, subject to underwriter cutback provisions.

                  In connection with the purchase agreement between ManorCare Health Services, Inc. and Heartland Advisors, Inc., dated June 28, 2000, pursuant to which ManorCare Health Services, Inc. acquired 454,401 shares of In Home Health, Inc. common stock for a price per share of $3.375, Heartland Services, Inc. delivered an irrevocable proxy, dated June 28, 2000, appointing Paul A. Ormond, M. Keith Weikel, Geoffrey G. Meyers and R. Jeffrey Bixler, each of whom is an officer of ManorCare Health Services, Inc., as proxies and attorneys-in-fact to vote the shares of common stock acquired by ManorCare Health Services, Inc. pursuant to the purchase agreement. See "SPECIAL
FACTORS -- Additional Consideration to be Paid to Heartland Advisors,
Inc."

                  In connection with a letter agreement between ManorCare Health Services, Inc. and RS Value Group LLC, dated June 29, 2000, pursuant to which ManorCare Health Services, Inc. acquired 461,734 shares of In Home Health, Inc. common stock for a price per share of $3.375, RS Value Group LLC delivered an irrevocable proxy, dated June 29, 2000, appointing Paul A. Ormond, M. Keith Weikel, Geoffrey G. Meyers and R. Jeffrey Bixler, each of whom is an officer of ManorCare Health Services, Inc., as proxies and attorneys-in-fact to vote the shares of common stock acquired by ManorCare Health Services, Inc. pursuant to the letter agreement.

                  In connection with a letter agreement between ManorCare Health Services, Inc. and Eastbourne Capital Management L.L.C., dated June 29, 2000, pursuant to which ManorCare Health Services, Inc. acquired 230,600 shares of In Home Health, Inc. common stock for a price per share of $3.375, Eastbourne Capital Management delivered an irrevocable proxy, dated June 29, 2000, appointing Paul A. Ormond, M. Keith Weikel, Geoffrey G. Meyers and R. Jeffrey Bixler, each of whom is an officer of ManorCare Health Services, Inc., as proxies and attorneys-in-fact to vote the shares of common stock acquired by ManorCare Health Services, Inc. pursuant to the letter agreement.

ADDITIONAL CONSIDERATION TO BE PAID TO HEARTLAND ADVISORS, INC.

                  ManorCare Health Services, Inc. and Heartland Advisors, Inc. entered into a purchase agreement, dated June 28, 2000, pursuant to which ManorCare Health Services, Inc. acquired 454,401 shares of In Home Health, Inc. common stock for a price per share of $3.375. Pursuant to the purchase agreement ManorCare Health Services, Inc. agreed to pay Heartland Advisors, Inc. any higher price subsequently paid for In Home Health, Inc. common stock in a tender offer made within ninety days. As a result of discussion with Heartland Advisors, Inc. subsequent to the signing of the merger agreement, ManorCare Health Services, Inc. agreed to pay Heartland Advisors, Inc. an additional $147,680, representing the difference between the $3.375 per share price paid under the purchase agreement and the $3.70 per share being paid pursuant to the merger agreement times the number of shares acquired from Heartland Advisors, Inc. This payment will be made upon the closing of the merger.

CERTAIN EFFECTS OF THE MERGER

                  If the merger is completed, each share of IHHI Acquisition Corp. common stock shall be converted into and become one share of common stock of the surviving corporation. In Home Health, Inc. common stock would cease to be publicly traded and would be canceled and retired and cease to exist and holders of In Home Health, Inc. common stock (other than ManorCare Health Services, Inc., IHHI Acquisition Corp., their affiliates) will be entitled to receive $3.70 per share in cash, without interest, provided that any shareholders who validly dissent from the merger may seek the fair value of their shares in accordance with the Minnesota law requirements explained in this proxy statement. The benefit of the transaction to the holders of common stock (other than ManorCare Health Services, Inc., IHHI Acquisition Corp. and their affiliates) is the payment, in cash, of a premium above the market value of such stock prior to the transaction announcement. This cash payment assures that all shareholders will receive the same amount for their shares, rather than taking the risks associated with attempting to sell their shares in the open market. The detriment to such holders is their inability to participate as continuing shareholders in the possible future growth of In Home Health, Inc. Following the merger, all of the outstanding capital stock of the surviving corporation in the merger would be owned by ManorCare Health Services, Inc. If the merger is consummated, the holders of In Home Health, Inc.'s common stock will no longer have any interest in, and will not be shareholders of, In Home Health, Inc. and, therefore, will not benefit from any future earnings or growth of In Home Health, Inc. or from any increases in the value of In Home Health, Inc. and will no longer bear the risk of any decreases in value of In Home Health, Inc. If the merger is consummated, ManorCare Health Services, Inc. will hold the entire equity interest in In Home Health, Inc. and will therefore be the sole beneficiary of any future earnings or growth of In Home Health, Inc. and any increases in value of In Home Health, Inc. If the merger is consummated, ManorCare Health Services, Inc. will have a 100% interest in In Home Health, Inc.'s net book value and net earnings. However, ManorCare Health Services, Inc. will bear the risk of any decreases in value of In Home Health, Inc. and the risks associated with the lack of liquidity in its investment in In Home Health, Inc. See "SPECIAL FACTORS--Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger."

                  The common stock is currently registered under the Securities Exchange Act of 1934, as amended. As a result of the merger, the common stock will be de-listed from the Nasdaq National Market and the registration of the common stock under the Securities Exchange Act of 1934, as amended, will be terminated, In Home Health, Inc. will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Securities Exchange Act of 1934, as amended, and its officers, directors and beneficial owners of more than 10% of the common stock will be relieved of the reporting requirements and "short-swing" trading provisions under Section 16 of the Securities Exchange Act of 1934. Further, In Home Health, Inc. will no longer be subject to periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and will cease filing information with the Securities and Exchange Commission. Accordingly, less information will be required to be made publicly available than presently is the case.

                  The articles of incorporation and bylaws of IHHI Acquisition Corp. will be the articles of incorporation and bylaws of the surviving corporation until thereafter amended as provided by law.

PLANS FOR IN HOME HEALTH, INC. AFTER THE MERGER

                  ManorCare Health Services, Inc. currently expects that, except as described in this proxy statement, the business and operations of the surviving corporation will be integrated with ManorCare Health Services, Inc.'s Heartland unit over time.

                  Except as described in this proxy statement, none of ManorCare Health Services, Inc., IHHI Acquisition Corp. or In Home Health, Inc. has any present plans or proposals involving In Home Health, Inc. which relate to or would result in an extraordinary corporate transaction such as a merger, reorganization, liquidation, sale or transfer of a material amount of assets, or any material change in the present dividend policy, indebtedness or capitalization, or any other material change in In Home Health, Inc.'s corporate structure or business. However, ManorCare Health Services, Inc. and IHHI Acquisition Corp. will review proposals or may propose the acquisition or disposition of assets or other changes in the surviving corporation's business, corporate structure, capitalization, management or dividend policy which they consider to be in the best interests of the surviving corporation and its shareholders.

CONDUCT OF THE BUSINESS OF IN HOME HEALTH, INC. IF THE MERGER IS NOT CONSUMMATED

                  ManorCare Health Services, Inc. would consider entering into a management agreement whereby ManorCare Health Services, Inc. would provide substantially all management personnel to In Home Health, Inc.

ACCOUNTING TREATMENT

                  The merger will be accounted for in accordance with the purchase method of accounting under U.S. generally accepted accounting principles.

FINANCING OF THE MERGER

                  The maximum amount of funds required by ManorCare Health Services, Inc. and IHHI Acquisition Corp. to pay the aggregate merger consideration due to shareholders and to pay cash to holders of stock options in In Home Health, Inc. in exchange for the cancellation of such options at the closing of the merger pursuant to the merger agreement, assuming all shares of common stock and stock options, in each case, are converted into cash in the merger in accordance with the merger agreement and there are no dissenting shareholders, is expected to be approximately $8,431,911 million. The proceeds to pay the merger consideration will be obtained from ManorCare Health Services, Inc.'s working capital. In Home Health, Inc., ManorCare Health Services, Inc. and IHHI Acquisition Corp. will also require approximately $1,250,000 million to pay other expenses and costs incurred by In Home Health, Inc., ManorCare Health Services, Inc. and IHHI Acquisition Corp. relating to the transactions and for other general corporate purposes.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

                  The following summary is a general discussion of certain federal income tax consequences expected to result to shareholders whose shares of common stock are converted to cash in the merger. This summary is for general information only and does not purport to be a complete analysis of all potential tax effects of the merger. For example, the summary does not consider the effect of any applicable state, local or foreign tax laws. In addition, the summary does not address all aspects of federal income taxation that may affect shareholders in light of their particular circumstances and is not intended for shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, shareholders who hold their common stock as part of a hedge, straddle or conversion transaction, shareholders who acquired their common stock pursuant to the exercise of an employee stock option or otherwise as compensation, and shareholders who are not citizens or residents of the United States or that are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States) who may be subject to special federal income tax rules not discussed below. The following summary also does not address holders of stock options. The following summary assumes that shareholders have held their common stock as "capital assets" (generally, property held for investment) under the Internal Revenue Code of 1986, as amended.

                  This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated thereunder, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service will not take a contrary view. No ruling from the Internal Revenue Service has been or will be sought with respect to any aspect of the transactions described herein. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and any such changes or interpretations could be retroactive and could affect the tax consequences to shareholders.

                  THE DISCUSSION SET FORTH BELOW OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH SHAREHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAW AND OF CHANGES IN APPLICABLE LAW.

                  A shareholder that, pursuant to the merger, converts such shareholder's common stock into cash will recognize a capital gain or loss equal to the difference between the amount of cash received and such shareholder's tax basis in the common stock surrendered. In the case of a noncorporate shareholder, any such capital gain or loss will be taxable at a maximum capital gains rate of 20% if the holder held the common stock for more than one year at the time of the merger. Capital gains of corporate shareholders are generally taxable at the regular income tax rates applicable to corporations. A shareholder's ability to use any capital loss may be subject to limitations.

                  A shareholder whose common stock is converted to cash pursuant to the merger may be subject to backup withholding at the rate of 31% with respect to the gross proceeds from the conversion of such common stock unless such shareholder furnishes a correct taxpayer identification number (which for an individual is the individual's social security number) and certifies that it is not subject to backup withholding on Form W-9 (or the appropriate substitute or successor form) or otherwise establishes an exemption from backup withholding. A shareholder that does not comply with these requirements may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax, but rather is an advance tax payment that is refundable to the extent it results in an overpayment of tax.

FEES AND EXPENSES

                  Whether or not the merger is consummated and except as otherwise provided herein, all fees and expenses incurred in connection with the merger will be paid by the party incurring such fees and expenses.

                  Under the terms of the merger agreement, In Home Health, Inc. will pay ManorCare Health Services, Inc. certain costs, expenses and fees plus $70,000 if the merger agreement is terminated under certain circumstances.

                  Estimated fees and expenses to be incurred by In Home Health, Inc. or ManorCare Health Services, Inc. in connection with the merger, the financing and related transactions are as follows:



         Special Committee's Financial Advisor's Fees and Expenses (1).........            $  320,000
         Securities and Exchange Commission Filing Fees........................                 1,686
         Legal, Accounting and Consulting Fees and Expenses....................               760,000
         Printing and Solicitation Fees and Expenses...........................                80,000
         Special Committee Fees (maximum)......................................                70,000
                                                                                           ----------
                   Total.......................................................            $1,231,686
                                                                                           ==========

--------------------
(1)      See "SPECIAL FACTORS--Opinion of Financial Advisor to the Special
Committee."

                  To the extent not paid by ManorCare Health Services, Inc. or In Home Health, Inc. prior to the articles of merger being filed with the Minnesota Secretary of State, all such fees and expenses will be paid by the surviving corporation if the merger is consummated. If the merger is not consummated, each party will bear its respective fees and expenses, except as otherwise provided in the merger agreement.

                              THE MERGER AGREEMENT

                  The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement. Such summary is qualified in its entirety by reference to the full text of the merger agreement.

THE MERGER; MERGER CONSIDERATION

                  The merger agreement provides that the merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Minnesota or at such other time as the parties may agree and specify in the articles of merger (the "Effective Time"). If the merger is approved and adopted at the special meeting by the voting power of a majority of all outstanding shares of common and preferred stock voting as a single class (with each share of common stock being entitled to cast one (1) vote per share and each share of preferred stock being entitled to cast approximately 16.67 votes per share), and the other conditions to the merger are satisfied or waived, it is currently anticipated that the merger will become effective as soon as practicable after the special meeting; however, there can be no assurance as to the timing of the consummation of the merger or that the merger will be consummated.

                  At the Effective Time, IHHI Acquisition Corp. will be merged with and into In Home Health, Inc., the separate corporate existence of IHHI Acquisition Corp. will cease and In Home Health, Inc. will continue as the surviving corporation. In the merger and at the Effective Time:

                  - each share of common stock issued and outstanding immediately prior to the Effective Time (other than common stock held by In Home Health, Inc., ManorCare Health Services, Inc., IHHI Acquisition Corp. or dissenting shareholders) will, by virtue of the merger and without any action on the part of the holder thereof, be converted into and become the right to receive the merger consideration of $3.70 per share;

                  - each share of common and preferred stock issued and outstanding immediately prior to the Effective Time that is owned by In Home Health, Inc., ManorCare Health Services, Inc. or IHHI Acquisition Corp. will automatically be canceled, retired and cease to exist and no payment will be made with respect thereto;

                  - each share of common stock of IHHI Acquisition Corp. issued and outstanding immediately prior to the Effective Time will be converted into and become one share of common stock of the surviving corporation and will constitute the only outstanding shares of capital stock of the surviving corporation;

                  - dissenting shareholders who do not vote to approve and adopt the merger agreement and who otherwise strictly comply with the provisions of the Minnesota Business Corporation Act regarding statutory dissenters' rights have the right to seek a determination of the fair value of their shares of common stock and payment in cash therefor under the dissenters' rights statutes in effect in Minnesota in lieu of the merger consideration; and

                  - each certificate representing shares of common stock that has been converted to cash under the terms of the merger agreement will, after the Effective Time, evidence only the right to receive, upon the surrender of such certificate, an amount of cash per share equal to the merger consideration.

THE PAYMENT FUND; PAYMENT FOR SHARES OF COMMON STOCK

                  On or before the Effective Time of the merger, ManorCare Health Services, Inc. will enter into an agreement with a bank or trust company selected by ManorCare Health Services, Inc. and reasonably satisfactory to In Home Health, Inc. (the "Paying Agent"). As of the Effective Time, ManorCare Health Services, Inc. will deposit or cause to be deposited with the Paying Agent, cash in the amount equal to the aggregate merger consideration (such amount being hereinafter referred to as the "Payment Fund") for the benefit of holders of shares of the common stock (other than common stock held by dissenting shareholders and shares to be canceled without consideration pursuant to the merger agreement).

                  Within three business days following the Effective Time, the Paying Agent will mail to each holder of record of shares of common stock that have been converted pursuant to the merger agreement into the right to receive merger consideration immediately prior to the Effective Time, a letter of transmittal and instructions for use in surrendering certificates in exchange for the merger consideration. No shareholder should surrender any certificates until the shareholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a certificate for cancellation to the Paying Agent, together with a letter of transmittal, duly executed, and such other customary documents as may be required pursuant to the instructions, the holder of such certificate will be entitled to receive in exchange therefor the merger consideration into which the number of shares of common stock previously represented by such certificate(s) shall have been converted pursuant to the merger agreement, without any interest thereon, and the certificates so surrendered will be canceled.

                  If payment of the merger consideration is to be made to a person other than the person in whose name the certificate surrendered is registered, it will be a condition of payment that the certificate so surrendered will be properly endorsed (together with signature guarantees on such certificate) or otherwise be in proper form for transfer and that the person requesting such payment shall have paid any transfer or other taxes required by reason of the payment of the merger consideration to a person other than the registered holder thereof or establish to the satisfaction of the surviving corporation that such tax has been paid or is not applicable.

                  SHAREHOLDERS SHOULD NOT SEND THEIR CERTIFICATES NOW AND SHOULD SEND THEM ONLY PURSUANT TO INSTRUCTIONS SET FORTH IN THE LETTERS OF TRANSMITTAL TO BE MAILED TO SHAREHOLDERS PROMPTLY AFTER THE EFFECTIVE TIME. IN ALL CASES, THE MERGER CONSIDERATION WILL BE PROVIDED ONLY IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS PROXY STATEMENT AND SUCH LETTERS OF TRANSMITTAL.

                  Six months after the Effective Time, the surviving corporation shall be entitled to require the Paying Agent to deliver to the surviving corporation any portion of the Payment Fund that remains undistributed to or unclaimed by the holders of certificates (including the proceeds of any investments thereof), and any holders of certificates who have not theretofore complied with the above-described procedures to receive payment of the merger consideration may look only to the surviving corporation for payment of the merger consideration to which they are entitled.

TRANSFERS OF COMMON STOCK

                  After the Effective Time, the stock transfer books of In Home Health, Inc. will be closed, and there will be no further registration or transfers of certificates on the records of In Home Health, Inc. If, after the Effective Time, certificates are presented to the surviving corporation, they will be canceled and exchanged for the merger consideration pursuant to the terms of the merger agreement (subject to applicable law in the case of dissenting shareholders).

TREATMENT OF STOCK OPTIONS

                  It is currently anticipated that at the Effective Time, each outstanding option to acquire common stock of In Home Health, Inc. will be canceled. In consideration of such cancellation, In Home Health, Inc. (or, at ManorCare Health Services, Inc.'s option IHHI Acquisition Corp.) will pay to such holders of options to purchase shares of In Home Health, Inc. an amount in cash net of applicable withholding taxes in respect thereof equal to the sum of:

                  -      two-hundred and fifty dollars ($250); plus

                  - an amount equal to the number of shares of In Home Health, Inc. common stock subject to options with a purchase or exercise price less than $3.70 per share, multiplied by the difference between $3.70 and the purchase or exercise price for such option as set forth in the applicable option agreement; plus

                  - an amount equal to the number of shares of In Home Health, Inc. common stock subject to options with a purchase or exercise price equal to or in excess of $3.70 per share multiplied by $0.10.

CONDITIONS

                  The respective obligations of ManorCare Health Services, Inc. and IHHI Acquisition Corp. and of In Home Health, Inc. to consummate the merger are subject to the following conditions, among others:

                  - the approval and adoption of the merger agreement by the affirmative vote of the holders of a majority of all outstanding shares of common and preferred stock; and

                  - the absence of any governmental action or order that makes the merger illegal or otherwise prohibits consummation of the merger.

                  The obligations of ManorCare Health Services, Inc. and IHHI Acquisition Corp. to effect the merger are subject to the following additional conditions being satisfied on the closing date:

                  - the representations and warranties of In Home Health, Inc. being true and correct in all material respects, except for representations and warranties that are qualified by materiality or material adverse effect, which shall be true and correct in all respects;

                  - In Home Health, Inc. and each subsidiary of In Home Health, Inc. having performed or complied with all covenants required to be complied with or performed by In Home Health, Inc. or such subsidiary pursuant to the terms of the merger agreement;

                  - the holders of not more than five percent (5%) of the issued and outstanding shares of the In Home Health, Inc. common stock immediately prior to the Effective Time having purported to exercise, or delivered notice to In Home Health, Inc. of their intention to exercise dissenters' rights with respect to shares of In Home Health, Inc. common stock;

                  - there not having occurred any change, event, development or circumstance that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on In Home Health, Inc.;

                  - the special committee not having withdrawn or rescinded its recommendation that the shareholders vote in favor of the merger agreement and the merger; and

                  - In Home Health, Inc. having entered into written agreements regarding stock options, in form and substance reasonably satisfactory to ManorCare Health Services, Inc., with each employee of In Home Health, Inc. who currently holds options to purchase shares of In Home Health, Inc. common stock.

                  The obligations of In Home Health, Inc. to effect the merger are also subject to the following additional conditions being satisfied on the closing date:

                  - the representations and warranties of ManorCare Health Services, Inc. and IHHI Acquisition Corp. being true and correct in all material respects, except for representations and warranties that are qualified by materiality or material adverse effect, which shall be true and correct in all respects;

                  - ManorCare Health Services, Inc. and IHHI Acquisition Corp. having performed or complied with all covenants required to be complied with or performed by them pursuant to the terms of the merger agreement;

                  - ManorCare Health Services, Inc. having deposited sufficient funds with the Paying Agent to permit the exchange of all eligible certificates for merger consideration pursuant to the merger agreement; and

                  - Houlihan Lokey not having withdrawn their opinion to the effect that, as of the date of such opinion, the consideration to be received in the merger is fair to the shareholders (other than ManorCare Health, Inc., IHHI Acquisition Corp. and their affiliates) from a financial point of view, prior to the closing date.

REPRESENTATIONS AND WARRANTIES

                  The merger agreement contains representations and warranties of ManorCare Health Services, Inc., IHHI Acquisition Corp. and In Home Health, Inc.

                  The representations of ManorCare Health Services, Inc. and IHHI Acquisition Corp. relate to, among other things:

                  - their respective organization and qualification to do business and authority to enter into the merger agreement;

                  - the absence of a conflict of the merger agreement and the transactions contemplated thereby, with laws applicable to, and material agreements of, ManorCare Health Services, Inc. and IHHI Acquisition Corp.;

                  - the consents and filings required with respect to the merger agreement and the transactions contemplated thereby;

                  - the accuracy of the information provided by ManorCare Health Services, Inc. and IHHI Acquisition Corp. for inclusion in this proxy statement and in filings to be made with the Securities and Exchange Commission with respect to the proposed merger;

                  -        the brokers used by ManorCare Health Services, Inc.
                           and IHHI Acquisition Corp.;

                  - the historical business activities of IHHI Acquisition Corp.; and

                  - the available cash and/or funds to fund ManorCare Health Services, Inc. payment obligations pursuant to the merger agreement.

                  The representations of In Home Health, Inc. relate to, among other things:

                  - the organization and qualification to do business of In Home Health, Inc.;

                  -        the capitalization of In Home Health, Inc.;

                  - In Home Health, Inc.'s authority to enter into the merger agreement;

                  - the absence of a conflict of the merger agreement and the transactions contemplated thereby with laws applicable to and material agreements of In Home Health, Inc.;

                  - the consents and filings required with respect to the merger agreement and the transactions contemplated thereby;

                  -        filings made with the Securities and Exchange
                           Commission;

                  -        the financial statements of In Home Health, Inc.;

                  - the compliance with law and accuracy of the proxy statement and filings made with the Securities and Exchange Commission with respect to the proposed merger;

                  - the In Home Health, Inc. financial statements and the fair presentation of the consolidated financial position of In Home Health, Inc. by them;

                  -        the brokers used by In Home Health, Inc.;

                  - the absence of changes in the business of In Home Health, Inc.;

                  -        the legal proceedings involving In Home Health, Inc.;

                  -        the opinion of Houlihan Lokey;

                  -        the intellectual property of In Home Health, Inc.;
                           and

                  - the tax returns and tax payments of In Home Health, Inc.

COVENANTS

                  Pursuant to the merger agreement, during the period from the date of the merger agreement to the Effective Time, unless ManorCare Health Services, Inc. otherwise agrees in writing, In Home Health, Inc. agrees to, in all material respects, (i) conduct its business in the usual, regular and ordinary course consistent with past practice; (ii) maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees; and (iii) refrain from taking, authorizing or permitting any action of the type that would be required to be disclosed pursuant to the merger agreement. Without limiting the generality of the foregoing, and except as expressly contemplated or permitted by the merger agreement, or as required by applicable law, rule or regulation, during the period from the date of the merger agreement to the Effective Time, In Home Health, Inc. agrees not to, without the prior written consent of ManorCare Health Services, Inc.:

                  - issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, option, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock or (B) any other securities in respect of, in lieu of, or in substitution for, any shares of its capital stock outstanding on the date hereof other than pursuant to the proper the exercise of stock options or warrants outstanding as of the date hereof; (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of capital stock; or
                           (iii) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to its shareholders in their capacity as such;

                  - other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person other than In Home Health, Inc.;

                  - sell, transfer, mortgage, encumber or otherwise dispose of any other than a direct or indirect wholly owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, (i) pursuant to contracts or agreements in force at the date of the merger agreement or (ii) pursuant to plans disclosed in writing prior to the execution of the merger agreement to ManorCare Health Services, Inc.;

                  - except for transactions in the ordinary course of business consistent with past practice, make any material acquisition or investment either by purchase of stock or securities, merger or consolidation, contributions to capital, property transfers, or purchases of any property or assets of any other individual, corporation or other entity other than a wholly owned subsidiary thereof;

                  - amend its articles of incorporation, bylaws or similar governing documents;

                  - enter into, amend, accelerate, vest or modify any employee benefit plan, employment agreement or any other agreement, understanding or arrangement providing for payments by or on behalf of In Home Health, Inc.; or

                  - make any commitment to or take any of these aforementioned actions.

                  In Home Health, Inc. agrees to give prompt notice to ManorCare Health Services, Inc., and ManorCare Health Services, Inc. shall give prompt notice to In Home Health, Inc., of (i) the occurrence, or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in the merger agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of In Home Health, Inc. or ManorCare Health Services, Inc., as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to the merger agreement shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  The initial press release with respect to the execution of the merger agreement will be a joint press release reasonably acceptable to ManorCare Health Services, Inc. and In Home Health, Inc. Thereafter, so long as the merger agreement is in effect, neither In Home Health, Inc., ManorCare Health Services, Inc. nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the merger, the merger agreement or the other transactions contemplated thereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange.

                  Except as otherwise required by applicable law, ManorCare Health Services, Inc. agrees that it will cause In Home Health, Inc. to continue all employee health and welfare benefits of In Home Health, Inc. (but not equity-based employee benefits), as they are currently in effect, until March 31, 2001.

                  ManorCare Health Services, Inc. and In Home Health, Inc. have made further agreements regarding, among other things, cooperating in the presentation of required governmental filings, in obtaining required permits and regulatory approvals and in granting access to information and maintaining confidentiality.

NO SOLICITATION

                  In Home Health, Inc. shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any person or entity conducted heretofore by In Home Health, Inc. or any of its respective officers, directors, employees, agents or representatives with respect to any proposed, potential or contemplated proposal or offer (other than by ManorCare Health Services, Inc. or the IHHI Acquisition Corp.) for a tender or exchange offer, merger, consolidation or other business combination involving In Home Health, Inc. or any subsidiary of In Home Health, Inc., or any proposal to acquire in any manner an equity interest which could result in such party having a direct or indirect equity interest in or acquiring all or material portion of the assets of In Home Health, Inc. or any subsidiary of In Home Health, Inc., other than the transactions contemplated by the merger agreement.

                  From and after the date hereof, without the prior written consent of IHHI Acquisition Corp., In Home Health, Inc. will not, and will not authorize or permit any of its respective officers, directors, employees, agents or representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action reasonably designed to facilitate any inquiries or the making of any proposal which constitutes or would reasonably be expected to lead to any proposal or offer (other than by ManorCare Health Services, Inc. or the IHHI Acquisition Corp.) for a tender or exchange offer, merger, consolidation or other business combination involving In Home Health, Inc. or any subsidiary of In Home Health, Inc., or any proposal to acquire in any manner an equity interest which could result in such party having a direct or indirect equity interest in or acquiring all or material portion of the assets of In Home Health, Inc. or any subsidiary of In Home Health, Inc., other than the transactions contemplated by the merger agreement.

                  In Home Health, Inc. may engage in discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, by or with In Home Health, Inc. or any of its respective officers, directors, employees, agents or representatives) seeks to initiate such discussions or negotiations and may furnish such third party information concerning In Home Health, Inc. and its business, properties and assets if, and only to the extent that:

                  - the third party has first made a bona fide acquisition proposal to the board of directors of In Home Health, Inc. in writing prior to the date upon which the merger agreement shall have been approved and adopted by the required vote of the shareholders of In Home Health, Inc.;

                  - In Home Health, Inc.'s board of directors concludes in good faith (after consultation with its financial advisor) that the transaction contemplated by such acquisition proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the such acquisition proposal and the party making such acquisition proposal, and could, if consummated, reasonably be expected to result in a transaction more favorable to In Home Health, Inc.'s shareholders from a financial point of view than the merger contemplated by the merger agreement; and

                  - In Home Health, Inc.'s board of directors shall have concluded in good faith, after considering applicable provisions of state law, and after consultation with outside counsel, that such action is required for the board of directors to act in a manner consistent with its fiduciary duties under applicable law.

In Home Health, Inc. shall as promptly as practicable notify ManorCare Health Services, Inc. and IHHI Acquisition Corp.:

                  - that In Home Health, Inc. has received a bona fide acquisition proposal from a third party;

                  - that In Home health, Inc. is permitted to furnish information to, or to enter into discussions or negotiations with, such third party pursuant to the merger agreement; and

                  - of the identity of the third party making such acquisition proposal and of all the terms and conditions of such proposal.

                  In Home Health, Inc. will keep ManorCare Health Services, Inc. and IHHI Acquisition Corp. reasonably informed of the status and material terms of such acquisition proposal and promptly advise the third party making such acquisition proposal that In Home Health, Inc. will not participate in negotiations or discussions with or provide information to such third party, unless and until such third party authorizes In Home Health, Inc. to notify ManorCare Health Services, Inc. and IHHI Acquisition Corp. of the acquisition proposal and of the identity of the third party making such acquisition proposal and of all the terms and conditions of such proposal.

                  Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by a director or an officer of In Home Health, Inc. or any investment banker, attorney or other Representative of In Home Health, Inc., whether or not such person is purporting to act on behalf of In Home Health, Inc. or otherwise, will be deemed to be a breach of the merger agreement by In Home Health, Inc.

TERMINATION

                  The merger agreement may be terminated and the merger and the other transactions contemplated thereby may be abandoned at any time prior to the Effective Time, whether before or after the approval and adoption of the proposed merger by the shareholders of In Home Health, Inc.:

                  - by the mutual consent of the ManorCare Health Services, Inc. board of director and the In Home Health, Inc. special committee;

                  - by either of In Home Health, Inc. special committee or ManorCare Health Services, Inc. if: (i) any governmental entity shall have issued an order, decree, or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement and such order, decree, ruling or other action shall have become final and nonappealable; or (ii) if the Effective Time shall not have occurred by January 31, 2001 (provided that such termination will not be available to any party whose material breach of any representation, warranty, covenant or agreement under the merger agreement has been the cause of or resulted in the failure of the Effective Time to have occurred); and

                  - by the ManorCare Health Services, Inc. board of directors if any of the conditions stated in the merger agreement to ManorCare Health Services, Inc.'s and IHHI Acquisition Corp.'s obligation to effect the merger shall not have been satisfied on or prior to the earlier to occur of (i) the closing date, or (ii) November 30, 2000.

                  In Home Health, Inc. may also terminate the merger agreement, prior to the shareholders approval of the merger agreement, if:

                  - In Home Health, Inc. receives a superior proposal from a third party;

                  -        the board of directors of In Home Health, Inc.
                           conclude that failure to enter into an agreement with respect to a superior proposal presented by a third party would result in non-compliance by the board of directors of In Home Health, Inc. with its fiduciary duties to shareholders of In Home Health, Inc.;

                  -        In Home Health, Inc. has given IHHI Acquisition Corp.
                           and ManorCare Health Services, Inc. written notice at least five (5) days prior to the earlier of such determination and the entering into such agreement;

                  - simultaneously with such termination, In Home Health, Inc. enters into such third party superior proposal; and

                  - it pays to ManorCare Health Services, Inc. cash in the amount equal to the sum of all reasonable out of pocket costs and expenses incurred by or on behalf of ManorCare Health Services, Inc. and/or IHHI Acquisition Corp. in connection with or related to the merger agreement and the transactions contemplated thereby, including without limitation, the merger, plus $70,000.

FEES AND EXPENSES

                  Whether or not the merger is consummated and except as otherwise provided herein, all fees and expenses incurred in connection with the merger will be paid by the party incurring such fees and expenses.

                  Under the terms of the merger agreement, In Home Health, Inc. will pay ManorCare Health Services, Inc. certain costs, expenses and fees plus $70,000 if the merger agreement is terminated under certain circumstances.

AMENDMENT/WAIVER

                  Before or after approval and adoption of the merger agreement by the shareholders, the merger agreement, subject to applicable law, may be amended, modified and supplemented in any and all respects, by the written agreement of the parties thereto (which, in the case of In Home Health, Inc., shall require approval of its board of directors upon the recommendation of the In Home Health, Inc. special committee), at any time prior to the Closing Date with respect to any of the terms contained therein, provided that after approval and adoption of the merger agreement by the shareholders of In Home Health, Inc., the amount of the Merger Consideration shall not be decreased and the form of the Merger Consideration shall not be altered without the approval of the shareholders of In Home Health, Inc.

                  ManorCare Health Services, Inc., IHHI Acquisition Corp. or In Home Health, Inc. may waive any condition to its obligations under the merger agreement, or any breach, default or misrepresentation of any other party under the merger agreement; provided, however, that no waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                               CERTAIN LITIGATION

                  On July 24, 2000, In Home Health, Inc. received notice of a suit filed in Hennepin County District Court in Minneapolis, Minnesota, on July 21, 2000, naming In Home Health, Inc., Manor Care, Inc., Paul A. Ormond, Clyde Michael Ford, Eugene Terry, Keith Weikel and Geoffrey Meyers as defendants. Threats have also been made to name Rodney A. Hildebrandt and Steven M. Cavanaugh as defendants. The suit is styled as a class action on behalf of the plaintiff and other shareholders of In Home Health, Inc. and alleges breach of fiduciary duties and misrepresentation by In Home Health, Inc.'s directors, among other claims. In Home Health, Inc. believes that the suit is without merit and intends to vigorously defend the suit. Defendants have moved to dismiss the complaint and a hearing on that motion is currently scheduled for November 27, 2000.



                               DISSENTERS' RIGHTS

                  Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act provide to each shareholder the right to dissent from the merger, and obtain payment in cash for the "fair value" of such shareholder's shares following the consummation of the merger. The following summary of the applicable provisions of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to such sections, the full texts of which are attached as Annex C to this proxy statement. These sections should be reviewed carefully by any shareholder who wishes to exercise dissenters' rights or who wishes to preserve the right to do so, since failure to comply fully with the procedures set forth herein or therein will result in the loss of dissenters' rights.

                  Under the Minnesota Business Corporation Act, holders of common stock will have the right, by fully complying with the applicable provisions of Sections 302A.471 and 302A.473, to dissent with respect to the merger and to receive from the surviving corporation payment in cash of the "fair value" of their shares of common stock after the merger is completed. The term "fair value" means the value of the shares of common stock immediately before the effective date of the merger.

                  All references in Sections 302A.471 and 302A.473 and in this summary to a "shareholder" are to a record holder of the shares of common stock as to which dissenters' rights are asserted. Except as provided in the next sentence, a person having beneficial ownership of shares of common stock that are held of record in the name of another person, such as a broker, nominee, trustee or custodian, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner in order to perfect whatever dissenters' rights such beneficial owner may have.

                  Shareholders who desire to exercise their dissenters' rights must satisfy all of the following conditions.

                  Shareholders electing to exercise dissenters' rights must send a written notice of intent to demand fair value, before the taking of the vote on the merger agreement, to In Home Health, Inc., 601 Carlson Parkway, Suite 500, Minnetonka, Minnesota 55305; Attention: C. Michael Ford. The written demand should specify the shareholder's name and mailing address, the number of shares owned and that the shareholder intends to demand the fair value of his or her shares. This written demand must be in addition to and separate from any proxy or vote against the merger. Voting against, abstaining from voting or failing to vote on the merger does not by itself constitute a notice of intent to demand fair value within the meaning of the Minnesota Business Corporation Act.

                  Shareholders electing to exercise their dissenters' rights under the Minnesota Business Corporation Act must not vote for approval and adoption of the merger agreement. A shareholder's failure to vote against the merger agreement will not constitute a waiver of dissenters' rights. However, if a shareholder returns a signed proxy but does not specify a vote against adoption of the merger agreement or direction to abstain, the proxy will be voted for approval and adoption of the merger agreement, which will have the effect of waiving that shareholder's dissenters' rights.

                  An In Home Health, Inc. shareholder may not assert dissenters' rights as to less than all of the shares registered in such shareholder's name except where certain shares are beneficially owned by another person but registered in such holder's name. If a record owner, such as a broker, nominee, trustee or custodian, wishes to dissent with respect to shares beneficially owned by another person, such shareholder must dissent with respect to all of such shares and must disclose the name and address of the beneficial owner on whose behalf the dissent is made. A beneficial owner of shares of common stock who is not the record owner of such shares may assert dissenters' rights as to shares held on such person's behalf, provided that such beneficial owner submits a written consent of the record owner to In Home Health, Inc. at or before the time such rights are asserted.

                  If the merger agreement is approved and adopted by the shareholders of In Home Health, Inc. at the special meeting, the surviving corporation will send a written notice to each shareholder who filed a written notice of intent to demand fair value for such shareholder's shares and did not vote for approval and adoption of the merger agreement. The notice will contain the address to which the shareholder shall send a demand for payment and the stock certificates representing the dissenting shares in order to obtain payment and the date by which they must be received, a form to be used in connection therewith and other related information.

                  In order to receive fair value for the shareholder's shares, a dissenting shareholder must, within 30 days after the date such notice was given (for which purpose notice by the surviving corporation is deemed to have been given under Minnesota law when deposited in the U.S. mail), demand the payment of fair value for his or her shares, and deposit his or her stock certificates with the surviving corporation at the address specified in such notice. A dissenting shareholder will retain all rights as a shareholder until the Effective Time. After a valid demand by a dissenting shareholder for payment and the related stock certificates are received, or after the Effective Time, whichever is later, the surviving corporation will remit to each dissenting shareholder who has complied with the statutory requirements the amount that the surviving corporation estimates to be the fair value of such shareholder's shares, with interest commencing five days after the Effective Time at a rate prescribed by statute. Remittance will be accompanied by the surviving corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the Effective Time, together with the surviving corporation's latest available interim financial statements, an estimate of the fair value of the shareholder's shares and a brief description of the method used to reach the estimate, a brief description of the procedure to be followed if such holder determines to demand supplemental payment and copies of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act.

                  If the dissenting shareholder believes that the amount remitted by the surviving corporation is less than the fair value of such holder's shares, plus interest, the shareholder may give written notice to the surviving corporation of such holder's own estimate of the fair value of the shares, plus interest, within 30 days after the mailing date of the remittance and demand payment of the difference. Such notice must be given at the executive offices of In Home Health, Inc. at the address set forth above. A shareholder who fails to give such written notice within this time period is entitled only to the amount remitted by the surviving corporation.

                  Within 60 days after receipt of a demand for supplemental payment, the surviving corporation must either pay the shareholder the amount demanded or agreed to by such shareholder after discussion with the surviving corporation or petition a court in Hennepin County, Minnesota for the determination of the fair value of the shares, plus interest. The petition shall name as parties all shareholders who have demanded supplemental payment and have not reached an agreement with the surviving corporation. The court, after determining that the shareholder or shareholders in question have complied with all statutory requirements, may use any valuation method or combination of methods it deems appropriate to use, whether or not used by the surviving corporation or the dissenting shareholder, and may appoint appraisers to recommend the amount of the fair value of the shares. The court's determination will be binding on all In Home Health, Inc. shareholders who properly exercised dissenters' rights and did not agree with the surviving corporation as to the fair value of the shares. Dissenting shareholders are entitled to judgment in cash for the amount by which the court-determined fair value per share, plus interest, exceeds the amount per share, plus interest, remitted to the shareholders by the surviving corporation. The shareholders shall not be liable to the surviving corporation for any amounts paid by the surviving corporation which exceed the fair value of the shares as determined by the court, plus interest. The costs and expenses of such a proceeding, including the expenses and compensation of any appraisers, will be determined by the court and assessed against the surviving corporation, except that the court may, in its discretion, assess part or all of those costs and expenses against any shareholder whose action in demanding supplemental payment is found to be arbitrary, vexatious or not in good faith. The court may award fees and expenses to an attorney for the dissenting shareholders out of the amount, if any, awarded to such shareholders. If the court finds that the surviving corporation has failed to comply substantially with Section 302A.473, the court may assess against the surviving corporation such fees or expenses of experts or attorneys as the court deems equitable. Fees and expenses of experts or attorneys may also be assessed against any person who acted arbitrarily, vexatiously or not in good faith in bringing the proceeding.

                  The surviving corporation may withhold the remittance of the estimated fair value, plus interest, for any shares owned by any person who was not a shareholder, or who is dissenting on behalf of a person who was not a beneficial owner, on September 13, 2000, the date on which the proposed merger was first announced to the public (the "Public Announcement Date"). The surviving corporation will forward to any such dissenting shareholder who has complied with all requirements in exercising dissenters' rights the notice and all other materials sent after shareholder approval and adoption of the merger to all shareholders who have properly exercised dissenters' rights, together with a statement of the reason for withholding the remittance and an offer to pay the dissenting shareholder the amount listed in the materials if the shareholder agrees to accept that amount in full satisfaction. The shareholder may decline this offer and demand payment by following the same procedure as that described for demand of supplemental payment by shareholders who owned their shares as of the Public Announcement Date. Any shareholder who did not own shares on the Public Announcement Date and who fails properly to demand payment will be entitled only to the amount offered by the surviving corporation. Upon proper demand by any such shareholder, rules and procedures applicable in connection with receipt by the surviving corporation of the demand for supplemental payment given by a dissenting shareholder who owned shares on the Public Announcement Date will also apply to any shareholder properly giving a demand but who did not own shares of record or beneficially on the Public Announcement Date, except that any such shareholder is not entitled to receive any remittance from the surviving corporation until the fair value of the shares, plus interest, has been determined pursuant to such rules and procedures.

                  Shareholders considering exercising dissenters' rights should bear in mind that the fair value of their shares determined under Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act could be more than, the same as or, in certain circumstances, less than the consideration they would have received pursuant to the merger agreement if they have not exercised dissenters' rights with respect to their shares, and that the opinion of any investment banking firm as to fairness, from a financial point of view, is not an opinion as to fair value under Sections 302A.471 and 302A.473. Under Section 302A.471 of the Minnesota Business Corporation Act, a shareholder has no right at law or equity to set aside the adoption of the merger agreement or the consummation of the merger, except if such adoption or consummation is fraudulent with respect to such shareholder or In Home Health, Inc. Cash received pursuant to the exercise of dissenters' rights would generally be taxed in a similar manner as cash received in the merger. See "SPECIAL FACTORS--Certain Federal Tax Consequences."

                  IF YOU FAIL TO COMPLY FULLY WITH THE STATUTORY PROCEDURE SUMMARIZED ABOVE YOU WILL FORFEIT YOUR RIGHT OF DISSENT AND WILL RECEIVE THE MERGER CONSIDERATION FOR YOUR SHARES. SEE ANNEX C.

                           MARKET FOR THE COMMON STOCK

COMMON STOCK MARKET PRICE INFORMATION; DIVIDEND INFORMATION

                  In Home Health, Inc.'s common stock is traded on the Nasdaq National Market under the symbol "IHHI." The following table shows, for the quarters indicated, the per share high and low closing sale prices of the common stock on the Nasdaq National Market based on published financial sources.


                                                          HIGH             LOW
                                                          ----             ---
FISCAL YEAR ENDING SEPTEMBER 30, 1998
     Third Quarter                                       4.125            2.813
     Fourth Quarter                                      3.375            1.500
FISCAL YEAR ENDING SEPTEMBER 30, 1999
     First Quarter                                       2.156            1.125
     Second Quarter                                      2.750            1.094
     Third Quarter                                       2.000            1.125
     Fourth Quarter                                      2.313            1.500
FISCAL YEAR ENDING SEPTEMBER 30, 2000
     First Quarter                                       3.375            1.813
     Second Quarter                                      3.000            2.125
     Third Quarter                                       3.000            1.813
     Fourth Quarter                                      3.625            2.875
FISCAL YEAR ENDING SEPTEMBER 30, 2001
     First Quarter (through October 27, 2000)            3.625            3.531


                  The above table is adjusted for the one-for-three reverse stock split of the In Home Health, Inc. common stock on December 1, 1998. In Home Health, Inc. has not paid any dividends in respect of its common stock during the last two years.

                  On May 31, 2000, the last full trading day prior to the public announcement of an indication of interest in In Home Health, Inc., the high and low sales prices of the common stock on the Nasdaq National Market were $2.047 and $1.969, respectively, and the closing sale price was $1.969. On September 12, 2000, the last full trading day prior to the day on which the execution of the merger agreement was publicly announced, the closing sale price for the common stock on the Nasdaq National Market was $3.313. On November [ ], 2000, the last trading day prior to the date of this proxy statement, the closing price for the common stock on the Nasdaq National Market was $[XX]. The market price for common stock is subject to fluctuation and shareholders are urged to obtain current market quotations.

COMMON STOCK PURCHASE INFORMATION

                  Except as described in this proxy statement, none of In Home Health, Inc., ManorCare Health Services, Inc., Manor Care of America, Inc., Manor Care, Inc., IHHI Acquisition Corp. or their executive officers or directors has engaged in any transaction with respect to the common stock of In Home Health, Inc. within the past 60 days. Except as set forth below, during the last two years, none of In Home Health, Inc., ManorCare Health Services, Inc., Manor Care of America, Inc., Manor Care, Inc. or IHHI Acquisition Corp. has purchased any In Home Health, Inc. common stock:

             Purchaser                    Purchase Date           Number of Shares              Purchase Price
             ---------                    -------------           ----------------              --------------
  ManorCare Health Services, Inc.          June 28, 2000               454,401                  3.375
  ManorCare Health Services, Inc.          June 29, 2000               461,734                  3.375
  ManorCare Health Services, Inc.          June 29, 2000               230,600                  3.375

The average purchase price for shares of In Home Health, Inc.'s common stock purchased by In Home Health, Inc., ManorCare Health Services, Inc., or IHHI Acquisition Corp. during the third quarter of 2000 was $3.375 per share. See "SPECIAL FACTORS--Additional Consideration to be Paid to Heartland Advisors, Inc."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                  The following table sets forth certain information as of the record date, except as otherwise indicated, concerning the beneficial ownership of In Home Health, Inc.'s common stock by (1) each person or group known by In Home Health, Inc. to beneficially own more than 5% of the outstanding shares of common stock; (2) each director of In Home Health, Inc., (3) In Home Health, Inc.'s Chief Executive Officer and the other executive officer of In Home Health, Inc.; and (4) all of In Home Health, Inc.'s directors and executive officers as a group.


Name and Address                                                Number of                    Percent of
of Beneficial Owner (1)                                          Shares                   Common Stock (%)
-----------------------                                          ------                   ----------------
ManorCare Health Services, Inc.                                 6,730,069(1)                     75.8
   333 North Summit Street
   Toledo, Ohio 43699-0866

C. Michael Ford, Chairman of the                                   16,671                           *
Board of Directors and Interim Chief
Executive Officer and President
   601 Carlson Parkway, Suite 500
   Minnetonka, Minnesota 55305

Eugene Terry, Director                                                  0                           *
   601 Carlson Parkway, Suite 500
   Minnetonka, Minnesota 55305

Bruce Schroeder, Interim Chief Financial
Officer, Interim Chief Operating Officer,                               0                           *
Interim Treasurer and Interim Secretary (2)
   333 North Summit Street
   Toledo, Ohio 43604

M. Keith Weikel, Director (2)                                           0                           *
  333 North Summit Street
  Toledo, Ohio 43604

Geoffrey G. Meyers, Director (2)                                        0                           *
  333 North Summit Street
  Toledo, Ohio 43604

All directors and executive officers as a group                      16,671                         *
(5 persons)


------------------------------
*     Less than one percent

(1) ManorCare Health Services, Inc. holds of record 3,396,735 shares of common stock entitled to be voted on all matters brought before the special meeting. ManorCare Health Services, Inc. also owns 200,000 shares of preferred stock (convertible into 3,333,334 shares of common stock), which can be voted only on proposals involving (i) the wind-up, dissolution, liquidation of In Home Health, Inc. or revocation or forfeiture of In Home Health, Inc.'s charter; (ii) amendments to In Home Health, Inc.'s articles of incorporation; (iii) mergers, consolidations, or exchange agreements with other companies; or (iv) sales, leases, transfers, or dispositions of all or substantially all of In Home Health, Inc.'s assets not in the usual and ordinary course of business pursuant to the second preferred stock modification agreement between In Home Health, Inc. and ManorCare Health Services, Inc.





(2) Mr. Weikel is Senior Executive Vice President, Chief Operating Officer and Director of ManorCare Health Services, Inc. Mr. Meyers is Executive Vice President, Chief Financial Officer and Treasurer of ManorCare Health Services, Inc. Mr. Schroeder is Assistant Vice President of Manor Care, Inc.

                            DIRECTORS AND MANAGEMENT

IN HOME HEALTH, INC.

                  Set forth below are the name and business address of each director and executive officer of In Home Health, Inc., the present principal occupation or employment of each such person and the name, principal business and address of the corporation or other organization in which such occupation or employment of each such person is conducted. Also set forth below are the material occupations, positions, offices and employment of each such person and the name, principal business and address of any corporation or other organization in which any material occupation, position, office or employment of each such person was held during the last five years. Messrs. Ford, Terry, Weikel and Meyers are directors of In Home Health, Inc. Each person listed below is a citizen of the United States.


Name and Business Address              Principal Occupations
-------------------------              -----------------------------------------------------------------------------
C. Michael Ford..................      Chairman of the Board since February 2000. Director since November 1998.  Mr.
   601 Carlson Parkway                 Ford has also served as Interim Chief Executive Officer and President from
   Suite 500                           February, 2000 to June 28, 2000 and July 7, 2000 to present.  Since October
   Minnetonka, Minnesota 55305         1990 Mr. Ford has been the owner and Chairman of the Board of Montpelier
                                       Corporation, P.O. Box 5128, Macon, Georgia 31208.  Since October 1999, Mr.
                                       Ford has been a director of Krug International Corporation, 900 Circle 75
                                       Parkway, Suite 1300, Atlanta, Georgia 30339.   Mr. Ford served as Vice
                                       President, Development of HCA-The Healthcare Company, One Park Plaza,
                                       Nashville, Tennessee 37203, from September 1994 to September 1997.

Eugene Terry.....................      Director since September 1999.  Since 1997, Mr. Terry has been a principal of
   601 Carlson Parkway                 TC Solutions, a consulting, venture capital firm, 17759 Lake Estate, Boca
   Suite 500                           Raton, Florida 33496.  Since 1998, Mr. Terry has served as a director of
   Minnetonka, Minnesota 55305         Windsor Capital, 7200 West Camino Real, Boca Raton, Florida 33433.  Since
                                       1994, Mr. Terry has served as Vice Chairman and director of Proxymed, a publicly traded Healthcare e-commerce firm, 2501 Davie Road, Fort Lauderdale,
                                       Florida 33170. Since 1989, Mr. Terry has served as a director of Ivonyx, a home infusion company, 1782 North Laurel Park, Livonia, Michigan 48512.

M. Keith Weikel..................      Director since July 7, 2000.  Since 1991, Mr. Weikel has served as Senior
   333 North Summit Street             Executive Vice President of Manor Care, Inc. and director of Manor Care,
   Toledo, Ohio 43604                  Inc., 333 North Summit Street, Toledo, Ohio 43604.

Mr. Geoffrey G. Meyers...........      Director since July 7, 2000.  Since 1991, Mr. Meyers has been Executive Vice
   333 North Summit Street             President, Chief Financial Officer and Treasurer of Manor Care, Inc., 333
   Toledo, Ohio 43604                  North Summit Street, Toledo, Ohio 43604.

Bruce Schroeder..................      Interim Chief Financial Officer, Interim Treasurer and Interim Secretary
   333 North Summit Street             since October 24, 2000. Interim Chief Operating Officer since September 12,
   Toledo, Ohio 43604                  2000.  Since September 3, 1999, Mr. Schroeder has served as Assistant Vice
                                       President for Manor Care, Inc., 333 North Summit Street, Toledo, Ohio 43604.
                                       From December 1, 1996 to September 3, 1999, he served as Director of Finance for HCR Home Health, Inc. 333 North Summit Street, Toledo, Ohio 43604. From
                                       January 1, 1994 to December 1, 1996, Mr. Schroeder served as a financial analyst for HCR Home Health, Inc. 333 North Summit Street, Toledo, Ohio
                                       43604.

                  During the last five years, none of In Home Health, Inc., nor, to the knowledge of In Home Health, Inc., any person named above, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) has been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding or any violation of federal or state securities laws.

MANORCARE HEALTH SERVICES, INC. AND IHHI ACQUISITION CORP.

                  Certain information with respect to each executive officer and director of IHHI Acquisition Corp. and ManorCare Health Services, Inc. and their controlling corporations, Manor Care of America, Inc. and Manor Care, Inc. is set forth on Annex D attached hereto and is incorporated herein by reference.

                  During the last five years, none of IHHI Acquisition Corp., ManorCare Health Services, Inc., Manor Care of America, Inc., Manor Care, Inc., nor, to the knowledge of IHHI Acquisition Corp., ManorCare Health Services, Inc., Manor Care of America, Inc., or Manor Care, Inc., any person named on Annex D, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) has been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding or any violation of federal or state securities laws.

                              INDEPENDENT AUDITORS

                  The firm of Deloitte & Touche LLP has served as In Home Health, Inc.'s independent auditors since 1984. The consolidated financial statements of In Home Health, Inc. for each of the years in the three year period ended September 30, 1999 included in In Home Health, Inc.'s Annual Report on Form 10-K for the fiscal year ended September 30, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing therein. It is expected that representatives of Deloitte & Touche LLP will be present at the special meeting, both to respond to appropriate questions of shareholders of In Home Health, Inc. and to make a statement if they so desire.

                              SHAREHOLDER PROPOSALS


                  The proxy rules of the Securities and Exchange Commission permit shareholders, after timely notice to issuers, to present proposals for shareholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by issuer action in accordance with the proxy rules. If the merger is consummated, there will be no public shareholders of In Home Health, Inc. and no public participation in any future meetings of shareholders of In Home Health, Inc. However, if the merger is not consummated, In Home Health, Inc.'s public shareholders will continue to be entitled to attend and participate in In Home Health, Inc. shareholders' meetings. If the merger is not consummated, In Home Health, Inc.'s next annual meeting of shareholders (for the fiscal year ending September 30, 2000) is expected to be held on or about March 1, 2001 and proxy materials in connection with that meeting are expected to be mailed on or about January 16, 2001. Any shareholder proposals prepared in accordance with the proxy rules for inclusion in In Home Health, Inc.'s proxy materials for that meeting should have been received by In Home Health, Inc. on or before September 20, 2000 to have complied with the rules of the Securities and Exchange Commission. In addition, if In Home Health, Inc. receives notice of a shareholder proposal after January 26, 2001, such proposal will be considered untimely pursuant to In Home Health, Inc.'s by-laws and the persons named as proxies solicited for In Home Health, Inc.'s 2001 Annual Meeting may exercise discretionary voting power with respect to such proposal.


                       WHERE YOU CAN FIND MORE INFORMATION

                  The Securities and Exchange Commission allows In Home Health, Inc. to "incorporate by reference" information into this proxy statement, which means that In Home Health, Inc. can disclose important information by referring you to another document filed separately with the Securities and Exchange Commission.

The following documents previously filed by In Home Health, Inc. with the Securities and Exchange Commission are incorporated by reference in this proxy statement and are deemed to be a part hereof:

                  (1) In Home Health, Inc.'s Annual Report on Form 10-K for the fiscal year ended September 30, 1999;

                  (2) In Home Health, Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1999;

                  (3) In Home Health, Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000;

                  (4) In Home Health, Inc.'s Current Report on Form 8-K, filed on June 5, 2000;

                  (5) In Home Health, Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000;

                  (6) In Home Health, Inc.'s Current Report on Form 8-K, filed on July 12, 2000;

                  (7) In Home Health, Inc.'s Current Report on Form 8-K, filed on September 14, 2000.

                  All documents subsequently filed by In Home Health, Inc. pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the special meeting, shall be deemed to be incorporated by reference into this proxy statement. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this proxy statement modifies or replaces such statement.

                  In Home Health, Inc. undertakes to provide by first class mail, without charge and within one business day of receipt of any written or oral request, to any person to whom a copy of this proxy statement has been delivered, a copy of any or all of the documents referred to above which have been incorporated by reference in this proxy statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to C. Michael Ford, In Home Health, Inc., 601 Carlson Parkway, Suite 500, Minnetonka, Minnesota 55305; telephone number: (612) 449-7500.

                                 OTHER BUSINESS

                  Under Minnesota law, the business conducted at a special meeting of shareholders is limited to the purposes stated in the notice of the meeting. Thus no other business may be conducted at the special meeting, other than as stated in the notice of meeting that accompanies this proxy statement.

                              AVAILABLE INFORMATION

                  No person is authorized to give any information or to make any representations, other than as contained in this proxy statement, in connection with the merger agreement or the merger, and, if given or made, such information or representations may not be relied upon as having been authorized by In Home Health, Inc., ManorCare Health Services, Inc. or IHHI Acquisition Corp. The delivery of this proxy statement shall not, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of In Home Health, Inc. since the date hereof.

                  Because the merger is a "going private" transaction under the rules of the Securities Exchange Commission, Manor Care, Inc., Manor Care of America, Inc., ManorCare Health Services, Inc., IHHI Acquisition Corp. and In Home Health, Inc. have filed with the Securities and Exchange Commission a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Securities Exchange Act of 1934, as amended, with respect to the merger. This proxy statement does not contain all of the information set forth in the Schedule 13E-3 and the exhibits thereto. Copies of the Schedule 13E-3 and the exhibits thereto are available for inspection and copying at the principal executive offices of In Home Health, Inc. during regular business hours by any interested shareholder of In Home Health, Inc., or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to the C Michael Ford, In Home Health, Inc., 601 Carlson Parkway, Suite 500, Minnetonka, Minnesota 55305, or from the Securities and Exchange Commission as described below.

                  In Home Health, Inc. is currently subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission relating to its business, financial and other matters. Copies of such reports, proxy statements and other information, as well as the Schedule 13E-3 and the exhibits thereto, may be copied (at prescribed rates) at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. For further information concerning the Securities and Exchange Commission's public reference rooms, you may call the Securities and Exchange Commission at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the Securities and Exchange Commission's Internet address at "http://www.sec.gov." In Home Health, Inc.'s common stock is listed on the Nasdaq National Market (ticker symbol: IHHI).

                                                                         Annex A

                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of September 13, 2000, by and among ManorCare Health Services, Inc., a Delaware corporation ("PARENT"), IHHI Acquisition Corp., a Minnesota corporation and a wholly-owned Subsidiary of Parent (the "PURCHASER"), and In Home Health, Inc., a Minnesota corporation (the "COMPANY" and, together with Purchaser, hereinafter sometimes referred to as the "CONSTITUENT CORPORATIONS").

          WHEREAS, the Board of Directors of Parent (the "PARENT BOARD"), the Board of Directors of Purchaser, Parent as the sole shareholder of Purchaser, and the Board of Directors of the Company, based upon the recommendation of a special committee of its independent directors (the "COMPANY SPECIAL COMMITTEE"), have approved this Agreement, and determined that it is in the best interests of their respective companies and shareholders to consummate this Agreement and the transactions provided for herein;

          WHEREAS, Parent has proposed acquiring the Company by effecting the Merger (as defined herein) pursuant to this Agreement, whereby the shares of the outstanding common stock, par value $.03 per share, of the Company (the "SHARES" or "COMPANY COMMON STOCK"), except as otherwise provided herein, will be converted into cash at a price of $3.70 per Share;

          WHEREAS, Parent is the owner of a majority of the issued and outstanding shares of the Company Common Stock and all of the issued and outstanding shares of the preferred stock of the Company, consisting of 200,000 shares of Series A Preferred Stock, par value $1.00 per share, of the Company (the "SERIES A PREFERRED STOCK"), which shares of Series A Preferred Stock are entitled to vote, together with the shares of Company Common Stock, as a single class with respect to this Agreement and the Merger (with each share of Series A Preferred Stock being entitled to cast 16.67 votes per share); and

          WHEREAS, the Company, Parent and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

          NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I.
                                   THE MERGER

          Section 1.01 Company Actions.

          (a) The Company hereby approves of the Merger and represents that, upon the recommendation of the Company Special Committee, its Board of Directors, at a meeting duly called and held, has (i) approved this Agreement (including all terms and conditions set forth herein) and the transactions contemplated hereby, including the Merger, determining that the Merger is advisable and that the terms of the Merger are fair to, and in the best interests of, the

Company and its shareholders, (ii) directed that this Agreement and the Merger be submitted to a vote of the shareholders of the Company, and (iii) resolved to recommend that the shareholders of the Company approve and adopt this Agreement and the Merger. The Company represents that Section 302A.673 of the Minnesota Business Corporation Act, as amended (the "MBCA"), does not limit in any respect the transactions contemplated by this Agreement. The Company hereby consents to the inclusion in the Proxy Documents (as defined herein) of the recommendation of its Board of Directors described in clause (iii) of the first sentence of this Section 1.01.

          (b) In connection with the Merger, the Company shall promptly furnish or cause to be furnished to the Parent mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date, and shall furnish the Parent with such information and assistance as the Parent or its agents may reasonably request in communicating with the shareholders of the Company with respect to the Merger. Except for such steps as are necessary to disseminate the Proxy Documents and subject to the requirements of applicable law, Parent shall, and shall cause the Purchaser to, hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence and shall use such information only in connection with the Merger.

          Section 1.02 The Merger. Subject to the terms and conditions of this Agreement and the provisions of the MBCA, at the Effective Time (as defined herein), the Company and the Purchaser shall consummate a merger (the "MERGER") pursuant to which (a) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (the "SURVIVING CORPORATION"), its name shall continue to be "In Home Health, Inc." and it shall continue to be governed by the laws of the State of Minnesota, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. Pursuant to the Merger, (x) the Articles of Incorporation of the Purchaser, in the form attached as Exhibit A hereto, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation, provided, that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended at the Effective Time, without any further action of the shareholders of the Company or Purchaser, to read in its entirety as follows: "The name of the Corporation is In Home Health, Inc." and (y) the By-laws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation and such By-laws. The Merger shall have the effects set forth in the MBCA.

          Section 1.03 Effective Time. Parent shall cause the Purchaser to, and the Company shall, execute and file on the Closing Date (as defined in Section 1.04) (or on such later date as Parent and the Company may agree) with the Secretary of State of the State of Minnesota (the "SECRETARY OF STATE") appropriate Articles of Merger (the "ARTICLES OF MERGER") as provided in the MBCA. The Merger shall become effective on the date on which the Articles of Merger are duly filed with the Secretary of State or such later date and time as is agreed upon by the Constituent Corporations and specified in the Articles of Merger, and such date and time is hereinafter referred to as the "EFFECTIVE TIME."

          Section 1.04 Closing. The closing of the Merger (the "CLOSING") shall take place at 10:00 a.m., on a date to be specified by the parties, which shall be as soon as practicable, but in no event later than the third business day, after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "CLOSING DATE"), at the offices of Latham & Watkins, Sears Tower, Suite 5800, Chicago, Illinois 60606, unless another date, time or place is agreed to in writing by the parties hereto.

          Section 1.05 Directors and Officers of the Surviving Corporation. The directors of the Purchaser and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-laws.

          Section 1.06 Shareholders' Meeting.

          (a) As required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law: (i) use its reasonable efforts to duly call, give notice of, convene and hold a special meeting of its shareholders (the "SPECIAL MEETING") as soon as practicable following the date of this Agreement for the purpose of considering and taking action upon this Agreement; (ii) prepare and file with the Securities and Exchange Commission ("SEC") a preliminary proxy or information statement relating to the Merger and this Agreement and use its reasonable efforts (x) to obtain and furnish the information required to be included by the federal securities laws (and the rules and regulations thereunder) in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "PROXY STATEMENT") to be mailed to its shareholders, and (y) to obtain the necessary approvals of the Merger and this Agreement by its shareholders; and (iii) include in the Proxy Statement the recommendation of the Board that shareholders of the Company vote in favor of the approval of the Merger and this Agreement (the Proxy Statement, together with such related materials sent to the Company shareholders, collectively, the "PROXY DOCUMENTS"). The Company shall submit this Agreement and the Merger to a vote of the shareholders of the Company at the Special Meeting whether or not the Board of Directors of the Company or the Company Special Committee determines at any time after its approval of this

Agreement that this Agreement is no longer advisable and recommends that the shareholders of the Company reject this Agreement.

          (b) Parent shall provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement. Parent shall vote, or cause to be voted, all of the shares of Company Common Stock and Series A Preferred Stock then owned by it, the Purchaser or any of its other Subsidiaries and affiliates in favor of the approval of the Merger and of this Agreement.

                                  ARTICLE II.
                            CONVERSION OF SECURITIES

          Section 2.01 Conversion of Capital Stock.

          The manner and basis of converting the shares of capital stock of each of the Constituent Corporations is set forth in this Section 2.01. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or common stock, par value $.01 per share, of the Purchaser (the "PURCHASER COMMON STOCK"):

          (a) Purchaser Common Stock. Each issued and outstanding share of the Purchaser Common Stock shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation, which shall constitute the only issued and outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time.

          (b) Cancellation of Certain Shares. All shares of Company Common Stock owned by any Subsidiary (as defined in Section 3.01) of the Company and any shares of Company Common Stock or Series A Preferred Stock owned by Parent, the Purchaser or any other wholly owned Subsidiary of Parent shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Shares of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than Shares to be cancelled in accordance with Section 2.01(b) and any Dissenting Common Stock (as defined in Section 2.03 hereof)), shall be converted into the right to receive cash in the amount of $3.70, without interest, payable to the holder thereof (the "MERGER CONSIDERATION"), prorated for fractional shares, upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.02 hereof. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.02 hereof, without interest.

          Section 2.02 Exchange of Certificates.

          (a) Paying Agent. Parent shall designate a bank or trust company (the "PAYING AGENT") reasonably acceptable to the Company to make the payments of the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.01(c) hereof. Prior to the Effective Time, Parent shall take all steps necessary to deposit or cause to be deposited with the Paying Agent such funds for timely payment thereunder. Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation.

          (b) Exchange Procedures. As soon as practicable after the Effective Time, but in no event more than three (3) business days thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES"), whose shares were converted pursuant to Section 2.01(c) hereof into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Surviving Corporation may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to subsection (f) below), for each share of Company Common Stock (prorated for fractional shares) formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled; provided, however, that such aggregate amount shall be rounded up to the nearest whole cent. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.02.

          (c) Lost, Stolen or Destroyed Certificates. In the event that any Certificate or Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate or Certificates to have been lost, stolen or destroyed, the amount to which such person would have been entitled under Section 2.02(b) hereof but for failure to deliver such Certificate or Certificates to the Paying Agent shall nevertheless be paid to such person; provided, however, that the Surviving Corporation may, in its sole discretion and as a condition precedent to such payment, require such person to give the Surviving Corporation an indemnity agreement in form and substance satisfactory to the Surviving Corporation and if reasonable deemed advisable by the Surviving Corporation, a bond in such sum as it may reasonably direct as indemnity against any claim that may be had against the Surviving

Corporation or Parent with respect to the Certificate or Certificates alleged to have been lost, stolen or destroyed.

          (d) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates for Shares subject to Section 2.01(c) are presented to the Surviving Corporation for any reason, they shall be cancelled in exchange for the Merger Consideration for each Share represented by such Certificate as provided in this Article II.

          (e) Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates such shareholder holds, as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (f) Withholding Taxes. As specified in the Proxy Documents or otherwise required by law, Parent, the Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Offer or Merger such amounts as Parent, the Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), or any provision of state, local or foreign tax law. To the extent amounts are so withheld by Parent, the Purchaser, the Surviving Corporation or the Paying Agent, the withheld amounts (i) shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the deduction and withholding was made, and (ii) shall be promptly paid over to the applicable taxing authority.

          Section 2.03 Dissenting Common Stock. Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the MBCA, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock who have properly exercised dissenters' rights with respect thereto in accordance with Sections 302A.471 and 302A.473 of the MBCA and have not withdrawn or lost such rights (the "DISSENTING COMMON STOCK"), shall not be converted into or represent the right to receive the Merger Consideration, and holders of such shares of Dissenting Common Stock shall be entitled to receive payment of the fair value of such shares of Dissenting Common Stock in accordance with the provisions of Section 302A.473 of the MBCA unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to dissent and payment under Sections 302A.471 and 302A.473 of the MBCA. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Dissenting Common Stock shall thereupon be treated as if they had been converted into and to have become, for each such share, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Notwithstanding anything to the contrary contained in this Section 2.03, if (i) the Merger is rescinded or abandoned or (ii) the shareholders of the Company do not approve the Merger and the Merger Agreement, then the right of any shareholder to be paid the fair value of such shareholder's shares of Dissenting Common Stock pursuant to
Section 302A.473 of the MBCA shall cease. The Company shall give Parent prompt notice of any notice of intent to demand payment of fair value of any shares of Company Common Stock under Section 302A.473 of the MBCA received by the Company with respect to shares of Dissenting Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any dissenters' rights or offer to settle or settle any demands made by holders of any shares of Dissenting Common Stock.

          Section 2.04 Company Option Plans. Parent and the Company shall take all actions necessary (including, without limitation, the execution and delivery by the Company and each of the holders of employee stock options to purchase shares of Company Common Stock ("OPTIONS") of one or more agreements of the type described in Section 6.02(g)) to provide that, effective as of the Effective Time, (i) each outstanding Option granted under the Company's 1987 Stock Option Plan and 1995 Stock Option Plan (collectively, the "STOCK PLAN"), whether or not then exercisable or vested, shall be cancelled, and (ii) in consideration of such cancellation, the Company (or, at Parent's option, the Purchaser) shall pay to such holders of Options an amount in cash in respect thereof equal to the sum of (A) Two-Hundred and Fifty Dollars ($250); plus (B) the number of shares of Company Common Stock subject to the unexercised Options to be surrendered by the holder thereof with a purchase or exercise price less than $3.70 per share, multiplied by the difference, if any, between $3.70 and the purchase or exercise price for such Option as set forth in the applicable option agreement; plus (C) the number of shares of Company Common Stock subject to the unexercised Options to be surrendered by the holder thereof with a purchase or exercise price of at least $3.70 per share multiplied by $0.10 (such payment to be net of applicable withholding taxes). As of the Effective Time, the Stock Plan shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary of the Company shall be cancelled. The Company shall take all action necessary to ensure that, after the Effective Time, no person shall have any right under the Stock Plan or any other plan, program or arrangement with respect to equity securities of the Company, or any direct or indirect Subsidiary of the Company.


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


                                  ARTICLE III.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to each of Parent and the Purchaser, as of the date hereof and at the Closing Date, as follows:

          Section 3.01 Corporate Organization. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, when aggregated with all other such failures, a Material Adverse Effect (as defined below) on the Company ("COMPANY MATERIAL ADVERSE EFFECT"). As used in this Agreement, (a) the term "MATERIAL ADVERSE EFFECT" means, (i) a material adverse effect on the business, results of operations, financial condition or prospects of such party or any of its Subsidiaries, either individually or in the aggregate, including, without limitation, any adverse effect that results in or gives rise to, or is reasonably likely to result in or give rise to, the creation, incurrence or imposition of any liability, individually or in the aggregate, in excess of $250,000, with respect to such party (including, in the case of the Company, the Surviving Corporation), or (ii) a material adverse effect on the party's ability to consummate the transactions contemplated hereby, and (b) the term "SUBSIDIARY" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (ii) such party or any subsidiary of such party is a general partner of a partnership or a manager of a limited liability company. The copies of the Articles of Incorporation and Bylaws (or similar organizational documents) of the Company, which have previously been made available to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement and as of the Closing Date.

          Section 3.02 Capitalization.

          (a) The authorized capital stock of the Company consists of 13,333,333 shares of Company Common Stock and 1,000,000 shares of preferred stock, of which 200,000 shares have been designated as Series A Preferred Stock. At the close of business on July 31, 2000, there were 5,540,224 shares of Company Common Stock issued and outstanding and 200,000 shares of Series A Preferred Stock issued and outstanding, all of which issued and outstanding Series A Preferred Stock is owned of record by Parent. As of June 30, 2000, there were 381,385 shares of Company Common Stock issuable upon the exercise of outstanding Options pursuant to the Stock Plan. Except as set forth in Section 3.02(a) of the disclosure schedule of the

Company delivered to Parent concurrently herewith (the "COMPANY DISCLOSURE SCHEDULE"), all of the issued and outstanding shares of Company Common Stock and Series A Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as set forth in Section 3.02(a) of the Company Disclosure Schedule, since June 30, 2000 the Company has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of stock options referred to above and as disclosed in Section 3.02(a) of the Company Disclosure Schedule. Except as set forth above or in Section 3.02(a) of the Company Disclosure Schedule or as otherwise contemplated or permitted by Section 5.01(a) hereof, as of the date of this Agreement there are not and, as of the Effective Time there will not be, any shares of capital stock issued and outstanding or any subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any securities of the Company, including any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or Series A Preferred Stock.

          (b) Except as set forth in Section 3.02(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of any liens, charges, encumbrances, pledges, hypothecations, adverse rights or claims and security interests whatsoever (collectively, "LIENS"), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the Company's Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any security of such Subsidiary, including any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

          Section 3.03 Authority.

          (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the approval of holders of a majority of the outstanding shares of Company Common Stock and Series A Preferred Stock, voting together as a single class (with each share of Series A Preferred Stock being entitled to cast 16.67 votes per share) prior to the consummation of the Merger in accordance with Section 302A.613 of the MBCA. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors and, except for obtaining the approval of its shareholders as contemplated by Section 1.06 hereof, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the other parties hereto, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

          (b) The Company Special Committee and Board of Directors of the Company have approved and taken all corporate action required to be taken by the Company Special Committee and Board of Directors, respectively, for the consummation of the transactions contemplated by this Agreement.

          Section 3.04 Consents and Approvals; No Violations.

          (a) Except for (i) the consents and approvals set forth in Section 3.04(a) of the Company Disclosure Schedule, (ii) the filing with the SEC of the Proxy Documents relating to the meeting of the Company's shareholders to be held in connection with this Agreement and the transactions contemplated hereby,
(iii) the filing of the Articles of Merger with the Secretary of State pursuant to the MBCA, (iv) the adoption of this Agreement by approval of holders of a majority of the shares of outstanding Company Common Stock and Series A Preferred Stock, voting together as a single class (with each share of Series A Preferred Stock being entitled to cast 16.67 votes per share) and (v) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), no consents or approvals of, or filings, declarations or registrations with, any federal, state or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign (each a "GOVERNMENTAL ENTITY"), are necessary for the consummation by the Company of the transactions contemplated hereby, except for such consents, approvals, filings, declarations or registrations which, if not obtained prior to or at the Closing would not, either individually or in the aggregate, result in or give rise to a Company Material Adverse Effect.

          (b) Except as set forth in Section 3.04(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws of the Company or any of the similar organizational documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.04(a) and the authorization hereof by the Company's shareholders are duly obtained in accordance with the MBCA prior to the Closing Date, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such conflict, violation, breach or default that would not, either individually or in the aggregate, result in or give rise to a Company Material Adverse Effect.

          Section 3.05 SEC Reports. Since January 1, 1995, the Company has filed, and will at all times prior to the Effective Time file, all required forms, notices, reports, schedules and documents (including all exhibits, schedules, annexes, amendments and supplements thereto) with the SEC (collectively, the "COMPANY REPORTS"), and no such form, notice, report, schedule or document, at the time it was filed or is filed, contained or will contain any untrue statement of a material fact or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. As of their respective dates, all Company Reports complied (and all SEC Reports filed after the date hereof will comply) in all material respects with all applicable provisions of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Exchange Act, and the rules and regulations promulgated thereunder.

          Section 3.06 Financial Statements. Each consolidated balance sheet of the Company (including the related notes and schedules) included in the Company Reports fairly presents, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other financial statements included in the Company Reports (including the related notes, where applicable) fairly present, in all material respects (subject, in the case of the unaudited statements, to audit adjustments normal in nature and amount), the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of the Company and its Subsidiaries for the respective periods or dates therein set forth. Each of such statements has been prepared in accordance with the requirements of the SEC and GAAP consistently applied during the periods involved, except in each case as specifically indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and will at all times prior to the Effective Time be, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements, except with respect to normal and recurring period end accruals that are made only at the end of each fiscal quarter.

          Section 3.07 Broker's Fees. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors on behalf of the Company or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated hereby, except, in the case of the Company Special Committee, Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc. ("HOULIHAN LOKEY"). The Company has delivered to Parent a true and complete copy of the engagement letter, dated August 7, 2000, pursuant to which Houlihan Lokey has been engaged by the Special Committee, and Houlihan Lokey is not entitled to any payments from the Company (or the Surviving Corporation) except as specifically provided therein.

          Section 3.08 Absence of Certain Changes or Events. Except as disclosed in the Company Reports filed or press releases of the Company (the "COMPANY RELEASES") issued prior to the date hereof or as set forth in Section 3.08 of the Company Disclosure Schedule, since June 30, 2000, (i) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice, and (ii) there has not occurred, nor has the Company or any of its Subsidiaries effected, permitted, authorized or taken any action that has resulted in, or is reasonably likely to result in:

          (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably would be expected to have a Company Material Adverse Effect;

          (b) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

          (c) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

          (d) any creation or assumption by the Company or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

          (e) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

          (f) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

          (g) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and any of its Subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

          (h) any change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

          (i) any termination, cancellation, acceleration or amendment to any contract, lease, plan or agreement referred to in Section 3.19 of the Company Disclosure Schedule to which the Company or any Subsidiary is a party or pursuant to which any of its assets or properties is bound;

          (j) any (i) grant of any new severance or termination arrangement to any director, officer or employee of the Company or any of its Subsidiaries,
(ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director or officer of the Company or any of its Subsidiaries, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors or officers of the Company or any of its Subsidiaries, other than, in the case of this clause (iv), in the ordinary course of business consistent with past practice;

          (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

          (l) the opening or closure, whether on a permanent or temporary basis, of any office or facility owned, operated or managed, or to be owned, operated or managed, by the Company or any Subsidiary, or any renewals, terminations, or extensions of any lease with respect thereto;

          (m) any cancellation of any licenses, sublicenses, franchises, permits or agreements to which the Company or any of its Subsidiaries is a party, or any notification to the Company or any of its Subsidiaries that any party to any such arrangements intends to cancel or not renew such arrangements beyond its expiration date as in effect on the date hereof, which cancellation or notification, individually or in the aggregate, has had or reasonably could be expected to have a Company Material Adverse Effect; or

          (n) any event, occurrence or development of the type that, had such event, occurrence or development occurred following the date hereof, would require the consent of Parent pursuant to the second sentence of Section 5.01 hereof.

          Section 3.09 Legal Proceedings; Liabilities.

          (a) Except as set forth in the Company Reports, the Company Releases or in Section 3.09 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to and there are not pending or, to the best of the Company's knowledge, threatened, any legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries which, in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, or which challenge the validity or propriety of the transactions contemplated.

          (b) Except as set forth in the Company Reports, the Company Releases or in Section 3.09 of the Company Disclosure Schedule, there is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries which, when aggregated with all other such injunctions, orders, judgments, decrees and restrictions, would reasonably be expected to have a Company Material Adverse Effect.

          (c) Neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except (i) liabilities described in the Company's SEC Reports filed prior to the date hereof or reflected on the Company's consolidated balance sheet (and related notes thereto) as of the end of its most recently completed fiscal quarter filed in the Company SEC Reports, (ii) liabilities incurred since the end of the Company's most recently completed fiscal year in the ordinary course of its business consistent with past practice, and (ii) liabilities disclosed in Section 3.09(c) of the Company Disclosure Schedule.

          Section 3.10 Compliance with Applicable Law.

          (a) Except as disclosed in Section 3.10(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries hold, and have at all applicable times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and have complied with, and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, and/or written policy or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries.

          (b) Except as disclosed in Section 3.10(b) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has complied in all material respects and is currently in material compliance with each law, license, permit, certificate of need ("CON"), ordinance, or governmental or regulatory rule ("REGULATIONS") to which its business, operations, assets or properties is subject, including any Regulations related to reimbursement for services rendered or goods provided and including any applicable federal or state health care program laws, rules, or regulations, including, but not limited to, those pertaining to improper inducements, gratuitous payments, fraudulent or abusive practices, excessive or inadequate services, false claims and/or false statements, civil money penalties, prohibited referrals, and/or financial relationships, excluded individuals, controlled substances and licensure. Each Facility (as hereinafter defined) holds, possesses or lawfully uses in the operation of its business the licenses, permits, CONs, provider agreements and certifications under Titles XVIII and XIX of the Social Security Act (the "SOCIAL SECURITY ACT," Titles XVIII and XIX of the Social Security Act are hereinafter referred to collectively as the "MEDICARE AND MEDICAID PROGRAMS"), which licenses, permits, CONs, provided agreements and certifications are in substantial compliance with all Regulations. None of the Company or any of its Subsidiaries is in default under any order of any court, governmental authority or arbitration board or tribunal specifically applicable to the Company or any of its Subsidiaries. As of the date hereof, no action has been taken or recommended by any governmental or regulatory official, body or authority, either to: (i) revoke, withdraw or suspend any CON or any license, permit or other authority to operate any of the Facilities; (ii) terminate or decertify any participation of any of the Facilities in the Medicare and Medicaid Programs; or (iii) reduce or propose to reduce the number of licensed beds in any category, nor, as of the date hereof, has there been any decision not to renew any provider agreement related to any Facility. In the event that any such action shall have been taken or recommended subsequent to the date hereof, or if any decision shall have been made not to renew any such provider agreements, the Company hereby agrees to provide notice to Parent of the same and to diligently and in good faith take prompt corrective or remedial action to cure the same. As used in this Agreement, "FACILITY" or "FACILITIES" refers to any office, nursing home, assisted living facility, home health agency, health care center, clinic or pharmacy or other facility or owned, operated, leased or managed by the Company, Parent or any of their respective Subsidiaries.

          (c) All cost reports ("COST REPORTS") required to be filed by the Company or any Subsidiary with respect to the Facilities under the Medicare and Medicaid Programs (or any other applicable governmental or private provider regulations) have been prepared and filed in accordance with applicable laws, rules and regulations. The Company has paid, has caused a Subsidiary to have paid, or has made provision to pay through proper recordation of any net liability, any material overpayments received from the Medicare and Medicaid Programs and any similar obligations with respect to other reimbursement programs in which the Company and its Subsidiaries participate. Section 3.10(c) of the Company Disclosure Schedule sets forth for each Facility the years for which Cost Reports remain to be settled.

          Section 3.11 Company Information. The information relating to the Company and its Subsidiaries to be provided by the Company to be contained in the Proxy Documents, or in any other document filed with any other Governmental Entity in connection herewith, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

          Section 3.12 Opinion of Financial Advisor. The Company Special Committee has received the opinion of Houlihan, Lokey, Howard & Zukin, financial advisor to the Company Special Committee, to the effect that, as of the date of such opinion, the consideration to be received in the Merger is fair to the holders, other than Parent, of shares of Company Common Stock from a financial point of view.

          Section 3.13 Intellectual Property.

          (a) As used herein, the term "INTELLECTUAL PROPERTY" means all trademarks, service marks, trade names, Internet domain names, e-mail addresses, designs, logos, slogans and general intangibles of like nature, together with goodwill, registrations and applications relating to the foregoing; patents and patent applications, copyrights, including registrations and applications; proprietary computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, proprietary databases and compilations, including any and all data and collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any website (excluding any off-the-shelf, commercially available shrink-wrapped or pre-installed word processing, spreadsheet, e-mail and similar programs, collectively, "SOFTWARE"); confidential information, customer and supplier lists, price and discount lists, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies (such confidential items, collectively, "TRADE SECRETS") held for use or used in the business of the Company as conducted as of the Closing Date or as presently contemplated to be conducted and any licenses to use any of the foregoing, including those for the benefit of the Company and those granted by the Company to third parties.

          (b) Section 3.13(b) of the Company Disclosure Schedule sets forth, for all Intellectual Property owned by the Company or any Subsidiary of the Company, a complete and accurate list, of all United States and foreign: (i) patents and patent applications; (ii) trademark and service mark registrations (including Internet domain name registrations), trademark and service mark applications and material unregistered trademarks and service marks; and (iii) copyright registrations, copyright applications and material unregistered copyrights.

          (c) Section 3.13(c) of the Company Disclosure Schedule lists all contracts for material Software which is licensed, leased or otherwise used by the Company or any Company Subsidiary, and all Software which is owned by the Company or any Company Subsidiary, and identifies which Software is owned, licensed, leased, or otherwise used, as the case may be.

          (d) Section 3.13(d) of the Company Disclosure Schedule sets forth a complete and accurate list of all agreements granting or obtaining any right to use or practice any rights under any Intellectual Property, to which the Company or any Company Subsidiary is a party or otherwise bound, as licensee or licensor thereunder, including, without limitation, license agreements, settlement agreements and covenants not to sue (collectively, the "LICENSE AGREEMENTS").

          (e) Except as set forth on Section 3.13(e) of the Company Disclosure
Schedule: (i) the Company or Subsidiaries of the Company own or have the right to use all Intellectual Property, free and clear of all Liens; (ii) any Intellectual Property owned or used by the Company or Subsidiary of the Company has been duly maintained, is valid and subsisting, in full force and effect and has not been cancelled, expired or abandoned; (iii) the Company has not received written notice from any third party regarding any actual or potential infringement by the Company or any Subsidiary of the Company of any intellectual property of such third party, and the Company has no knowledge of any basis for such a claim against the Company or any Subsidiaries of the Company; (iv) the Company has not received written notice from any third party regarding any assertion or claim challenging the validity of any Intellectual Property owned or used by the Company or any Subsidiary of the Company and the Company has no knowledge of any basis for such a claim; (v) neither the Company nor any Subsidiary of the Company has licensed or sublicensed its rights in any Intellectual Property, or received or been granted any such rights, other than pursuant to the License Agreements; (vi) to the Company's knowledge, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by the Company or any Subsidiary of the Company; (vii) the License Agreements are valid and binding obligations of the Company or any Subsidiary of the Company, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute a default by the Company or any Subsidiary of the Company or, to the knowledge of the Company, the other party thereto, under any such License Agreement; and (viii) the Company and each of the Subsidiaries of the Company takes reasonable measures to protect the confidentiality of Trade Secrets including requiring third parties having access thereto to execute written nondisclosure agreements.

          Section 3.14 Takeover Statutes. The Company has taken all actions necessary such that no restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested shareholder" or other similar anti-takeover statute or regulation (including, without limitation, Section 302A.671 or Section 302A.673 of the MBCA) (each a "TAKEOVER STATUTE") or restrictive provision of any applicable anti-takeover provision in the governing documents of the Company limits or otherwise affects, or at or after the Effective Time will limit or otherwise affect, in any respect, Parent, the Purchaser, the Merger or any other transaction contemplated by this Agreement, the voting by Parent of its shares of Company Common Stock or Series A Preferred Stock with respect to this Agreement or the Merger, or any business combination between the Company and Parent or any affiliate thereof (other than stock purchases following any tender offer by the Parent or any affiliate thereof after the date of this Agreement which would be subject to the Section 302A.675 of the MBCA).

          Section 3.15 No Other Agreements to Sell the Company. Except pursuant to this Agreement, the Company has no legal obligation, absolute or contingent, to any other person to sell any material portion of the assets of the Company or any of its Subsidiaries, to sell any material portion of the capital stock or other ownership interest of the Company or any of its Subsidiaries, or to effect any merger, consolidation or other reorganization of the Company or any of its Subsidiaries, or to enter into any agreement or arrangement with respect thereto.

          Section 3.16 No Shareholders Rights Plan. The Company has not entered into, and its Board of Directors has not adopted or authorized the adoption of, a shareholder rights plan or similar agreement.

          Section 3.17 Tax Returns and Tax Payments. The Company and its Subsidiaries have timely filed (or, as to Subsidiaries, the Company has filed on behalf of such Subsidiaries) all Tax Returns (as defined below) required to be filed by it or obtained valid extensions, which extensions have not yet expired. The Company and its Subsidiaries have paid (or, as to Subsidiaries, the Company has paid on behalf of such Subsidiaries) all Taxes (as defined below) shown to be due on such Tax Returns or has provided (or, as to Subsidiaries, the Company has made provision on behalf of such Subsidiaries for) reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year which have not since been filed, except for such extensions that have not yet expired, nor made any request for waivers of the time to assess any Taxes that are pending or outstanding. No claim for unpaid Taxes has been asserted against the Company or any of its Subsidiaries in writing by a Governmental Entity which, if resolved in a manner unfavorable to the Company or any of its Subsidiaries, as the case may be, would result, individually or in the aggregate, in a material Tax liability to the Company and its Subsidiaries taken as a whole. There are no material Liens for Taxes upon the assets of the Company or any Subsidiary except for Liens for Taxes not yet due and payable or for Taxes that are being disputed in good faith by appropriate proceedings and with respect to which adequate reserves have been provided for. No audit of any Tax Return of the Company or any of its Subsidiaries is being conducted by a Governmental Entity. None of the Company or any of its Subsidiaries has made an election under Section 341(f) of the Code. Neither the Company nor any of its Subsidiaries has any liability for Taxes of any individual or entity, including, but not limited to, any corporation, partnership, limited liability company, trust or unincorporated organization (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law) or by other reason of law (including transferee or successor liability), or as a result of any contractual

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obligation to indemnify any person or entity. As used herein, (a) "TAXES" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign, and (b) "TAX RETURN" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

          Section 3.18 ERISA.

          (a) Section 3.18 of the Company Disclosure Schedule contains a correct and complete list identifying each material "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employees or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to Parent together with the most recent annual report (Form
5500) including, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the "EMPLOYEE PLANS." For purposes of this Section 3.18, "ERISA AFFILIATE" of any person or entity means any other person or entity which, together with such person or entity, would be treated as a single employer under Section 414 of the Code.

          (b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has any actual or reasonably likely potential liability under, any Employee Plan subject to Title IV of ERISA (other than a Multiemployer Plan, as defined below). Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has any actual or reasonably likely potential liability under, any multiemployer plan, as defined in Section 3(37) of ERISA (a "MULTIEMPLOYER PLAN").

          (c) A current favorable Internal Revenue Service determination letter is in effect with respect to each Employee Plan which is intended to be qualified under Section 401(a) of the Code (or the relevant remedial amendment period has not expired with respect to such

Employee Plan), and the Company knows of no circumstance giving rise to a likelihood that such Employee Plan would be treated as other than qualified by the Internal Revenue Service. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan.

          (d) Except as set forth in Section 3.18 of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. To the knowledge of the Company, there is no contract, agreement, plan or arrangements covering any employee or former employee of the Company or any Affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company pursuant to the terms of Sections 162(m) or 280G of the Code.

          (e) Except as set forth in Section 3.18 of the Company Disclosure Schedule, or as reflected on the Balance Sheet, neither the Company nor any Subsidiary has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

          (f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan which would increase the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended September 30, 1999, unless such increase would not individually or in the aggregate, have a Company Material Adverse Effect.

          (g) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or labor organization.

          (h) Except as set forth in Section 3.18 of the Company Disclosure Schedule, all contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the most recent balance sheet filed by the Company with the SEC.

          (i) Except as set forth in Section 3.18 of the Company Disclosure Schedule, there is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened, against or involving, any Employee Plan before any



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

court or arbitrator or any state, federal or local governmental body, agency or official which would, individually or in the aggregate, have a Company Material Adverse Effect.

          Section 3.19 Material Contracts.

          (a) Except as expressly disclosed in the Company Reports filed prior to the date hereof or in Section 3.19 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement, contract, indenture or other instrument relating to the incurrence or guarantee of indebtedness for borrowed money in an amount exceeding $100,000, (ii) partnership, joint venture or limited liability agreement or management with any person, (iii) agreement, contract, or other instrument relating to any merger, consolidation, business combination, share exchange, business acquisition, or for the purchase, acquisition, sale or disposition of any assets of the Company or any of its Subsidiaries outside the ordinary course of business, (iv) other contract, agreement or commitment to be performed after the date hereof which would be a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (v) contract, agreement or commitment which materially restricts the conduct of any line of business by the Company or any of its Subsidiaries), or (vi) contract, agreement, plan, policy or commitment which requires any payment by the Company or the Surviving Corporation following a change in control of the Company, the termination of any employee of the Company or otherwise in connection with or upon consummation of the transactions contemplated hereby (such contracts, agreements and commitments described in clauses (i) - (vi) are collectively referred to as the "MATERIAL CONTRACTS").

          (b) Except as expressly disclosed in the Company Reports filed prior to the date hereof, (i) each of the Material Contracts is a valid and binding obligation of the Company in accordance with its terms and is in full force and effect and (ii) there is no material breach or violation of or default by the Company or any of its Subsidiaries under any of the Material Contracts, whether or not such breach, violation or default has been waived, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any of the Company Material Contracts, which breach, violation or default referred to in clauses (i) or (ii), alone or in the aggregate with other such breaches, violations or defaults referred to in clauses (i) or (ii), would be reasonably likely to have a Company Material Adverse Effect.

          Section 3.20 Insurance. All fire and casualty, general liability, business interruption and product liability insurance policies maintained by the Company or any of its Subsidiaries are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards.

          Section 3.21 Environmental Matters.

          (a) No notice, notification, demand, request for information, citation, summons, complaint or order has been received by or is pending, or, to the knowledge of the Company or any of its Subsidiaries, threatened by any person against, the Company or any of its Subsidiaries nor has any material penalty been assessed against the Company or any of its Subsidiaries with respect to any (1) alleged violation of any Environmental Law or liability thereunder, (2) alleged failure to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law,
(3) generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance or (4) discharge, emission or release of any Hazardous Substance, that in the case of (1), (2), (3) and/or (4), would, either individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

          (b) No Hazardous Substance has been discharged, emitted, released or, to the knowledge of the Company, is present at any property now or previously owned, leased or operated by the Company or any Subsidiary of the Company, which circumstance, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect; and

          (c) To the knowledge of the Company, there are no Environmental Liabilities that have had or would reasonably be expected to have a Company Material Adverse Effect.

          (d) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries which has not been delivered to Parent at least five (5) days prior to the date hereof.

          (e) Except as set forth in Section 3.21 of the Company Disclosure Schedule, neither the Company nor any Subsidiary owns or leases or has owned or leased any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

          (f) For purposes of this Section 3.21, the following items shall have the meaning set forth below:

              (i) "ENVIRONMENTAL LAWS" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharge or releases of pollutants, contaminants or other hazardous substance or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other hazardous substances or wastes or the clean-up or other remediation thereof.

              (ii) "ENVIRONMENTAL LIABILITIES" means any and all liabilities of or relating to the Company or any of its Subsidiaries, whether contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and
          (ii) relate to actions occurring or conditions existing on or prior to the Effective Time; and

              (iii) "HAZARDOUS SUBSTANCES" means any pollutant, contaminant, toxic, radioactive, corrosive or otherwise hazardous substance, material or waste, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under Environmental Laws.

                                  ARTICLE IV.
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

          Parent and the Purchaser, jointly and severally, represent and warrant to the Company, as of the date hereof and at the Closing Date, as follows:

          Section 4.01 Corporate Organization. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and the Purchaser is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, when aggregated with all other such failures, a Material Adverse Effect on the Parent ("PARENT MATERIAL ADVERSE EFFECT"). The copies of the Articles or Certificate of Incorporation and Bylaws (or similar organizational documents) of the Parent and Purchaser, which have previously been made available to Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement and as of the Closing Date.

          Section 4.02 Authority. Each of Parent and the Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and the Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by their Boards of Directors and by Parent as the sole shareholder of Purchaser and no other corporate action on the part of Parent and the Purchaser is necessary to authorize the execution and delivery by Parent and the Purchaser of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and the Purchaser, as the case may be, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and the Purchaser, as the case may be, enforceable against them in accordance with its terms.

          Section 4.03 Consents and Approvals; No Violation.

          (a) Except for (i) the consents and approvals set forth in Section 4.03(a) of the disclosure schedule of the Parent delivered to the Company concurrently herewith (the "PARENT DISCLOSURE SCHEDULE"), (ii) the filing with the SEC of the Proxy Documents, (iii) the filing of the Articles of Merger with the Secretary of State pursuant to the MBCA, and (iv) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and the Securities Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Parent and the Purchaser of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect.

          (b) Except as set forth in Section 4.03(b) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent or the Purchaser, nor the consummation by Parent or the Purchaser of the transactions contemplated hereby, nor compliance by Parent or the Purchaser with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Restated Certificate of Incorporation or Bylaws of Parent, or (ii) assuming that the consents and approvals referred to in Section 4.03(a) are obtained prior to the Closing Date, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or the Purchaser, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or the Purchaser under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

          Section 4.04 Legal Proceedings; Liabilities.

          (a) Except as set forth in the any of the forms, notices, reports, schedules or documents (including all exhibits, schedules, annexes, amendments and supplements thereto) filed by Parent, Purchaser or any of their affiliates with the SEC, or any press releases made by any of such entities (collectively, the "PARENT REPORTS AND RELEASES"), neither Parent nor Purchaser is a party to and there are not pending or, to the best of Parent's knowledge, threatened, any legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Parent or the Purchaser which, in the aggregate, would reasonably be expected to challenge the validity or propriety of the transactions contemplated.

          (b) Except as set forth in the Parent Reports and Releases, there is no injunction, order, judgment, decree or regulatory restriction imposed upon the Parent, Purchaser or their respective assets which, when aggregated with all other such injunctions, orders, judgments, decrees and restrictions, would reasonably be expected to have a Parent Material Adverse Effect.

          Section 4.05 Broker's Fees. Except as set forth in Section 4.05 of the Parent Disclosure Schedule, neither Parent nor any Subsidiary of Parent nor any of their respective officers or directors on behalf of Parent or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated hereby.

          Section 4.06 Purchaser's Operations. The Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

          Section 4.07 Available Funds. Parent currently has available cash and/or the ability to borrow funds under existing credit arrangements in the ordinary course of business that are adequate to fund Parent's payment obligations pursuant to Section 2.01 and 2.02 of this Agreement.

          Section 4.08 Parent Information. The information relating to Parent and its Subsidiaries and affiliates to be provided by Parent to be contained in the Proxy Documents, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Documents (except that no representation is made as to such portions thereof that relate only to the Company or any of its Subsidiaries) shall comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and the Securities Act and the rules and regulations thereunder, respectively.

                                   ARTICLE V.
                                    COVENANTS

          Section 5.01 Conduct of Businesses Prior to the Effective Time. Except as set forth in Section 5.01 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, unless Parent otherwise agrees in writing, the Company shall, and shall cause its Subsidiaries to (i) conduct its business in the usual, regular and ordinary course consistent with past practice (ii) maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees, and
(iii) refrain from taking, authorizing or permitting any action of the type that would be required to be disclosed pursuant to Section 3.08. Without limiting the generality of the foregoing, and except as set forth in Section 5.01 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent: (a) (i) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, option, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock or (B) any other securities in respect of, in lieu of, or in substitution for, any shares of its capital stock outstanding on the date hereof other than pursuant to the proper exercise of stock options or warrants outstanding as of the date hereof; (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of capital stock; or (iii) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to its shareholders in their capacity as such; (b) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person other than the Company or its Subsidiaries; (c) sell, transfer, mortgage, encumber, lease, license or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a direct or indirect wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, (i) pursuant to contracts or agreements in force at the date of this Agreement or (ii) pursuant to plans disclosed in writing prior to the execution of this Agreement to the Parent; (d) except for transactions in the ordinary course of business consistent with past practice, make any acquisition or investment either by purchase of stock or securities, merger or consolidation, contributions to capital, property transfers, or purchases of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary thereof; (e) amend its Articles of Incorporation, Bylaws or similar governing documents; (f) enter into, amend, accelerate, vest or modify any employee benefit plan, employment agreement or any other agreement, understanding or arrangement providing for payments by or on behalf of the Company or any of its Subsidiaries; or (g) make any commitment to, take any of the actions prohibited by, or requiring the consent of Parent under, this Section 5.01.

          Section 5.02 No Solicitation.

          (a) The Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any person or entity conducted heretofore by the Company, its Subsidiaries or any of their respective officers, directors, employees, agents or representatives (collectively, "REPRESENTATIVES") with respect to any proposed, potential or contemplated Acquisition Proposal (as defined herein).

          (b) From and after the date hereof, without the prior written consent of the Purchaser, the Company will not, and will not authorize or permit any of its Subsidiaries or Representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action reasonably designed to facilitate any inquiries or the making of any proposal which constitutes or would reasonably be expected to lead to an Acquisition Proposal.

          (c) Notwithstanding any other provision hereof, the Company may engage in discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, by or with the Company or any of its Representatives) seeks to initiate such discussions or negotiations and may furnish such third party information concerning the Company and its business, properties and assets if, and only to the extent that, (i)(A) the third party has first made a bona fide Acquisition Proposal to the Board of Directors of the Company in writing prior to the date upon which this Agreement and the Merger shall have been approved by the required vote of the shareholders of the Company, (B) the Company's Board of Directors concludes in good faith (after consultation with its financial advisor) that the transaction contemplated by such Acquisition Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the party making such Acquisition Proposal, and could, if consummated, reasonably be expected to result in a transaction more favorable to the Company's shareholders from a financial point of view than the Merger contemplated by this Agreement (any such Acquisition Proposal, a "COMPANY SUPERIOR PROPOSAL"), and (C) the Company's Board of Directors shall have concluded in good faith, after considering applicable provisions of state law, and after consultation with outside counsel, that such action is required for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law; (ii) the Company (A) shall as promptly as practicable notify Parent and the Purchaser (1) that the Company has received a bona fide Acquisition Proposal from a third party, (2) that the Company is permitted to furnish information to, or to enter into discussions or negotiations with, such third party pursuant to clause (i) of this Section 5.02(c), and (3) of the identity of the third party making such Acquisition Proposal and of all the terms and conditions of such proposal, and (B) shall keep Parent and the Purchaser reasonably informed of the status and material terms of such Acquisition Proposal; and (iii) the Company shall promptly advise the third party making such Acquisition Proposal that the Company will not participate in negotiations or discussions with or provide information to such Person, unless and until such person authorizes the Company to comply with clause (ii) of this Section 5.02(c).

          (d) Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by a director or an officer of the Company or any of its Subsidiaries, or any investment banker, attorney or other Representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.02 by the Company.

          (e) The term "ACQUISITION PROPOSAL" shall mean any proposal or offer (other than by Parent or the Purchaser) for a tender or exchange offer, merger, consolidation or other business combination involving the Company or any Subsidiary of the Company, or any proposal to acquire in any manner an equity interest which could result in such party having a direct or indirect equity interest in or acquiring all or material portion of the assets of the

Company or any Subsidiary of the Company, other than the transactions contemplated by this Agreement.

          Section 5.03 Regulatory Matters. The Company and Parent shall, and Parent shall cause the Purchaser to, take all actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall, as applicable, include, without limitation, filing the notification and report form and furnishing all other information required in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the transactions contemplated hereby. Each of the Company, Parent and the Purchaser shall, and shall cause its Subsidiaries to, use its best efforts to take all actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, the Purchaser, the Company or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

          Section 5.04 Financing. At the Effective Time, Parent and the Purchaser shall have sufficient funds available (through cash on hand and existing credit arrangements or otherwise) to pay the Merger Consideration in respect of all Shares (other than Shares held by Parent of the Purchaser or any of their Subsidiaries or affiliates) outstanding and to pay all fees and expenses related to the transactions contemplated by this Agreement.

          Section 5.05 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior approval of the other party, except as may be required by law, by any listing agreement with a national securities exchange or by any rule or regulation of the NASD (in which event, the non-disclosing party shall nevertheless have the opportunity to review and consult with the disclosing party regarding such disclosure prior to the making thereof).

          Section 5.06 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence, or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, or is of the type which would be required to be disclosed under Section 3.08, and (ii) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          Section 5.07 Access to Information. Upon prior notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Parent, and the Purchaser during the period prior to the Effective Time, access to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to the Parent and the Purchaser (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws and (ii) all other information concerning its business, properties and personnel as the Parent or the Purchaser may reasonably request.

          Section 5.08 Further Assurances. Subject to the terms and conditions of this Agreement, each of Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using all reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

          Section 5.09 Indemnification; Directors' and Officers' Insurance.

          (a) Parent agrees that all rights to indemnification (including advancement of expenses) from the Company existing under Minnesota law on the date hereof in favor of the persons who are officers or directors of the Company and its Subsidiaries on the date hereof or immediately prior to the Effective Time (the "D&O'S") with respect to actions taken in their capacity as directors and officers prior to or at the Effective Time as provided in the respective Articles of Incorporation or by-laws of the Company and its Subsidiaries in effect as of the date hereof shall survive the Merger and shall continue in full force and effect following the Effective Time. To the extent, if any, not provided by a right under one of the parties' directors and officers liability insurance policies, from and after the Effective Time, Parent shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each D&O against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or amounts paid in settlement arising out of actions or omissions occurring prior to the Effective Time, and whether asserted or claimed prior to, at or after the Effective Time, that are in whole or in part (i) based on or arising out of the fact that such person is or was a director or officer of the Company, or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss, claim, damage or liability (whether or not arising before the Effective Time), in addition to any indemnification and hold harmless hereunder, Parent shall pay the reasonable fees and expenses of counsel selected by the D&O's (including counsel selected prior to the date hereof), promptly after statements therefore are received and otherwise advance to such D&O's upon request documented expenses reasonably incurred. Nothing contained herein shall entitle any D&O to any duplicate recovery of any loss, expense, claim, damage or liability. Parent shall not be liable for any settlement incurred without its prior written consent, which consent shall not be unreasonably withheld.

          (b) For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect by or on behalf of the Surviving Corporation for the benefit of the D&O's policies of directors' and officers' liability insurance or "run-off" or "tail" coverage at least equivalent in scope and limits of coverage to the current policies maintained by the Company with respect to claims arising from facts or events which occurred prior to or at the Effective Time; provided, however, that in no event shall Manor Care, Inc., a Delaware corporation and the owner of all the issued and outstanding equity interests of Parent, Parent or the Surviving Corporation be obligated to expend, in order to maintain or procure such insurance coverage, (i) if such insurance is purchased as "run off" or "tail" coverage, an amount exceeding twelve (12) times the annual premium of the Company's directors' and officers' insurance policy in effect on the date hereof (the "CURRENT PREMIUM") or (ii) if such insurance is purchased annually, an amount annually more than two (2) times the Current Premium, but in either such case Parent or the Surviving Corporation shall be obligated to purchase a policy with the greatest coverage available for a cost not exceeding such amount.

          (c) For a period of six (6) years after the Effective Time, Parent shall cause Manor Care, Inc. to maintain in effect for the benefit of the D&O's policies of directors' and officers' liability insurance, or "run-off" or "tail" coverage, pursuant to which directors and officers of majority-owned Subsidiaries of Manor Care, Inc. are entitled to coverage (it being acknowledged that such policies currently cover the D&O's), equivalent in scope and limits of coverage to the current policies maintained by Parent with respect to claims arising from facts or events which occurred during the period prior to the Effective Time during which Parent owned a majority of the voting stock of the Company; provided, however, that in no event shall Manor Care, Inc. or Parent be obligated to expend, in order to maintain or procure such insurance coverage,
(i) if such insurance is purchased as "run off" or "tail" coverage, an amount exceeding twelve (12) times the annual premium of the Parent's directors' and officers' insurance policy in effect on the date hereof (the "CURRENT PARENT PREMIUM"), or (ii) if such insurance is purchased annually, an amount annually more than two (2) times the Current Parent Premium, but in either such case Parent shall be obligated to purchase a policy with the greatest coverage available for a cost not exceeding such amount.

          (d) The covenants contained in this Section 5.09 shall survive the Closing, shall continue without time limit and are intended to benefit the Company and each of the indemnified parties.

          (e) No provision in this Section 5.09 shall prohibit or restrict the Parent or the Purchaser from merging the Surviving Corporation with or into another entity for the purpose of changing the jurisdiction of incorporation, organization or formation thereof.

          Section 5.10 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

          Section 5.11 Actions by Company. Except as otherwise required by applicable law, any actions contemplated to be taken under this Agreement by the Board of Directors of the Company or the Company may be taken by the Company Special Committee on behalf of the Company or its Board of Directors. Notwithstanding any other provisions contained herein, (i) any amendment or modification of, or supplement to, this Agreement that is adverse to the holders of the Company Common Stock shall require the consent of the Company Special Committee and (ii) the waiver of any obligation, covenant, agreement or condition herein, or the giving of any consent or the exercise of any material right thereunder by the Company or its Board of Directors shall require the consent of the Company Special Committee

          Section 5.12 Continuation of Certain Employee Benefits. Except as otherwise required by applicable law, Parent covenants and agrees that it shall cause the Company to continue in full force and effect all employee health and welfare benefits of the Company (but not equity-based employee benefits), as the same are currently in effect, until March 31, 2001.

                                  ARTICLE VI.
                                   CONDITIONS

          Section 6.01 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

          (a) Shareholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of Company Common Stock and the Series A Preferred Stock required by applicable law and the Articles of Incorporation of the Company in order to consummate the Merger;

          (b) Statutes; Consents. No statute, rule, order, decree or regulation shall have been enacted or promulgated by any foreign or domestic Governmental Entity or authority of competent jurisdiction which prohibits the consummation of the Merger and all foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time; and

          (c) Injunctions. There shall be no order or injunction of a foreign or United States federal or state court or other Governmental Entity of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger.

          Section 6.02 Additional Conditions to Parent's and Purchaser's Obligation to Effect the Merger. In addition to the conditions set forth in
Section 6.01, Parent's and

Purchaser's obligation to effect the Merger shall also be subject to the satisfaction on the Closing Date of each of the following additional conditions:

          (a) Representations and Warranties of the Company. The representations and warranties of the Company shall be true and correct in all material respects, except for representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects.

          (b) Compliance With Covenants. The Company and each Subsidiary of the Company shall have complied with or performed all covenants to be complied with or performed by the Company or such Subsidiary pursuant to the terms of this Agreement, including without limitation, those set forth in Article V hereof.

          (c) Dissenting Common Stock. The holders of not more than five percent (5%) of the issued and outstanding shares of Company Common Stock immediately prior to the Effective Time shall have purported to exercise, or delivered notice to the Company of their intention to exercise, dissenters' rights with respect to such Shares (which purported exercise shall include notice of intent to demand payment of fair value of shares of Company Common Stock under Section 302A.473 of the MBCA).

          (d) No Outstanding Options. All Options shall have been cancelled in accordance with the provisions of Section 2.04 hereof.

          (e) No Material Adverse Effect. There shall not have occurred any change, event, development or circumstance that has had, or could reasonably be expected to have, a Company Material Adverse Effect.

          (f) Withdrawal of Recommendation. The Special Committee shall not have withdrawn or rescinded its recommendation that the shareholders vote in favor of this Agreement and the Merger.

          (g) Agreements Regarding Stock Options. The Company shall have entered into written agreements regarding stock options, in form and substance reasonably satisfactory to Parent, with each employee of the Company who currently holds options to purchase shares of Company Common Stock.

          Section 6.03 Additional Conditions to Company's Obligation to Effect the Merger. In addition to the conditions set forth in Section 6.01, the Company's obligation to effect the Merger shall also be subject to the satisfaction on the Closing Date of each of the following additional conditions:

          (a) Representations and Warranties of Parent and Purchaser. The representations and warranties of the Parent and Purchaser shall be true and correct in all material respects, except for representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects.

          (b) Compliance With Covenants. The Parent and Purchaser shall have complied with or performed all covenants to be complied with or performed by them pursuant to the terms of this Agreement, including without limitation, those set forth in Article V hereof.

          (c) Deposit of Funds. Parent shall have deposited sufficient funds with the Paying Agent to permit the exchange of all eligible Certificates for Merger Consideration pursuant to Section 2.02 hereof.

          (d) No Withdrawal of Opinion of Financial Advisor. Houlihan, Lokey, Howard & Zukin, financial advisor to the Company Special Committee, shall not have withdrawn their opinion referred to in Section 3.12 prior to the Closing Date.

                                  ARTICLE VII.
                                   TERMINATION

          Section 7.01 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval thereof:

          (a) by the mutual consent of the Parent Board and the Company Special Committee;

          (b) by either of the Company Special Committee or the Parent: (i) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their respective reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement shall have used all reasonable efforts to challenge such order, decree or ruling; or (ii) if the Effective Time shall not have occurred by January 31, 2001, unless the Effective Time shall not have occurred because of a material breach of this Agreement by the party seeking to terminate this Agreement;

          (c) by the Parent Board if any of the conditions specified in Sections
6.01 or 6.02 shall not have been satisfied on or prior to the earlier to occur of (i) the Closing Date, or (ii) November 30, 2000; or

          (d) by the Company (but only after the Company has made such payments as are provided for in Section 7.02 and only prior to the approval of this Agreement and the Merger by the Company's shareholders), if (i) the Board of Directors of the Company shall conclude in good faith, after considering applicable state law and consulting with outside legal counsel, that failure to enter into a definitive agreement with respect to a Company Superior Proposal would result in the non-compliance by the Board of Directors of the Company with its fiduciary duties to the shareholders of the Company under applicable law,
(ii) simultaneously with such termination, the Company shall enter into a definitive and binding acquisition or similar agreement with respect to such Company Superior Proposal and (iii) the Company shall have notified Parent and the Purchaser in writing at least five (5) business days prior to the earlier of such determination by the Board of Directors of the Company and the entering into such definitive and binding agreement; provided, however, that such termination under this Section 7.01(d) shall not be effective until the Company shall have made payment of such amounts as are provided for in Section 7.02).

          Section 7.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made in accordance with the terms thereof, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of the Parent or the Company; provided, however, that nothing in this Section 7.02 shall relieve any party of liability for fraud or for breach of this Agreement (other than a breach of this Agreement arising solely out of the inaccuracy of a representation or warranty of the Company that was accurate when made on the date hereof and which inaccuracy was not caused by any willful and intentional actions or omissions by the Company); provided, further, that in the event that the Company terminates this Agreement pursuant to Section 7.01(d), then, simultaneously with, and as condition precedent to, such termination, the Company shall pay to Parent, by wire transfer of immediately available funds, cash in an amount equal to the sum of (a) all reasonable out of pocket costs and expenses (including, without limitation, all fees, expenses and disbursements of counsel, accountants, investment bankers, experts and other consultants and advisors to Parent and/or the Purchaser) incurred by or on behalf of Parent and/or the Purchaser in connection with or related to this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, plus (b) $70,000 (which amount the parties agree are reasonable liquidated damages and not a penalty).

                                 ARTICLE VIII.
                                 MISCELLANEOUS

          Section 8.01 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto (which, in the case of the Company, shall require approval of its Board of Directors upon the recommendation of the Company Special Committee), at any time prior to the Closing Date with respect to any of the terms contained herein, provided that after approval of the Agreement by the shareholders of the Company, the amount of the Merger Consideration shall not be decreased and the form of the Merger Consideration shall not be altered without the approval of the shareholders of the Company.

          Section 8.02 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule or in any other schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

          Section 8.03 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or the Purchaser, to:

               c/o Manor Care, Inc.
               333 North Summit Street
               P.O.  Box 10086
               Toledo, Ohio  43699
               Attention:  Paul A.  Ormond and R.  Jeffrey Bixler
               Telephone No.: (419) 252-5500
               Telecopy No.: (419) 252-5599

               with a copy to:

               Latham & Watkins
               Sears Tower, Suite 5800
               Chicago, Illinois  60606
               Attention:  Michael D.  Levin
               Telephone No.: (312) 876-7700
               Telecopy No.: (312) 993-9767

          (b)  if to the Company, to:

               In Home Health, Inc.
               601 Carlson Parkway, Suite 500
               Minnetonka, Minnesota  55305
               Attention:  Chairman
               Telephone No.: (612) 449-7500
               Telecopy No.: (612)-449-7599

               with a copy to:

               Leonard, Street and Deinard
               150 South Fifth Street, Suite 2300
               Minneapolis, Minnesota 55402
               Attention:  Morris M. Sherman
               Telephone No.: (612) 335-1561
               Telecopy No.: (612) 335-1657

               with a copy to:

               Lindquist & Vennum P.L.L.P.

               4200 IDS Center
               Minneapolis, Minnesota 55402
               Attention:  Richard D. McNeil
               Telephone No.: (612) 371-3211
               Telecopy No.: (612) 371-3207

          Section 8.04 Entire Agreement; Third Party Beneficiaries. This Agreement (including the Company Disclosure Schedule, the Parent Disclosure Schedule and each other schedule, instrument and other document delivered pursuant hereto) and that certain confidentiality agreement, dated as of July 10, 2000 between the Company and the Parent (including the documents and the instruments referred to herein and therein): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 1.02, Section 2.04 and Section 5.09, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          Section 8.05 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          Section 8.06 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

          Section 8.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          Section 8.08 Headings; Construction. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. "Include," "includes," and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.

          Section 8.09 Waiver. Any party hereto may waive any condition to its obligations hereunder, or any breach, default or misrepresentation of any other party hereunder (which, in the case of a waiver by the Company, shall require the approval of its Board of Directors upon the recommendation of the Company Special Committee); provided, however, that no waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          Section 8.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.





                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                 MANORCARE HEALTH SERVICES, INC.


                                 By:  /s/ Paul A. Ormond
                                      ------------------------------------------
                                      Name:  Paul A. Ormond
                                      Title: Chairman, President and Chief
                                             Executive Officer

                                 IHHI ACQUISITION CORP.


                                 By:  /s/ Paul A. Ormond
                                      ------------------------------------------
                                      Name:  Paul A. Ormond
                                      Title: Chairman, Chief Executive Officer
                                             and President


                                 IN HOME HEALTH, INC.


                                 By:  /s/ C. Michael Ford
                                      ------------------------------------------
                                      Name:  C. Michael Ford
                                      Title: Chairman, and Interim President and
                                             Chief Executive Officer

                                                                         ANNEX B


     HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC. FAIRNESS OPINION

September 12, 2000

Special Committee of the
     Board of Directors
In Home Health, Inc.
Carlson Center, Suite 600
601 Carlson Parkway
Minnetonka, MN 55305-5214


Attention: C. Michael Ford

We understand that Manor Care Health Services, Inc. ("Manor Care") currently owns 3,396,735 common shares of In Home Health, Inc. (the "Company"), which represent 61.3% of the Company's 5,540,224 common shares outstanding as of September 12, 2000. In addition, Manor Care owns 100% of the Company's preferred shares outstanding, which together with Manor Care's investment in the Company's common shares comprises approximately 75.8% of the Company's shareholder votes. Manor Care has proposed to the Company that it shall acquire the remaining 2,143,489 common shares which are currently being held by shareholders other than Manor Care ("Public Stockholders") at a price of $3.70 per share in a cash merger. Such transaction and all related transactions are referred to collectively herein as the "Transaction." The Company has formed an independent special committee of the Company's Board of Directors (the "Committee") to consider certain matters relating to the Transaction.

You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     1. reviewed copies of the Merger Agreement and draft copies of the Proxy Statement;

     2. met with certain members of the senior management of In Home Health, Inc. to discuss the operations, financial condition, future prospects and projected operations and performance of In Home Health, Inc., and counsel to discuss certain matters;

     3. visited, on several occasions, In Home Health, Inc.'s headquarters in Minnetonka, Minnesota;

     4. reviewed forecasts and projections prepared by In Home Health, Inc.'s management with respect to In Home Health, Inc. for the years ended September, 2000 through 2003, which Houlihan Lokey received in final form on September 12, 2000;

     5. reviewed the historical market prices and trading volume for In Home Health, Inc.'s publicly traded securities;

     6. researched and analyzed the current environment and various trends within the healthcare industry in general, and the home health care industry, specifically. As a part of the research, Houlihan Lokey had discussions with various industry sources regarding the current reimbursement environment, as well as proposed reimbursement changes and their impact on home health care providers;

     7.   reviewed Simione Central Consulting, Inc.'s report;

     8. reviewed certain other publicly available financial data for certain companies that we deem comparable to In Home Health, Inc., and publicly available prices and premiums paid in other healthcare transactions that we considered appropriate;

     9. reviewed drafts of certain documents to be delivered at the closing of the Transaction; and

     10. conducted such other studies, analyses and inquiries as we have deemed appropriate.


We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us in final form on September 12, 2000 have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

The Company, like other companies and any business entities analyzed by Houlihan Lokey or which are otherwise involved in any manner in connection with this Opinion, could be materially affected by complications that may occur, or may be anticipated to occur, in computer-related applications as a result of the year change from 1999 to 2000 (the "Y2K Issue"). In accordance with long-standing practice and procedure, Houlihan Lokey's services are not designed to detect the likelihood and extent of the effect of the Y2K Issue, directly or indirectly, on the financial condition and/or operations of a business. Further, Houlihan Lokey has no responsibility with regard to the Company's efforts to make its systems, or any other systems (including its vendors and service providers), Year 2000 compliant on a timely basis. Accordingly, Houlihan Lokey shall not be responsible for any effect of the Y2K Issue on the matters set forth in this Opinion.

Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the Public Stockholders of the Company in connection with the Transaction is fair to them from a financial point of view.


/s/ HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.
HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                                                                         ANNEX C


               SECTIONS OF THE MINNESOTA BUSINESS CORPORATION ACT
                         RELATING TO DISSENTERS' RIGHTS


302A.471.         Rights of dissenting shareholders.

         Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

                  (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

                      (1) alters or abolishes a preferential right of the shares;

                      (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

                      (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

                      (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

                  (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

                  (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3;

                  (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, except as provided in subdivision 3; or

                  (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

    Subdivision 2.    Beneficial owners.

                  (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

                  (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder

    Subdivision 3.       Rights not to apply.

                  (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger, with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring corporation in a plan of exchange with respect to shares of the shareholders that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

                  (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

         Subdivision 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473.         Procedures for asserting dissenters' rights.

         Subdivision 1.  Definitions.

                  (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

                  (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

                  (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

                  (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

         Subdivision 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

         Subdivision 3. Notice of dissent. If the proposed action must be approved by the shareholders, a shareholder who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

         Subdivision 4.  Notice of procedure; deposit of shares.

                  (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

                         (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

                         (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

                         (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

                         (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

                  (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

         Subdivision 5.    Payment; return of shares.

                  (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

                      (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

                      (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

                      (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

                  (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

                  (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

         Subdivision 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

         Subdivision 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

         Subdivision 8.  Costs; fees; expenses.

                  (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

                  (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

                  (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                                                         ANNEX D

       DIRECTORS AND EXECUTIVE OFFICERS OF MANOR CARE, INC., MANOR CARE OF AMERICA, INC., MANORCARE HEALTH SERVICES, INC. AND IHHI ACQUISITION CORP.

         Set forth below are the name and business address of each director and executive officer of Manor Care, Inc., Manor Care of America, Inc., ManorCare Health Services, Inc. and IHHI Acquisition Corp., respectively, the present principal occupation or employment of each such person and the name, principal business and address of the corporation or other organization in which such occupation or employment of each such person is conducted. Also set forth below are the material occupations, positions, offices and employment of each such person and the name, principal business and address of any corporation or other organization in which any material occupation, position, office or employment of each such person was held during the last five years. Except as otherwise indicated, each person listed below is a citizen of the United States and each person's business address is 333 North Summit Street, Toledo, Ohio 43604, telephone number (419) 252-5500.

1.       DIRECTORS AND EXECUTIVE OFFICERS OF MANOR CARE, INC.




DIRECTORS

NAME                                           PRINCIPAL OCCUPATIONS
----                                           ---------------------
John T. Schwieters                             Mr. Schwieters has served as Vice Chairman of Perseus, LLC, a
Perseus, LLC                                   merchant banking firm, located at 16271 I Street, Suite 610,
16271 I Street, Suite 610                      Washington, D.C., 20006, since March 2000.  From 1989 to March 2000,
Washington, DC 20006                           Mr. Schwieters was Managing partner of Arthur Andersen's Mid Atlantic
                                               Market Circle.

Stewart Bainum, Jr.                            Mr. Bainum has been a director and Chairman of the Board since
Manor Care, Inc.                               September 1998.  From March 1987 to September 1998, Mr. Bainum was
7361 Calhoun Place, Suite 300                  Chairman of the Board and Chief Executive Officer of Manor Care of
Rockville, MD 20855                            America, Inc. and was President of Manor Care of America, Inc. from
                                               June 1989 to September 1998.

Joseph H. Lemieux                              Mr. Lemieux has served as Chairman and Chief Executive Officer of
Owens-Illinois, Inc.                           Owens-Illinois, Inc., a manufacturer of glass containers and plastics
One SeaGate, 27th Floor                        packaging, located at One SeaGate, Toledo, Ohio 43666, since
Toledo, Ohio 43666                             September 1990.  Mr. Lemieux has been a member of the Owens-Illinois
                                               Board of Directors since July 1984 and Chairman of that Board since September 1991.

William H. Longfield                           Mr. Longfield has served as Chairman and Chief Executive Officer of
President, CEO and Director                    C.R. Bard, Inc., a multinational developer, manufacturer and marketer
C.R. BARD, Inc.                                of health care products, located at 730 Central Avenue, Murray Hill,
730 Central Avenue                             NJ, 07974, since September 1995 and was President and Chief Executive
Murray Hill, NJ 07974                          Officer of C.R. Bard, Inc. from June 1994 to September 1995.

Frederic V. Malek                              Mr. Malek has served as Chairman of Thayer Capital Partners, a
Thayer Capital Partners                        private equity investment firm, located at 1455 Pennsylvania Avenue,
1455 Pennsylvania Avenue, N.W., #350           N.W., Washington, D.C. 20004, since January 1993.
Washington, D.C. 20004

Paul A. Ormond                                 Mr. Ormond has been President and Chief Executive Officer of Manor
Manor Care, Inc.                               Care, Inc. since August 1991.  Mr. Ormond was Chairman of the Board
One SeaGate, 23rd Floor                        from August 1991 until September 1998.

Toledo, Ohio 43604-2616

Robert G. Siefers                           Mr. Siefers has been Vice Chairman and Chief Financial Officer of
National City Corporation                   National City Corporation, a diversified financial services company,
1900 East Ninth Street, 35th Floor          located at 1900 East Ninth Street, Cleveland, Ohio 44114, since
Cleveland, Ohio 44114-3484                  October 1997.  Mr. Siefers served as Vice President and Chief
                                            Financial Officer of National City Corporation from February
                                            1991 until October 1997.

M. Keith Weikel                             Mr. Weikel has served as Senior Executive Vice President and Chief
Manor Care, Inc.                            Operating Officer of Manor Care, Inc. since August 1991.
One SeaGate, 23rd Floor
Toledo, Ohio 43604-2616

Gail R. Wilensky                            Ms. Wilensky has been a Senior Fellow at Project HOPE, a
Project Hope                                not-for-profit international health education foundation, located at
7500 Old Georgetown Road, Suite 600         7500 Old Georgetown Road, Bethesda, MD 20814, since January 1993.
Bethesda, MD 20814

Thomas L. Young                             Mr. Young has served as Executive Vice President-Administration and
Owens-Illinois, Inc.                        General Counsel of Owens-Illinois, Inc. manufacturer of glass
One SeaGate, 27th Floor                     containers and plastics packaging, located at One SeaGate, Toledo,
Toledo, OH 43604                            OH  43604, since April 1992.  Mr. Young is also a director of
                                            Owens-Illinois, Inc.
EXECUTIVE OFFICERS

NAME                                        TITLE AND PRINCIPAL OCCUPATIONS
----                                        -------------------------------
Paul A. Ormond                              President and Chief Executive Officer.  See above.

M. Keith Weikel                             Senior Executive Vice President and Chief Operating Officer.  See
                                            above.

Geoffrey G. Meyers                          Mr. Meyers has served as Executive Vice President and Chief Financial
                                            Officer of Manor Care, Inc. since August 1991 and Treasurer of Manor
                                            Care, Inc. from August 1991 to August 1998.

R. Jeffrey Bixler                           Mr. Bixler has served as Vice President and General Counsel of Manor
                                            Care, Inc. since November 1991 and Secretary of Manor Care, Inc. since
                                            December 1991.

Nancy A. Edwards                            Ms. Edwards has served as Vice President and General Manager of
                                            Central Division of Manor Care, Inc. since December 1993.

Jeffrey A. Grillo                           Mr. Grillo has served as Vice President and General Manager of
                                            Mid-Atlantic Division of Manor Care, Inc. since February 1999,
                                            Regional Director of Operations in Mid-Atlantic District of ManorCare
                                            Health Services, Inc. from 1996 to January 1999, and Regional Director of Operations in Southeast District of ManorCare Health Services, Inc.
                                            from 1994 to 1996.

Larry C. Lester                             Mr. Lester has served as Vice President and General Manager of Midwest
                                            Division of Manor Care, Inc. since January 2000, Regional Director of
                                            Operations in Midwest Region of Health Care and

                                            Retirement Corporation of America from January 1998 to December 1999, and Vice President of Oakwood Healthcare System from January 1993 to December 1997.

Spencer C. Moler                            Mr. Moler has served as Vice President and Controller of Manor Care,
                                            Inc. since August 1991.

O. William Morrison                         Mr. Morrison has served as Vice President and General Manager of
                                            Eastern Division of Manor Care, Inc. since March 1999, Assistant Vice
                                            President and General Manager of Texas of Manor Care, Inc. from
                                            October 1998 to February 1999, and Regional Manager in the Central
                                            Division of Health Care and Retirement Corporation of America from
                                            September 1995 to September 1998.

Richard W. Parades                          Mr. Parades has served as Vice President and General Manager of
                                            Mid-States Division of Manor Care, Inc. since January 1999, District
                                            Vice President and General Manager of Mid-States of ManorCare Health
                                            Services, Inc. from February 1997 to December 1998, and Regional
                                            Director of Operations in Mid-States District of ManorCare Health
                                            Services, Inc. from 1994 to January 1997.

F. Joseph Schmitt                           Mr. Schmitt has served as Vice President and General Manager of
                                            Southern Division of Manor Care, Inc. since December 1993.



2.       DIRECTORS AND EXECUTIVE OFFICERS OF MANOR CARE OF AMERICA, INC.




DIRECTORS

NAME                                        PRINCIPAL OCCUPATIONS
----                                        ---------------------
Paul A. Ormond                              See above.

M. Keith Weikel                             See above.

Geoffrey G. Meyers                          See above.


EXECUTIVE OFFICERS

The Executive Officers of Manor Care of America, Inc. are identical to the Executive Officers of Manor Care, Inc. above with the exception of Larry C. Lester who is not an Executive Officer of Manor Care of America, Inc.


3.       DIRECTORS AND EXECUTIVE OFFICERS OF MANORCARE HEALTH SERVICES, INC.




DIRECTORS

NAME                                        PRINCIPAL OCCUPATIONS
----                                        ---------------------
Paul A. Ormond                              See above.

M. Keith Weikel                             See above.

Geoffrey G. Meyers                          See above.

EXECUTIVE OFFICERS

The Executive Officers of ManorCare Health Services, Inc. are identical to the Executive Officers of Manor Care, Inc. above with the exception of Larry C. Lester who is not an Executive Officer of ManorCare Health Services, Inc.


4.       DIRECTORS AND EXECUTIVE OFFICERS OF IHHI ACQUISITION CORP.




DIRECTORS

NAME                                        PRINCIPAL OCCUPATIONS
----                                        ---------------------
M. Keith Weikel                             See above.

Geoffrey G. Meyers                          See above.

Steven M. Cavanaugh                         Mr. Cavanaugh has served as Vice President of Manor Care, Inc. since
                                            February 2000 and Assistant Vice President of Health Care and
                                            Retirement Corporation of America from 1999 to 2000, and Manager of
                                            Corporate Development of Health Care and Retirement Corporation from
                                            1994 to 1998.

EXECUTIVE OFFICERS

NAME                                        TITLE AND PRINCIPAL OCCUPATIONS
----                                        -------------------------------
Paul A. Ormond                              Chairman, Chief Executive Officer and President.  See above.

M. Keith Weikel                             Senior Executive Vice President.  See above.

Geoffrey G. Meyers                          Executive Vice President, Chief Financial Officer and Assistant
                                            Secretary.  See above.

R. Jeffrey Bixler                           Vice President, General Counsel and Secretary.  See above.

                                                                         ANNEX E

                     SIMIONE CENTRAL CONSULTING, INC. REPORT

September 1, 2000



Mr. Michael Ford
Interim President
In Home Health, Inc.
Carlson Center, Suite 500
601 Lakeshore
Minnetonka, MN  55343


Dear Mr. Ford:


We have examined the underlining assumptions and methodologies used for the accompanying revenue and expense projections prepared by management dated August 21, 2000, for the fiscal years ending September 30, 2001, 2002 and 2003 of In Home Health, Inc. (IHHI). Our approach for this consulting engagement included on-site review of the assumptions and methodologies for the projections and discussions with key management staff. Our examination, except as explained in the following section entitled "Unquantifiable Exceptions to the Projections" included such procedures as we considered necessary to evaluate the assumptions and methodologies used by management and the preparation and presentation of the projections.

                     QUANTIFIABLE EXCEPTIONS TO PROJECTIONS

The following is a restatement of the "income from operations" based on exceptions to the projections that we considered quantifiable:




                                                                         Year Ending September 30
                                                                         ------------------------
                                                               2000        2001         2002         2003
                                                               ----        ----         ----         ----
IHHI - Projected Income from Operations
     (August 21, 2000)                                          $3,153       $8,333      $11,031     $11,582

(1) Rebased FY 2000 Revenue
        Extended Care                                            (115)         (92)         (98)       (103)
        Infusion                                                    95           95          100         105
        Hospice                                                (1,193)      (1,394)      (2,304)     (2,420)
        Visit                                                    1,121            -            -           -

(2)  Rebase of Year 2000 Expenses                                (328)      (1,178)        (545)       (668)

(3)  Recalculation of Medicare Episodic
          Revenue for Final Regulations                                     (1,317)      (1,390)     (2,693)

(4)  Elimination of Wickenburg Office
           Income from Operations                                             (901)      (1,091)     (1,294)
                                                            ----------        -----      -------     -------

IHHI Restated Projected Income from Operations                  $2,733       $3,546       $5,703      $4,509
                                                                ======       ======       ======      ======

         (1)(2) Certain revenues and expenses were projected using the base fiscal year projections for year ending September 30, 2000. These base year projections were subsequently revised, based on up to date information, which resulted in changes to projected revenues and expenses for years ending 2001, 2002 and 2003.

         (3) Health Care Finance Administration (HCFA) published final regulations for a Prospective Payment System (PPS) for home health agencies July 3, 2000. IHHI subsequently revised Medicare revenue for changes in case mix classifications and revenue weights due to the change in the final regulations.

         (4) A decision to close the Wickenburg, Arizona office was made after the projections were prepared. These amounts represent the removal of revenues and expenses related to Wickenburg for years ending 2001, 2002 and 2003.

                    UNQUANTIFIABLE EXCEPTIONS TO PROJECTIONS

The following are exceptions to the projections that we could not quantify due to the limited scope of our engagement:


(1) Number of Medicare Episodes - The new Medicare Prospective Payment System that becomes effective October 1, 2000 reimburses home health agencies based on a patient's 60 day episode of care. We were not able to ascertain whether the number of episodes projected for Medicare patients used in determining projected Medicare revenue were correct.

(2) Medicare Revenue Adjustments - The Medicare revenue does not reflect adjustments for certain intervening events that could occur during a patient's episode of care that could increase or decrease the amount of reimbursement for that episode. The events that were not quantified were for a Significant Change In Condition (SCIC), transfer of patient (Partial Episode Payment {PEP}) or high cost outliers.

(3) Factors for Census Shortfall and Reduced Expectations - IHHI projections reflect a $2.8 million reduction in Medicare revenue for an anticipated temporary reduction in census for the year ending 2001 and a decrease of $1.6 million per year due to reduced expectations for years ending 2001, 2002 and 2003. We could not evaluate the bases for which these amounts were calculated.

(4) Legislation and Regulations - Legislation and regulations at all levels of government have affected and may continue to affect revenues and expenses of home health agencies. As previously stated, the financial projection is based on legislation and regulations that become effective October 1, 2000. If future legislation or regulations related to home health agencies' operations are enacted, such legislation or regulations could have a material effect on future operations.

Because, as described in the preceding paragraph, we are unable to evaluate management's assumptions regarding the number of Medicare episodes; Medicare revenue adjustments and factors used for census shortfall and reduced expectation and other assumptions that depend thereon, we express no opinion with respect to the assumptions underlying the accompanying projections. We have no responsibility to update this report for events and circumstances occurring after the date of this report.


/s/ SIMIONE CENTRAL CONSULTING, INC.
SIMIONE CENTRAL CONSULTING, INC.

        PRELIMINARY COPY SUBJECT TO COMPLETION, DATED OCTOBER 30, 2000


                                      PROXY


                              IN HOME HEALTH, INC.
                         601 Carlson Parkway, Suite 500
                           Minnetonka, Minnesota 55305


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                             OF IN HOME HEALTH, INC.



                  The undersigned shareholder of IN HOME HEALTH, INC., a Minnesota corporation, hereby appoints M. Keith Weikel, Geoffrey G. Meyers, Eugene Terry and C. Michael Ford, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent, and to vote as designated on the reverse side, all the shares of common stock of In Home Health, Inc. held of record by the undersigned on November 24, 2000 at the special meeting of shareholders of In Home Health, Inc., to be held at Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, Minnesota, on Thursday, December 28, 2000 at 9:00 a.m., Central Time, and at all adjournments or postponements thereof upon the following matters, as set forth in the notice of special meeting of shareholders and proxy statement, each dated November [ ], 2000, copies of which have been received by the undersigned, hereby revoking any proxy heretofore given.


                  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE AGREEMENT AND PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY.

             (CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE)

                     Please mark your votes as indicated in
                                  this example:
                                       [X]


The board of directors of In Home Health, Inc. recommends a vote FOR the Agreement and Plan of Merger.


1. Proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 13, 2000, by and among ManorCare Health Services, Inc., IHHI Acquisition Corp. and In Home Health, Inc., as heretofore and hereafter amended, and the transactions contemplated thereby:


            FOR                  AGAINST                   ABSTAIN
            [ ]                    [ ]                       [ ]


                              Please sign exactly as your name appears on this proxy. If the shares represented by this proxy are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shareholder is a corporation, please sign in full corporate name by president or other authorized officer. If shareholder is a partnership, please sign in partnership name by authorized person.


         Signature:                                    Date:
                    ---------------------------------        -------------------


         Signature:                                    Date:
                    ---------------------------------        -------------------



                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
              PROMPTLY USING THE ENCLOSED POSTAGE PREPAID ENVELOPE